Exhibit 2.1

Execution Copy

BUSINESS COMBINATION AGREEMENT

by and among

BREEZE HOLDINGS ACQUISITION CORP.,

D-ORBIT S.P.A.,

D-ORBIT S.A.,

LIFT-OFF MERGER SUB, INC.

and

SERAPHIM SPACE (MANAGER) LLP

Dated as of January 26, 2022

- i -

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		30
4.1	Organization and Qualification; Subsidiaries	30
4.2	Organizational Documents	31
4.3	Capitalization	31
4.4	Authority Relative to this Agreement	32
4.5	No Conflict; Required Filings and Consents	32
4.6	Permits; Compliance	33
4.7	Financial Statements	33
4.8	Absence of Certain Changes or Events	34
4.9	Absence of Litigation	34
4.10	Employee Benefit Plans	35
4.11	Labor and Employment Matters	36
4.12	Real Property; Title to Assets	37
4.13	Intellectual Property	39
4.14	Taxes	41
4.15	Environmental Matters	43
4.16	Material Contracts	43
4.17	Insurance	45
4.18	Board Approval; Vote Required	45
4.19	Certain Business Practices	45
4.20	Interested Party Transactions	46
4.21	Exchange Act; Proxy Statement/Prospectus and Registration Statement	46
4.22	Brokers	47
4.23	Sanctions, Import Control, and Export Control Laws	47
4.24	Government Contracts	47
4.25	Exchange Agreement	48
4.26	Exclusivity of Representations and Warranties	48

- ii -

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SPAC		48
5.1	Corporate Organization	48
5.2	Certificate of Incorporation and By-laws	49
5.3	Capitalization	49
5.4	Authority Relative to this Agreement	49
5.5	No Conflict; Required Filings and Consents	50
5.6	Compliance	50
5.7	SEC Filings; Financial Statements; Sarbanes-Oxley	50
5.8	Absence of Certain Changes or Events	52
5.9	Absence of Litigation	52
5.10	Board Approval; Vote Required	52
5.11	Brokers	53
5.12	SPAC Trust Fund	53
5.13	Employees	54
5.14	Taxes.	54
5.15	Listing	56
5.16	Prior Business Operation	56
5.17	SPAC Material Contracts	56
5.18	Investment Company Act	56
5.19	Proxy Statement/Prospectus and Registration Statement	56
5.20	SPAC’s Investigation and Reliance	56

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB		57
6.1	Corporate Organization	57
6.2	Certificate of Incorporation and By-laws	57
6.3	Capitalization	57
6.4	Authority Relative to this Agreement	58
6.5	No Conflict; Required Filings and Consents.	58
6.6	Compliance	59
6.7	Board Approval; Vote Required	59
6.8	No Prior Operations of Holdco or Merger Sub; Post-Closing Operations	60
6.9	Brokers	60
6.10	Proxy Statement/Prospectus and Registration Statement	60
6.11	Tax Matters	60

- iii -

ARTICLE VII CONDUCT OF BUSINESS PENDING THE MERGER		60
7.1	Conduct of Business by the Company, Holdco and Merger Sub Pending the Merger	60
7.2	Conduct of Business by SPAC Pending the Merger	64
7.3	Claims Against Trust Account	66
7.4	SPAC Public Filings	66

ARTICLE VIII ADDITIONAL AGREEMENTS		67
8.1	Proxy Statement; Registration Statement	67
8.2	SPAC Stockholders’ Meeting	68
8.3	Company Actions.	71
8.4	Access to Information; Confidentiality	71
8.5	Incentive Plans	72
8.6	Directors’ and Officers’ Indemnification	72
8.7	Notification of Certain Matters	74
8.8	Further Action; Reasonable Best Efforts.	74
8.9	Public Announcements	74
8.10	Tax Matters	75
8.11	Stock Exchange Listing	76
8.12	Delisting and Deregistration	76
8.13	PCAOB Financials	76
8.14	Transaction Litigation	76
8.15	PIPE Investments; PIPE Agreements; Cooperation	77
8.16	Exclusivity	78
8.17	Trust Account	79
8.18	Termination of Existing Registration Rights Agreement	79
8.19	Termination of Company Shareholders’ Agreement	79
8.20	EU Securities Regulation	79
8.21	Section 16	79

- iv -

ARTICLE IX CONDITIONS TO THE TRANSACTIONS		80
9.1	Conditions to the Obligations of Each Party	80
9.2	Conditions to the Obligations of SPAC	81
9.3	Conditions to the Obligations of the Company	82

ARTICLE X TERMINATION, AMENDMENT AND WAIVER		83
10.1	Termination	83
10.2	Notice of Termination; Effect of Termination	84
10.3	Expenses	85
10.4	Amendment	85
10.5	Waiver	85

ARTICLE XI GENERAL PROVISIONS		85
11.1	Notices	85
11.2	Nonsurvival of Representations, Warranties and Covenants	87
11.3	Severability	87
11.4	Entire Agreement; Assignment	87
11.5	Parties in Interest	87
11.6	Governing Law	87
11.7	Dispute Resolution	87
11.8	Headings	88
11.9	Counterparts	88
11.10	Specific Performance	88

- v -

EXHIBITS

EXHIBIT A-1	Existing Company Shareholders Contribution and Exchange Agreement

EXHIBIT A-2	Converted Company Shareholders Contribution and Exchange Agreement

EXHIBIT B-1	Company & SPAC Shareholders Registration Rights Agreement and Lock-Up Agreement

EXHIBIT B-2	Investor Registration Rights Agreement

EXHIBIT C	A&R SPAC Organizational Documents

EXHIBIT D	A&R Holdco Organizational Documents

EXHIBIT E	A&R Company Organizational Documents

EXHIBIT F	SPAC Warrant Amendment

- vi -

This BUSINESS COMBINATION AGREEMENT is made and entered into as of January 26, 2022 (this “Agreement”), by and among Breeze Holdings Acquisition Corp., a Delaware corporation (“SPAC”), D-Orbit S.p.A, an Italian Società per azioni (the “Company”), D-Orbit S.A., a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9, rue de Bitbourg, L1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 261356 (“Holdco”), Lift-Off Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Seraphim Space (Manager) LLP, a UK limited liability partnership (“Seraphim”). Breeze Sponsor, LLC (the “Sponsor”) is a party to this Agreement solely for purposes of Section 10.2(e) and Section 11.10.

Each of SPAC, the Company, Holdco, Merger Sub and Seraphim shall individually be referred to herein as a “Party” and, collectively, the “Parties”.

WHEREAS, SPAC is a special purpose acquisition company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of Holdco and Merger Sub is an entity newly formed for the purposes of the transactions proposed herein;

WHEREAS, Holdco was formed by Seraphim, an affiliate of an existing shareholder of the Company through the issuance of three million five hundred forty seven thousand six hundred forty (3,547,640) Holdco Shares with a par value of one cent (USD 0.01) each (the “Initial Holdco Shares”) to Seraphim, and Merger Sub is a direct wholly-owned subsidiary of Holdco;

WHEREAS, the Company, pursuant to the Convertible Bond Subscription Agreements entered into with the Convertible Bond Holders, has issued the Convertible Bonds to the Convertible Bond Holders and such Convertible Bonds will automatically convert into Company Shares in connection with the completion of the Transactions resulting in such Convertible Bond Holders becoming shareholders of the Company (the “Converted Company Shareholders” and such automatic conversion, the “Convertible Bond Conversion”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and those certain Contribution and Exchange Agreements, to be entered into prior to the consummation of the Exchange, by and among Holdco, the Company, and each of the Existing Company Shareholders substantially in the form attached hereto as Exhibit A-1, and Holdco, the Company, and each of the Converted Company Shareholders substantially in the form attached hereto as Exhibit A-2 (collectively, the “Exchange Agreement”), and in accordance with the 1915 Law and the DGCL, SPAC, Holdco, Merger Sub and the Company will enter into a business combination transaction pursuant to which, among other things, on the Closing Date: (a) pursuant to the Exchange Agreement to be entered into by each of the Company Shareholders and Holdco, each such Company Shareholder (including each such Converted Company Shareholder), will contribute such Company Shareholder’s respective Company Shares to Holdco in exchange for Holdco Shares with such exchange to be effective immediately prior to the Merger Effective Time (such contributions and exchanges of Company Shares, collectively, the “Exchange” and such effective time of the Exchange, the “Exchange Effective Time”), (b) as a result of the Exchange, the Company will become a wholly-owned subsidiary of Holdco; and (c) immediately following the Exchange Effective Time, Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Merger”) effective at the Merger Effective Time and, in the context of such Merger, all shares of SPAC Common Stock (other than Excluded Shares) outstanding immediately prior to the Merger Effective Time shall be converted into Holdco Shares, as set forth in this Agreement.

WHEREAS, in connection with the Exchange and the Merger, the Parties desire for Holdco to register with the SEC to become a publicly traded company;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and (b) approved this Agreement, the Merger, and the other Transactions;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Merger and the other Transactions are advisable, fair to, and in the best interests of, SPAC and its stockholders (the “SPAC Stockholders”), (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Merger, and the other Transactions by the SPAC Stockholders;

WHEREAS, the Board of Directors of Holdco (the “Holdco Board”) has determined that the Transactions are in the best interests of Holdco and has approved this Agreement, the other Transaction Documents, and the Transactions;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Merger Sub and Holdco (as the sole stockholder of Merger Sub), (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement and the Merger by Holdco (as the sole stockholder of Merger Sub);

WHEREAS, SPAC, the Sponsor, certain holders of SPAC Common Stock and SPAC Warrants (the “SPAC Anchor Investors”), Holdco and the Company, concurrently with the execution and delivery of this Agreement, are entering into that certain SPAC Transaction Support Agreement, dated as of the date hereof (the “SPAC Stockholder Support Agreement”), pursuant to which the Sponsor, SPAC and the SPAC Anchor Investors have agreed to take certain actions to support the Transactions;

WHEREAS, the Company, Holdco, the Key Company Shareholders and SPAC, concurrently with the execution and delivery of this Agreement, are entering into the Company Stockholder Support Agreement, dated as of the date hereof (the “Company Stockholder Support Agreement”), providing that, among other things, the Key Company Shareholders will contribute their Company Shares to Holdco in the Exchange pursuant to the Exchange Agreement;

WHEREAS, in connection with the Closing, SPAC, Holdco and (i) certain Existing Company Shareholders and certain SPAC Stockholders shall enter into a Registration Rights Agreement (the “Company & SPAC Shareholders Registration Rights Agreement and Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B-1; (ii) the Converted Company Shareholders shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit B-2 along with the Debenture Holders, the Existing Equity PIPE Investors and any Additional PIPE Investors (the “Investor Registration Rights Agreement”); and together with the Company & SPAC Shareholders Registration Rights and Lock-Up Agreement, the “Registration Rights Agreements”);

WHEREAS, contemporaneously with the execution of this Agreement, each of SPAC, the Company and Holdco are entering into the Securities Purchase Agreement with the Debenture Holders pursuant to which among other things, such Debenture Holders have agreed to fund the Convertible Debentures (such investment the “Convertible Debenture Investment”) to Holdco on the Closing Date;

WHEREAS, contemporaneously with the execution of this Agreement, each of SPAC, the Company and Holdco are entering into the Equity PIPE Agreements with the Existing Equity PIPE Investors pursuant to which, among other things, such Existing Equity PIPE Investors have agreed to subscribe for, and Holdco has agreed to sell, upon the terms and subject to the conditions of the Equity PIPE Agreements, dated as of the date hereof, Holdco Shares, in exchange for an aggregate purchase price of five million five hundred thousand dollars ($5,500,000), at a price of $10.00 per Holdco Share (the “Existing Equity PIPE Investment”) on the Closing Date;

WHEREAS, the Key Employees may enter into employment agreements with the Company or its designee (the “Employment Agreements”) to be effective as of the Closing;

WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code, the Exchange is intended to be treated as part of an exchange that qualifies for tax treatment described in Section 351(a) of the Code and the Treasury Regulations promulgated thereunder, and, if the Merger does not meet the requirements to be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code, the Exchange and the Merger are, together, intended to qualify as exchanges as described in Section 351(a) of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, for Italian income tax purposes, the Exchange is intended to qualify as an exchange of shares as described in Article 2(d) of the Merger Tax Directive and Article 178(1)(e) of the TUIR; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement:

“1915 Law” means the Luxembourg Law of 10 August 1915 on commercial companies, as amended.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Exchange Agreement, the SPAC Support Agreement, the Company Support Agreement, the Registration Rights and Lock-Up Agreement, the SPAC Warrant Amendment and all other agreements, certificates and instruments executed and delivered by SPAC, Holdco, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means all Laws of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company concerning terrorist financing or Money Laundering.

“Average SPAC Share Price” means the average of the volume weighted averages of the trading prices of SPAC Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) on each of the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the Merger Effective Time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems.

“Business Day” means any day, except Saturday or Sunday, on which banks are not required or authorized to close in New York, NY, or Milan, Italy, or Grand-Duché de Luxembourg.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“CBP” means U.S. Customs and Border Protection (19 U.S.C. §§ 1-4454).

“Change in Circumstance” shall mean any material event, effect, change, circumstance or event that (a) becomes known to the SPAC Board after the date hereof; (b) that was not known to, and was not reasonably foreseeable by, the SPAC Board as of the date of this Agreement; and (c) does not relate to a Superior Offer.

“Closing Share Price” means $10.00 per share.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Share Consideration” means the Exchange Share Consideration, the Merger Consideration and the SPAC Rights Consideration.

“Company Equity Award” means a Company Option granted under a Company Equity Plan, a Company Warrant or any Company Shares that are issuable upon the conversion of the Convertible Bonds.

“Company Equity Plan” means the “Company Incentive and Loyalty” D-Orbit Plan approved by the Company Shareholders on March 29, 2019, the “Company Incentive and Loyalty” D-Orbit Plan approved by the Company Shareholders on March 31, 2020, as subsequently amended by resolution of the extraordinary shareholders’ meeting on April 26, 2021, the “Founder Fix Plan for the benefit of D-Orbit” approved by the extraordinary shareholders Meeting of the Company on March 29, 2019, as subsequently amended and supplemented by resolution of the extraordinary shareholders’ meeting on March 31 , 2020, the “Company Incentive and Loyalty” D-Orbit Plan approved by resolution of the extraordinary shareholders’ meeting on April 26, 2021, and the Stock Option Plan for the Company founders approved by resolution of the extraordinary shareholders’ meeting on April 26, 2021.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) does or would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated by the Exchange, the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a Company Material Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any Law or Accounting Principles; (ii) those effects generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war (whether or not declared), sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) those effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (vii) any actions taken or not taken by the Company or the Company Subsidiaries as specifically required or permitted by this Agreement or any Ancillary Agreement, (viii) the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (ix) any failure by the Company and the Company Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (ix) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; (x) any pending or initiated Action against the Company, any of the Company Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions (other than any Action commenced by any Party to enforce its rights under this Agreement or any Ancillary Agreement to which it is a party); (xi) any action taken or not taken by SPAC; or (xii) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has specifically requested or to which it has specifically consented or which actions are specifically contemplated by this Agreement, in each case, except in the cases of clauses (i) through (vi), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries or geographic areas in which the Company and the Company Subsidiaries operate.

“Company Option” means all options to purchase Company Shares, whether or not exercisable and whether or not vested, granted under the Company Equity Plans that are outstanding immediately prior to the Closing.

“Company Organizational Documents” means the Articles of Association of the Company, as amended, modified or supplemented from time to time, including as contemplated by Section 2.5(c).

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Shareholders” means, collectively, the holders of Company Shares consisting of the Existing Company Shareholders and the Converted Company Shareholders.

“Company Shareholders’ Agreement” means the Investment and Shareholders’ Agreement of the Company, dated as of March 31, 2020, as modified by the EIB Form of Agreement, and as may be further amended and restated from time to time.

“Company Shares” means all and any of the Company’s shares.

“Company Termination Fee” means $10,000,000.

“Company Transaction Expenses” means the reasonable and documented Transaction Expenses of the Company or any of its affiliates, including, (a) Transaction Expenses incurred in preparing and obtaining the PCAOB Financials, (b) Transaction Expenses incurred in connection with obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (c) Transaction Expenses incurred in connection with the Exchange (including the formation of Holdco and the structuring, negotiation and documentation of the Exchange) and (d) Transaction Expenses incurred in connection with obtaining the D&O Tail Policy.

“Company Treasury Shares” means the Company Shares held by the Company.

“Company Warrants” means the warrants issued to the European Investment Bank pursuant to the Options Right Agreement, dated August 13, 2020, between the European Investment Bank and the Company.

“Competing Seller” means a person (including any financial investor or group of financial investors) actively engaged, directly or indirectly, in any one or more of the development, production, marketing, distribution or exploitation of any products or services, in each case other than the Company, the Company Shareholders and indirect equityholders or any Company Subsidiary.

“Competing SPAC Transaction” means any merger or business combination between SPAC, on the one hand, and a Competing Seller, on the other hand.

“Competing Transaction” means any (a) sale or transfer (except in the ordinary course of business consistent with past practices) of all or a substantial portion of the assets of the Company or any Company Subsidiary to any person or (b) merger or business combination between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand.

“Confidentiality Agreement” means the Non-Disclosure Agreement, between the Company and SPAC, dated February 5, 2021, as amended by that certain Joinder Agreement to the Non-Disclosure Agreement, dated as of March 5, 2021, by and between the Company, SPAC and The Charles F. Bolden Group.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or SPAC or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Converted Company Shareholder Consideration” means the total number (rounded down to the nearest whole share) of Holdco Shares determined by multiplying (a) the number of Company Shares held by the Converted Company Shareholders immediately following the Convertible Bond Conversion and prior to the Exchange Effective Time by (b) the Exchange Ratio.

“Convertible Bond Holder” mean a holder of Convertible Bonds issued by the extraordinary shareholders’ meeting of the Company dated April 26, 2021, as amended by the extraordinary shareholders’ meeting of the Company dated November 16, 2021, in accordance with the Convertible Bond Subscription Agreements.

“Convertible Bonds” mean the convertible bonds issued by the Company pursuant to the extraordinary shareholders’ meeting of the Company dated April 26, 2021, as amended by the extraordinary shareholders’ meeting of the Company dated November 16, 2021, and assigned to the Bond Holders pursuant to and in accordance with the Convertible Bond Subscription Agreements.

“Convertible Debentures” means the Debentures (as defined in the Securities Purchase Agreement) in the principal amount of $50,000,000.

“Convertible Bond Subscription Agreements” means the Subscription Agreements for the Convertible Bonds entered into with the Company and the Convertible Bond Holders.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down (including the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case with or in response to COVID-19 including the CARES Act and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Data Protection Laws” means (i) GDPR and the Italian national legislation implementing the GDPR such as Legislative Decree no. 196/2003 as amended by Legislative Decree no. 101/2018, the regulatory and secondary legislation in force in the European Union, as subsequently amended or supplemented, including any guidance and measures issued by the Italian Data Protection authority and the European Data Protection Board, (ii) California Civil Code Sec. 1798.100 et seq. (also known as the California Consumer Privacy Act of 2018); and (iii) any equivalent legislation, or legislation dealing with the same subject matter, anywhere in the world; each as applicable to either Party time to time .

“Dataroom” means that certain Intralinks election dataroom titled “LIFT OFF”.

“Debenture Holders” mean the Purchasers (as defined in the Securities Purchase Agreement).

“DGCL” means General Corporation Law of the State of Delaware.

“EAR” means U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., as amended.

“Employee” means any person employed by the Company or a Company Subsidiary.

“Environmental Laws” means any Law relating to: (a) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (b) the presence, manufacture, refining, production, generation, handling, transport, use, treatment, recycling, storage, importing, labeling, testing, disposal, cleanup or control of Hazardous Substances or materials containing Hazardous Substances; (c) pollution or protection of the environment or natural resources; or (d) public health and safety or, as it relates to the handling of or exposure to Hazardous Substances, worker/occupational health and safety.

“Equity PIPE Agreements” means the contracts executed by the Existing PIPE Investors, SPAC, the Company and Holdco on or before the date hereof.

“Equity PIPE Investors” means the Existing Equity PIPE Investors and any Additional PIPE Investors with an Equity PIPE Investment.

“Equity PIPE Investment” means the Existing Equity PIPE Investment and any Additional PIPE Investment in the form of equity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Consideration” means One Billion Two Hundred Million Dollars ($1,200,000,000.00).

“Exchange Rate” means, for any amounts under this Agreement that need to be converted or expressed as converted from one currency into another currency, the average of the spot exchange rate as at 5:00 pm, New York time, on the five (5) Business Days ending five (5) Business Days before the Closing Date, as published by Bloomberg (through its EURUSD CURNCY function), or any other rate as agreed to in writing between SPAC and the Company.

“Exchange Ratio” means the ratio determined by dividing (a) the Per Share Exchange Value by (b) the Closing Share Price.

“Exchange Share Consideration” means number of shares (rounded down to the nearest whole share) of Holdco Shares determined by dividing an amount equal to (a) the Exchange Consideration by (b) the Closing Share Price.

“Existing Company Shareholders” means any Company Shareholders (including those that exercised Company Options for Company Shares prior to the Exchange Effective Time) other than the Converted Company Shareholders.

“Export Control Laws” means export control laws and regulations of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company including the EAR and any other equivalent or comparable export control laws and regulations of other countries.

“Fraud” means, with respect to any person, (a) an intentional false representation of material fact by such person, (b) with knowledge that such representation is false, (c) with an intention to induce another person to act or refrain from acting in reliance upon it and (d) causing such other person, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action. For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GDPR” means the general data protection Regulation (EU) 2016/679 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data. This Regulation applies to the processing of personal data in the context of the activities of an establishment of a controller or a processor in the European Union, regardless of whether the processing takes place in the Union or not as well as to the processing of personal data of data subjects who are in the European Union by a controller or processor not established in the European Union.

“Government Contract” means any contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company or a Company Subsidiary and a Governmental Authority or entered into by the Company or a Company Subsidiary as a subcontractor at any tier in connection with a contract between another Person and a Governmental Authority.

“Hazardous Substance(s)” means: (a) any substance, material or waste which is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law, including any substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “pollutant,” “contaminant,” “toxic substance,” “toxic waste” or other similar term or phrase under any Environmental Law; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, natural gas liquids, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and asbestos-containing materials, urea formaldehyde, toxic mold, and radon; and (e) per- or polyfluoroalkyl substances.

“Holdco Board Approval” means, as applicable, (a) the approval of the Transactions, (b) the approval of the Holdco Shares Combined Issuance, and (c) the confirmation of the Holdco Shares Combined Issuance by the delegate of the Holdco Board.

“Holdco Organizational Documents” means the Articles of Association of Holdco as amended, modified or supplemented from time to time, including as contemplated by Section 2.5(b).

“Holder Par Value Threshold” means, with respect to an Existing Company Shareholder, an amount equal to ten percent (10%) of the nominal / par value of the Holdco Shares issued to such Existing Company Shareholder in the Exchange.

“Holdco Requisite Approvals” means the Holdco Board Approval and the Holdco Shareholder Approval, as applicable.

“Holdco Restricted Share” means any Holdco Share subject to vesting, repurchase, or other lapse of restrictions granted under any equity incentive plan with respect to Holdco.

“Holdco Shareholder Approval” means (i) the approval by Seraphim as sole shareholder of Holdco, at an extraordinary general meeting of Holdco, to be held in front of a Luxembourg notary on or around the day of the Exchange of the Holdco Shares Redemption and the A&R Holdco Organizational Documents as contemplated by Section 2.5(b) and (ii) the approval by Seraphim as sole shareholder of Holdco by way of written resolutions of the appointment of the directors as provided for under Section 2.6(b).

“Holdco Shares” means the ordinary shares of Holdco.

“Holdco Shares Combined Issuance” means the combined issuance of Holdco Shares to the Company Shareholders, SPAC Stockholders, SPAC Rights Holders and Equity PIPE Investors pursuant to the Holdco Shares Exchange Issuance, Holdco Shares Merger Issuance, Holdco Shares SPAC Rights Issuance and Equity PIPE Investment, respectively.

“ICE” means U.S. Immigration and Customs Enforcement (19 C.F.R. §§ 1-199)

“Import Control Laws” means import control laws and regulations of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company, including those administered by CBP and ICE, and any other equivalent or comparable import control laws and regulations of other countries.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting data (including pricing and cost information), and all other data, databases and database rights; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description recognized under applicable Laws; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Key Company Shareholders” means those Existing Shareholders set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Key Employees” means those employees of the Company set forth on Section 1.1(b) of the Company Disclosure Schedule.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Section 1.1(c) of the Company Disclosure Schedule after reasonable inquiry, and in the case of SPAC, the actual knowledge of the persons listed on Section 1.1(c) of the SPAC Disclosure Schedule after reasonable inquiry.

“Law” means any constitution, treaty, convention, statute, law, common law principle, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Leased Real Property” means all real property leased, subleased, licensed or sublicensed by the Company or Company Subsidiaries as tenant, subtenant, licensee or sublicensee together with, to the extent leased, subleased, licensed, or sublicensed by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, deeds of trust, pledge, adverse claim, reservation, lease, sublease, license, covenants, easements, right-of-way, servitudes, collateral assignments, conditional sale or other sale agreements, title retention agreements, hypothecations, preemptive right, community property interest, collateral assignment, infringement, charge, option, warrant, rights of first refusal, proxies, voting trusts or similar agreements, or title or transfer restrictions under any equity holder or similar agreement (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other restriction attributable of ownership of any asset), or any other encumbrance, restriction or limitation of any kind whatsoever (other than those created under applicable securities Laws, and not including any license of Intellectual Property).

“Merger Sub Organizational Documents” means the certificate of incorporation and by-laws of Merger Sub, in each case, as amended, modified or supplemented from time to time.

“Merger Tax Directive” means the Council Directive 2009/133/EC of 19 October 2009 on the common system of taxation applicable to mergers, divisions, partial divisions, transfers of assets and exchanges of shares concerning companies of different Member States and to the transfer of the registered office of an SE or SCE between Member States, as amended.

“Minimum Cash Amount” means an amount equal to all amounts in from (a) the Trust Account (after giving effect to the exercise of the Redemption Rights and the payments related thereto) and (b) the PIPE Proceeds (but excluding any proceeds from the Convertible Bonds) and (c) after the payment of any outstanding Transaction Expenses on the Closing Date.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Money Laundering” means the acquisition, possession, use, conversion, transfer or concealment of the true nature of property of any description, and legal documents or instruments evidencing title to, or interest in, such property, knowing that such property is an economic advantage from criminal offences, for the purpose of (a) concealing or disguising the illicit origin of the property or (b) assisting any person who is involved in the commission of the criminal offense as a result of which such property is generated, to evade the legal consequences of such actions.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“Option Awards” means the Converted Unvested Option Awards and the Converted Vested Option Awards.

“Organizational Documents” means with respect to an entity, the memorandums of association, articles of association, certificates of incorporation, certificates of formation, by-laws, operating agreements, registration statements and equivalent organizational documents, each as amended to date, for such entity.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that, individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of, or the access to any property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business to the extent relating to amounts not yet due and payable, or deposits to obtain the release of such Liens; (c) Liens for Taxes due and not yet payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of or the access to any property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (e) Liens not created by the Company that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show, in each case, to the extent that such Liens are not material to the Company; (f) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business; (g) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of or the access to any real property affected thereby or the conduct of the business of the Company or the Company Subsidiaries; (h) Liens identified in the Financial Statements; and (i) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Per Share Exchange Value” means (a) the Exchange Consideration divided by (b) the total number of (i) all of the issued Company Shares held by the Existing Company Shareholders immediately prior to the Exchange Effective Time (including Company Shares received by the Company Shareholders in connection with the exercise of their Company Options but excluding any Company Shares received by the Converted Company Shareholders in connection with the conversion of their Convertible Bonds pursuant to the Convertible Bond Conversion) and (ii) the underlying Company Shares the holders of the Vested Company Options outstanding immediately prior to the Exchange Effective Time are entitled to receive.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Data” means, pursuant to article 4 GDPR, any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“PIPE Agreements” means the Equity PIPE Agreements, the Securities Purchase Agreement and the Additional PIPE Agreements.

“PIPE Investments” means the Convertible Debenture Investment, Existing Equity PIPE Investment and any Additional PIPE Investments.

“PIPE Investor” means any Existing PIPE Investor, Debenture Holder or Additional PIPE Investor.

“PIPE Proceeds” means the aggregate amount of cash actually invested in (or contributed to) SPAC or Holdco by the PIPE Investors pursuant to a PIPE Investment (but excluding for the avoidance of doubt any proceeds from the Convertible Bonds), in each case at the Closing in connection with the consummation of the Transactions.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive revenue from the sale or provision thereof.

“Prospectus Regulation” means the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the SPAC Certificate of Incorporation.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release into or through the environment, and any abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Substance.

“Representatives” means with respect to a person, such person’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives.

“Restricted Person” means: (a) any individual or entity that is a citizen or resident of, located in, or organized under the laws of, or acting for or on behalf of, a Sanctioned Country; (b) the government of any Sanctioned Country; (c) any government that is the subject or target of restrictions under Sanctions Law; or (d) any individual or entity that is, or any entity that is owned or controlled directly or indirectly by, or acts for or on behalf of individuals or entities that are designated on any of the following lists, as updated, substituted, or replaced from time to time:

(i) the United Nations Security Council’s “Consolidated United Nations Security Council Sanctions List”;

(ii) the lists of persons subject to Sanctions Laws, as administered by the U.S. Department of the Treasury, including OFAC’s “Specially Designated Nationals and Blocked Persons List,” the “Foreign Sanctions Evaders,” and the “Sectoral Sanctions Identifications List”;

(iii) the U.S. Department of Commerce, Bureau of Industry and Security’s “Entity List,” “Denied Persons List,” or “Unverified List”;

(iv) the U.S. Department of State’s list of debarred parties and lists of individuals and entities that have been designated pursuant to sanctions and/or non-proliferation statutes that it administers and related executive orders;

(v) the European Union Commission’s “Consolidated list of persons, groups and entities subject to EU financial sanctions” or individuals or entities that are listed in any Annex to EU Council Regulation 833/2014 (as amended);

(vi) Her Majesty’s Treasury of United Kingdom’s “Consolidated List of Financial Sanctions Targets in the UK”; and

(vii) any additional list promulgated, designated, or enforced by a Sanctions Authority.

“Requisite SPAC Stockholder Approval” means (i) the approval and adoption of this Agreement by the holders of a majority of the then-outstanding voting power of the SPAC Common Stock, and (ii) the approval of the other SPAC Proposals by the affirmative vote of a majority of the votes cast by the holders of SPAC Common Stock present in person or by proxy and entitled to vote thereon unless the Organizational Documents of SPAC, applicable Law or applicable stock exchange rules requires a different vote.

“Rollover Spreadsheet” means a spreadsheet that shall be delivered by the Company to SPAC pursuant to Section 3.1(b), which shall set forth the number of Holdco Shares for which each Unvested Company Option and Vested Company Option held by a particular Company optionholder thereof is exercisable after the conversion of such Company Option in accordance with Section 3.4(a) and the applicable exercise price.

“Sanctionable Activity” means any condition or activity specifically identified under any Sanctions Laws that serves as a basis to designate any person described by such condition or engaged in such activity as a Restricted Person.

“Sanctioned Country” means at any time, a country or territory that is the target of comprehensive economic or trade sanctions under Sanctions Laws. As of the date of this Agreement, Sanctioned Countries include the Crimea Region, Cuba, Iran, North Korea and Syria.

“Sanctions Authority” means the United Nations Security Council; U.S. Department of the Treasury; the U.S. Department of Commerce; the U.S. Department of State; the European Union Council or Commission (including any present or future member state of the European Union); Her Majesty’s Treasury of the United Kingdom; and any other government or regulatory body, institution or agency with authority to enact Sanctions Laws in any country and/or territory with jurisdiction over any Party.

“Sanctions Laws” means all economic, trade, or financial sanctions statutes, regulations, executive orders, decrees, judicial decisions, restrictive measures, or other acts having the force of law enacted, adopted, administered, imposed, or enforced from time to time by any Sanctions Authority.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of January 26, 2022, among SPAC, Holdco, the Company and the Debenture Holders.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, dated as of July 15, 2020, as amended, modified or supplemented from time to time.

“SPAC Common Stock” means SPAC’s common stock, par value $0.0001 per share.

“SPAC Material Adverse Effect” means any effects that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or operations of SPAC or (b) does or would prevent, materially delay or materially impede the performance by SPAC of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a SPAC Material Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any Law or Accounting Principles; (ii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) acts of war (whether or not declared), sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or changes in global, national, regional, state or local political or social conditions; (iv) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (v) those effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (vi) any actions taken or not taken by SPAC as specifically required or permitted by this Agreement or any Ancillary Agreement; (vii) the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with Governmental Authorities); (viii) any pending or initiated Action against SPAC or any of its officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions (other than any Action commenced by any Party hereto to enforce its rights under this Agreement or any Ancillary Agreement to which it is a party); (ix) any action taken or not taken by the Company or any of the Company Subsidiaries; or (x) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has specifically requested or to which it has specifically consented or which actions are specifically contemplated by this Agreement, in each case, except in the cases of clauses (i) through (v), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industries or geographic areas in which SPAC operates.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, by-laws, and Trust Agreement of SPAC, in each case as amended, modified or supplemented from time to time.

“SPAC Proposals” means proposals made to the SPAC Stockholders pursuant to the SPAC Organizational Documents and applicable Law to approve and adopt (a) this Agreement and the Transactions, including the Merger, (b) the appointment of the directors of the Holdco Board, (c) the A&R Holdco Organizational Documents, and (d) any other proposals the Parties deem in good faith are necessary or desirable to effect the Transactions.

“SPAC Rights” means a right to acquire 1/20th of a SPAC Common Stock as set forth in the Amended and Restated SPAC Rights Agreement, dated January 26, 2022, between SPAC and the Trustee.

“SPAC Rights Holder” means a person that beneficially owns a SPAC Right.

“SPAC Stockholder” means a person that beneficially owns SPAC Common Stock.

“SPAC Termination Fee” means $3,000,000.

“SPAC Transaction Expenses” means the reasonable and documented Transaction Expenses of SPAC or any of its affiliates, including (a) any and all Transaction Expenses incurred in the negotiation or consummation of the PIPE Investment, including advisory fees and placement fees and (b) the preparation, printing and mailing of the Proxy Statement/Prospectus.

“SPAC Warrant Agreement” means that certain warrant agreement, dated as of November 23, 2020, by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means warrants to purchase shares of SPAC Common Stock as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for the number of shares of SPAC Common Stock stated in the applicable SPAC Warrant at an exercise price of $11.50.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Superior Offer” means any bona fide written SPAC Competing Transaction (not resulting from a breach of Section 8.3 or Section 8.15) that the SPAC Board shall have determined in good faith (after consultation with its independent financial advisor of nationally recognized reputation and its outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal, the person making the proposal and (b) if consummated, would be more favorable from a financial point of view to the holders of SPAC Common Stock than the Transactions (after giving effect to any proposals made by Holdco pursuant to Section 8.3(c)).

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Tax” or “Taxes” means any federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, unclaimed property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Holdco, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transaction Expenses” means (a) all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates and all fees, costs and expenses in connection with newly issued equity or debt financing in connection with the Transactions) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, review, negotiation, execution and performance of this Agreement and the other Transaction Documents and consummation of the Transactions, the Proxy Statement/Prospectus, and the solicitation of the SPAC Stockholders, SPAC Rights Holders and Company Shareholders and the preparation of any required filings or notices under applicable Governmental Authorities as required by applicable Law, (b) all bonuses, change-of-control, success, retention or similar payments which vest or become payable to any current or former employees, directors, officers or other service providers of SPAC, Holdco or the Company as a result of the Transactions (including amounts subject to the satisfaction of an additional condition (e.g., remaining employed for a specified period following the Closing), and the employer share of any payroll, social security, unemployment or other Taxes with respect thereto, (c) any accrued or payable transaction, management, monitoring or similar fees payable to any affiliate of SPAC, Holdco or the Company, (d) the aggregate amount of severance due and payable in connection with any termination of employment prior to the Closing Date of any employee of SPAC, Holdco or the Company that is outstanding as of the Closing Date, and (e) the premiums, commissions and other fees paid or payable in connection with obtaining any directors’ and officers’ “tail” insurance policy.

“Transactions” means the transactions contemplated by the Transaction Documents, including the Exchange and the Merger.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item; provided, however, for the avoidance of doubt, the term Transfer Tax shall not include any income Tax or similar Tax imposed on any direct or indirect equity holder of SPAC, the Company, any Company Subsidiary or Holdco.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trustee” means Continental Stock Transfer & Trust Company.

“TUIR” means the Italian Presidential Decree no. 917 of 22 December 1986, as amended.

“Unvested Company Option” means any Company Option that is issued but unvested immediately prior to the Exchange Effective Time.

“Vested Company Option” means any Company Option that is issued, vested and unexercised immediately prior to the Exchange Effective Time (provided that such Company Options shall not include any Company Options that by their terms vest in connection with the consummation of the Transactions).

1.2 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

A&R SPAC Certificate of Incorporation	§ 2.5(a)
A&R SPAC By-Laws	§ 2.5(a)
A&R Holdco Organizational Documents	§ 2.5(b)
Accounting Principles	§ 4.7(a)
Action	§ 4.9
Additional SEC Reports	§ 7.4(a)
Additional PIPE Agreements	§ 8.15(a)
Additional PIPE Investors	§ 8.15(a)
Additional PIPE Investment	§ 8.15(a)
Agreement	Preamble
Blue Sky Laws	§ 4.5(b)
Certificate of Merger	§ 2.3(a)
Certificates	§ 3.3(b)
Chosen Courts	§ 11.7
Claims	§ 7.3
Closing	§ 2.3(b)
Closing Date	§ 2.3(b)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§ 8.3(a)
Company Change in Recommendation	§ 8.3(b)
Company Disclosure Schedule	Article IV
Company Permits	§ 4.6
Company Stockholder Support Agreement	Recitals
Company Subsidiary	§ 4.1(a)
Consolidated Financial Statements	§ 4.7(a)
Consultants	§ 4.11(b)
Converted Company Shareholders	Recitals

Converted Unvested Option Award	§ 3.4(a)(i)
Converted Vested Option Award	§ 3.4(a)(ii)
Convertible Bond Conversion	Recitals
Converted Shareholders Registration Rights and Lock-Up Agreement	Recitals
Convertible Debenture Investment	Recitals
D&O Indemnified Party or D&O Indemnified Parties	§ 8.6(a)
D&O Tail Policy	§ 8.6(b)
Debenture	Recitals
Determination Notice	§ 8.2(c)(i)
EIP	§ 8.5(a)
Employment Agreements	Recitals
Environmental Permits	§ 4.15
ESSP	§ 8.5(a)
Exchange	Recitals
Exchange Agent	§ 3.3(a)
Exchange Agreements	Recitals
Exchange Effective Time	Recitals
Exchange Fund	§ 3.3(a)
Excluded Share or Excluded Shares	§ 3.2(a)(i)
Existing Company Shareholders Registration Rights and Lock-Up Agreement	Recitals
Existing Equity PIPE Investment	Recitals
First Holdco Auditor Report	§ 9.1(c)
Governmental Authority	§ 4.5(b)
Holdco	Preamble
Holdco Board	Recitals
Holdco Shares Exchange Issuance	§ 2.1(a)
Holdco Shares Merger Issuance	§ 3.2(b)
Holdco Shares Redemption	§ 2.1(b)
Holdco Warrant or Holdco Warrants	§ 3.6
Initial Holdco Shares	Recitals

Intended Tax Treatment	§ 2.7
Issued Capital Stock	§ 4.3(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.3(b)
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Consideration	§ 3.2(a)(i)
Merger Effective Time	§ 2.3(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 3.2(a)(iv)
Outside Date	§ 10.1(b)
Party or Parties	Preamble
Payment Spreadsheet	§ 3.1(b)
PCAOB Financials	§ 8.13
Per Share Merger Consideration	§ 3.2(a)(i)
PIPE Investment	Recitals
PIPE Investment Amount	Recitals
PIPE Issuance	§ 8.15(a)
Plans	§ 4.10(a)
Post-Signing Returns	§ 8.10(c)(i)(A)
Proxy Statement/Prospectus	§ 8.1(a)
Redemption	§ 8.1(a)
Registerable Securities	§ 8.1(a)
Registration Rights and Lock-Up Agreements	Recitals
Registration Statement	§ 8.1(a)
Remedies Exceptions	§ 4.4
SEC	§ 5.7(a)
Second Holdco Auditor Report	§ 9.1(c)
Section 16	§ 8.21
Securities Act	§ 5.7(a)
Self-Employees	§ 4.11(b)
SPAC	Preamble

SPAC Anchor Investors	Recitals
SPAC Board	Recitals
SPAC Board Recommendation	§ 5.10(a)
SPAC Change in Recommendation	§ 8.2(b)
SPAC Disclosure Schedule	Article V
SPAC Material Contracts	§ 5.17(a)
SPAC SEC Reports	§ 5.7(a)
SPAC Stockholder Support Agreement	Recitals
SPAC Stockholders	Recitals
SPAC Stockholders Meeting	§ 8.1(a)
SPAC Warrant Amendment	§ 3.6
Sponsor	Recitals
Surviving Corporation	§ 2.2
Tail Period	§ 8.6(b)
Terminating Company Breach	§ 10.1(e)
Terminating SPAC Breach	§ 10.1(f)
Total Exchange Consideration	§ 3.1(a)
Transaction Litigation	§ 8.14
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12

1.3 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”, (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States, (xi) references to “Euro”, “EUR” or € shall be to the lawful currency of the European Union, and (xii) the word “shall” and the word “will” indicate a mandatory obligation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the applicable Accounting Principles.

(e) Whenever this Agreement states that documents or other information have been “made available” or “provided to” SPAC (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the Dataroom, or otherwise provided in writing to SPAC and its Representatives, at least two (2) days prior to the date hereof.

Article II
EXCHANGE; MERGER

2.1 The Exchange. Commencing at the Exchange Effective Time:

(a) each issued Company Share held by a Company Shareholder that has executed the Exchange Agreement shall be contributed in kind to Holdco, free and clear of all Liens, and Holdco will be recorded as the registered holder of each of the Company Shares so exchanged and contributed in kind, and each such Company Shareholder, in exchange for each such Company Share contributed by such Company Shareholder will, pursuant to and in accordance with the Exchange Agreement, be entitled to receive a number of Holdco Shares issued by Holdco equal to the Exchange Ratio (the “Holdco Shares Exchange Issuance”); and

(b) the Initial Holdco Shares held by Seraphim immediately prior to the Exchange shall be redeemed and cancelled through a share capital reduction (the “Holdco Shares Redemption”) and Seraphim shall cease to be the registered shareholder of such Initial Holdco Shares; provided, however such redemption shall have no effect on the Holdco Shares issued to Seraphim in the Holdco Shares Exchange Issuance pursuant to and in accordance with the Exchange Agreement.

2.2 The Merger. Upon the terms and conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC. As a result of the Merger, the separate existence of Merger Sub shall cease and SPAC shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The consummation of the Exchange shall be a condition precedent to the consummation of the Merger.

2.3 Closing; Merger Effective Time.

(a) In accordance with the terms and conditions of this Agreement, the Parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties. The Certificate of Merger shall specify that the Merger shall become effective at 12:01 a.m. New York time on the Business Day immediately following the day of the filing of such Certificate of Merger (the “Merger Effective Time”).

(b) On the date of the Merger Effective Time and the Exchange Effective Time, a closing of the Transactions shall be effected remotely by the exchange of documents and signatures in PDF format by electronic mail. The Business Day on which the Merger Effective Time and the Exchange Effective Time occurs shall be the “Closing Date” and the closing of the Transactions that occur following the Exchange Effective Time and the Merger Effective Time on the Closing Date shall be referred to as the “Closing”.

2.4 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL, the Certificate of Merger and as set forth in this Agreement, including Article III. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, pursuant to the Merger, (a) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Merger Sub shall vest in the Surviving Corporation, (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (c) solely for purposes of the 1915 Law a contribution-in-kind of the SPAC Common Stock (other than the Excluded Shares) shall be made to Holdco by the SPAC Stockholders through the Merger against issue of the Merger Consideration following a share capital increase realized by Holdco by virtue of the foregoing.

2.5 Certificate of Incorporation; By-laws; Organizational Documents.

(a) At the Merger Effective Time, the certificate of incorporation of SPAC shall be amended and restated to read in its entirety as set forth in Exhibit C-1 (the “A&R SPAC Certificate of Incorporation”) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (except that the name of the corporation may be updated therein) until thereafter amended as provided by applicable Law. At the Merger Effective Time, the by-laws of SPAC shall be amended and restated to read in their entirety as set forth in Exhibit C-2 (the “A&R SPAC By-Laws”) and, as so amended and restated, shall be the by-laws of the Surviving Corporation (except that the name of the corporation may be updated therein) until thereafter amended as provided by applicable Law.

(b) Prior to the consummation of the Exchange, the Parties shall cause Holdco to amend and restate, in accordance with the 1915 Law, the Holdco Organizational Documents reflecting, among other things, the Holdco Shares Redemption and the governance rules set out in this Agreement and the Ancillary Agreements (the “A&R Holdco Organizational Documents”), substantially in the form set forth on Exhibit D which A&R Holdco Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, except to reflect or confirm the Holdco Shares Redemption and the Holdco Combined Issuance through the Merger Effective Time and thereafter shall be the organizational documents of Holdco until amended as provided by applicable Law.

(c) Promptly following the consummation of the Exchange, the Parties shall cause Holdco Board and the Company to take such actions, attend such shareholders’ meeting and make such filings as are necessary under applicable Law to amend and restate the Company Organizational Documents substantially in the form attached hereto as Exhibit E. The Company Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, through the Merger Effective Time and thereafter shall be the organizational documents of the Company until amended as provided by applicable Law.

2.6 Directors and Officers.

(a) The Parties shall cause the initial directors of the Company Board and the initial officers of the Company on the Exchange Effective Time to be comprised of the individuals set forth on Section 2.6(a) of the Company Disclosure Schedule, each to hold office in accordance with the Company Organizational Documents.

(b) At the Exchange Effective Time, the Holdco Board shall be comprised of seven (7) directors appointed to the Holdco Board pursuant to the relevant Holdco Requisite Approvals, effective as of immediately following the Effective Time. As of immediately following the Effective Time, such appointed directors of the Holdco Board shall be the only directors of SPAC, and there shall be no vacancies or unfilled newly created directorships. The Parties shall cause (including by obtaining the relevant Holdco Requisite Approvals) the initial directors of the Holdco Board and the initial officers of Holdco as of immediately following the Exchange Effective Time to be comprised of the individuals as set forth on Section 2.6(c) of the Company Disclosure Schedule, each to hold office in accordance with the Holdco Organizational Documents.

(c) The Parties shall cause the initial directors of the Surviving Corporation and the officers of Surviving Corporation as of immediately following the Merger Effective Time to be comprised of the individuals set forth on Section 2.6(c) of the Company Disclosure Schedule, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7 Tax Treatment of the Exchange and the Merger. The Parties intend and hereto agree that for U.S. federal income tax purposes (and, to the extent applicable, for state and local tax purposes), (a) the Merger shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), (b) the Exchange and the Merger are hereby undertaken as part of a prearranged, integrated plan and, therefore, solely for purposes of determining whether the 80-percent requirement of Section 351 has been met so as to qualify the Exchange for treatment under Section 351, SPAC Stockholders and SPAC Rights Holders shall be considered “transferors” as described in Section 351 of the Code and the Exchange shall be treated as part of an exchange that qualifies for tax treatment described in Section 351(a) of the Code and the Treasury Regulations promulgated thereunder, and (c) the Merger shall be treated as an exchange eligible for the exception to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c) (assuming the requirements of Treasury Regulations Section 1.367(a)-3(c)(1)(iii) are met), and (d) if the Merger does not meet the requirements to be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code and the Treasury Regulations promulgated thereunder, the Exchange and the Merger, together, shall then be treated as an exchange described in Section 351(a) of the Code and the Treasury Regulations promulgated thereunder (the foregoing clauses (a), (b), (c) and (d) are collectively referred to herein as, the “Intended Tax Treatment”). In connection with clause (c) of the foregoing sentence, the Exchange and the Merger shall be completed in a consecutive order such that the Exchange is treated as completed before the Merger Effective Time. The Parties also agree that for Italian income tax purposes, the Exchange is intended to give rise to a tax neutral exchange of shares covered by Article 2(d) of the Merger Tax Directive and Article 178(1)(e) of the TUIR.

2.8 Withholding. Notwithstanding anything in this Agreement to the contrary, (a) Holdco shall be entitled to deduct and withhold from Holdco Shares issued as consideration in the Exchange, from the Merger Consideration issued in the Merger, and from any other consideration it issues in connection with this Agreement, such amounts as it is required to deduct and withhold with respect to the issuance of such consideration under the Code or any applicable provision of state, local or foreign Tax law, and (b) any other Party making payments pursuant to this Agreement and the Transactions shall be entitled to deduct and withhold from such payments such amounts as it is required to deduct and withhold pursuant to any applicable provision of U.S. federal, state, local or foreign Tax law. Without limiting the withholding rights in each case of clause (a) and (b), before a Party makes any deduction or withholding from any payments or amounts to or with respect to a Company Shareholder, (x) such Party shall use commercially reasonable efforts to provide such Company Shareholder with at least ten (10) Business Days advance written notice of the intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding; and (y) the Parties shall cooperate and use commercially reasonable efforts to reduce, minimize or eliminate any applicable withholding to the extent reasonably permitted under applicable Tax law. Without limiting the foregoing, Holdco may give effect to withholding hereunder by withholding any consideration issued in the form of Holdco Shares or other consideration issued in kind, and then selling such portion of such Holdco Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. To the extent that amounts are deducted or withheld under this Section 2.8, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been issued or paid to the person in respect of which such deduction and withholding was made, and Holdco or any other person deducting or withholding amounts hereunder shall disburse such deducted or withheld amounts to the applicable taxing authorities in accordance with applicable laws.

Article III
EXCHANGE CONSIDERATION; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

3.1 Exchange Consideration.

(a) The aggregate consideration to be paid to the Company Shareholders in respect of the Company Shares held by the Company Shareholders immediately prior to the Exchange Effective Time shall consist of (i) the Exchange Share Consideration, plus (ii) the Converted Company Shareholder Consideration (the “Total Exchange Consideration”).

(b) The Company shall deliver to SPAC at least four (4) Business Days prior to the Closing, a spreadsheet that sets forth: (i) the Per Share Exchange Value, (ii) the Total Exchange Consideration (which will including any applicable share premium as adjusted by the Holdco Board to issue the Total Exchange Consideration) (iii) the allocation of the Total Exchange Consideration among the Company Shareholders, including the number of Holdco Shares issued to each Exiting Company Shareholder (including those that exercised Company Options prior to the Exchange Effective Time) and to each Converted Company Shareholder, (iv) the Rollover Spreadsheet and (v) the Company’s good faith estimate of the Company Transaction Expenses (the “Payment Spreadsheet”).

(c) At least six (6) Business Days prior to the Closing, SPAC shall cause the Chief Operating Officer of SPAC, solely in his capacity as such, to deliver to the Company a certificate certifying SPAC’s good faith estimate of the SPAC Transaction Expenses, including reasonable supporting materials for the amount of each item included in SPAC Transaction Expenses.

3.2 Conversion of Securities.

(a) At the Merger Effective Time, by virtue of the Merger, and without any further action on the part of SPAC, Merger Sub, Holdco or the Company or the holders of any of the following securities:

(i) each share of SPAC Common Stock (other than SPAC Common Stock held in treasury by SPAC (each, an “Excluded Share” and, collectively, “Excluded Shares”)) issued and outstanding immediately prior to the Merger Effective Time shall be converted into one Holdco Share (the “Per Share Merger Consideration” and the aggregate of the Per Share Merger Consideration, the “Merger Consideration”);

(ii) each share of SPAC Common Stock (other than the Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and (A) each certificate formerly representing shares of SPAC Common Stock (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated shares of SPAC Common Stock (other than Excluded Shares) shall thereafter, in case of both (A) and (B), only represent the right to receive the number of Holdco Shares into which such shares have been converted pursuant to Section 3.2(a)(i) and the right, if any, to receive any distribution or dividend pursuant to Section 3.3(c);

(iii) each Excluded Share shall, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

(iv) each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Solely for purposes of the 1915 Law, the issuance of Holdco Shares by Holdco at the Merger Effective Time (the “Holdco Shares Merger Issuance”) shall be treated as a contribution-in-kind of the SPAC Common Stock (other than the Excluded Shares) to Holdco by the SPAC Stockholders following a share capital increase realized by Holdco.

3.3 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date (and after the Merger Effective Time and the consummation of the transactions contemplated by Section 3.2(a)(i), Section 3.2(a)(ii) and Section 3.2(a)(iii)), Holdco shall deposit with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of SPAC Common Stock, for exchange in accordance with this Article III, the number of Holdco Shares (in uncertificated form or book-entry form) sufficient to deliver the SPAC Consideration consisting of the Holdco Shares to be issued to the holders of SPAC Common Stock (other than Excluded Shares) in the Merger and the SPAC Rights Holders pursuant to the Holdco Shares SPAC Rights Issuance pursuant to this Agreement. In addition, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, any dividends or other distributions payable pursuant to Section 3.3(c) with respect to the Holdco Shares issued as consideration in the Merger for any Holdco Shares with a record and payment date after the Merger Effective Time and prior to the surrender of such shares, together with the amount any dividends or distributions contemplated pursuant to Section 3.3(c), being hereinafter referred to, collectively, as the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver the SPAC Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.3, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Holdco; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that there are losses or any diminution of value with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of any dividends or other distributions payable pursuant to Section 3.3(c), Holdco shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Section 3.3(a) shall be promptly returned to Holdco.

(b) Exchange Procedures. As promptly as practicable after the Merger Effective Time, Holdco shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of record of SPAC Common Stock and SPAC Rights entitled to receive the SPAC Consideration pursuant to Section 3.2 a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and Holdco (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such SPAC Common Stock or SPAC Right (collectively, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within five (5) Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Holdco shall cause the Exchange Agent to deliver (i) the SPAC Consideration and (ii) an amount in immediately available funds (or, if no wire transfer instructions are provided, a check) equal to any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 3.3(c) in accordance with the provisions of this Section 3.3, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated by this Section 3.3, each Certificate entitled to receive a portion of the SPAC Consideration in accordance with Section 3.2 shall be deemed at all times after the Merger Effective Time, as the case may be, to represent only the right to receive upon such surrender the SPAC Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.2 or Section 3.7.

(c) Distributions with Respect to Unexchanged Shares of SPAC Common Stock. No dividends or other distributions declared or made after the Merger Effective Time with respect to the SPAC Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SPAC Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 3.3. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, SPAC shall pay or cause to be paid to the holder of the certificates representing shares of SPAC Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such shares of SPAC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of SPAC Common Stock.

(d) The SPAC Consideration payable upon conversion of the SPAC Common Stock and SPAC Rights in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of SPAC Common Stock and SPAC Rights.

(e) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Common Stock occurring on or after the date hereof and prior to the Merger Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Common Stock and SPAC Rights with respect to the SPAC Consideration for one (1) year after the Merger Effective Time shall be delivered to Holdco, and any holders of SPAC Common Stock or SPAC Rights who have not theretofore complied with this Section 3.3 shall thereafter look only to Holdco for the SPAC Consideration. Any portion of the Exchange Fund with respect to the SPAC Consideration remaining unclaimed by holders of SPAC Common Stock and SPAC Rights, as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, SPAC, Holdco, the Surviving Corporation or any of their respective affiliates shall be liable to any holder of SPAC Common Stock or SPAC Rights for any such SPAC Common Stock (or dividends or distributions with respect thereto) or SPAC Rights or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.3.

(h) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional Holdco Shares will be issued, and any holder of Company Shares, SPAC Common Stock or SPAC Rights entitled to receive a fractional Holdco Share but for this Section 3.3(h) and each person who would otherwise be entitled to a fraction of a Holdco Share (after aggregating all fractional Holdco Shares that would otherwise be received by such person) shall instead have the number of Holdco Shares issued to such person rounded down in the aggregate to the nearest whole Holdco Share

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the SPAC Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.2 or Section 3.7.

3.4 Treatment of Company Options, Company Warrants and Treasury Shares. Pursuant to the terms of the applicable Company Equity Plan or other terms and conditions governing each Company Equity Awards and as specified on the Rollover Spreadsheet:

(a) Company Options. The Company and Holdco shall use reasonable best efforts to provide for the following treatment of the Company Options as set forth in this Section 3.4(a)

(i) It is anticipated that each Unvested Company Option shall, as of the Exchange Effective Time, to the extent set forth under the applicable award agreement or applicable Plan (in each case as amended or modified) in effect immediately prior to the Exchange, automatically and without any action on the part of the holder thereof, be converted into the right to receive an option issued by Holdco (as converted, a “Converted Unvested Option Award”) in such a manner by which such Converted Unvested Option Award shall represent an option award (y) exercisable for the aggregate number of Holdco Shares as set forth opposite the name of each holder thereof on the Rollover Spreadsheet, equal to the product (rounded down to the nearest whole number) of: (I) the number of Company Shares underlying the Company Options immediately prior to the Exchange Effective Time and (II) the Exchange Ratio; and (z) with an exercise price per share equal to the exercise price per Company Ordinary Share underlying the Company Option immediately prior to the Exchange Effective Time multiplied by the Exchange Rate divided by the Exchange Ratio. Each Converted Unvested Option Award shall otherwise be subject to the same terms and conditions (including any vesting requirements) set forth under the applicable award agreement in effect immediately prior to the Exchange Effective Time and are anticipated to be issued under the EIP.

(ii) It is anticipated that each Vested Company Option shall, as of the Exchange Effective Time, to the extent set forth under the applicable award agreement or applicable Plan (in each case as amended or modified) in effect immediately prior to the Exchange, automatically and without any action on the part of the holder thereof, be converted into the right to receive an option issued by Holdco (as converted, a “Converted Vested Option Award”) in such a manner by which such Converted Vested Option Award shall represent an option award (y) exercisable for the aggregate number of Holdco Shares as set forth opposite the name of each holder thereof on the Rollover Spreadsheet, equal to the product (rounded down to the nearest whole number) of (I) the number of Company Shares underlying the Company Options immediately prior to the Exchange Effective Time and (II) the Exchange Ratio; and (z) with an exercise price per share equal to the exercise price per Company Ordinary Share underlying the Company Option immediately prior to the Exchange Effective Time multiplied by the Exchange Rate divided by the Exchange Ratio. Each Converted Vested Option Award shall otherwise be subject to substantially the same terms and conditions set forth under the applicable award agreement in effect immediately prior to the Exchange Effective Time but are anticipated to not be issued under the EIP.

(iii) To the extent an Unvested Company Option or Vested Company Option are not amended or modified as set forth in clauses (i) or (ii) above of this Section 3.4(a), then each such Unvested Company Option or Vested Company Option shall remain in effect under its existing terms unless exercised prior to the Closing pursuant to its terms and conditions.

(b) Company Warrants. It is anticipated that each Company Warrant shall have (i) either been exercised in exchange for Company Shares, converted into the right to receive cash or converted into warrants of Holdco, in each pursuant to the terms of such Company Warrant, and in each case shall no longer be outstanding and shall be automatically be cancelled, extinguished and retired and shall cease to exist, or (ii) otherwise remain in effect under its existing terms.

(c) Restricted Shares. It is anticipated that each Company Share that is received in connection with the exercise of the Company Options set forth on Section 3.4(c) of the Company Disclosure Schedule shall receive a number of Holdco Shares equal to the Exchange Ratio and such Holdco Shares shall be restricted with substantially similar restrictions as included in such Company Options immediately prior the Exchange Effective Time (including vesting restrictions).

(d) Company Treasury Shares. Each Company Treasury Share that is issued immediately prior to the Exchange Effective Time shall, as of the Exchange Effective Time, automatically and without any action on the part of the Company, be cancelled and extinguished without any conversion thereof or payment therefor.

3.5 Stock Transfer Books. At the Merger Effective Time, following the recordation of the Transactions in the share records of Holdco, the stock transfer books of SPAC shall be closed and there shall be no further registration of transfers of SPAC Common Stock or SPAC Rights thereafter on the records of SPAC. From and after the Merger Effective Time, the holders of Certificates representing SPAC Common Stock and SPAC Rights outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such SPAC Common Stock or SPAC Rights, except as otherwise provided in this Agreement or by applicable Law. On or after the Merger Effective Time, any Certificates presented to the Exchange Agent or Holdco for any reason shall be converted into the SPAC Consideration in accordance with the provisions of Section 3.2 or Section 3.7.

3.6 SPAC Warrants. At the Merger Effective Time, each SPAC Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the SPAC Warrant Agreement, cease to represent a right to acquire the number of shares of SPAC Common Stock set forth in such SPAC Warrant and shall be converted in accordance with the terms of such SPAC Warrant Agreement, at the Merger Effective Time, into a right to acquire one (1) Holdco Share (a “Holdco Warrant” and collectively, the “Holdco Warrants”) on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the SPAC Warrant Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.6, including causing the SPAC Warrant to be amended or amended and restated to the extent necessary to give effect to this Section 3.6 including adding Holdco as a party thereto, such amendment to be in substantially in the form of the Assignment, Assumption and Amendment Agreement attached hereto as Exhibit F (the “SPAC Warrant Amendment”).

3.7 SPAC Rights. At the Merger Effective Time, with respect to each SPAC Right held by a SPAC Rights Holder, each such SPAC Right held by such SPAC Right Holder that is outstanding immediately prior to the Merger Effective Time shall cease to represent a right to acquire the 1/20th share of SPAC Common Stock set forth in such SPAC Right and the total SPAC Rights owned by each such SPAC Rights Holder shall be converted into the right to receive a number of Holdco Shares equal to: (a) the total number of SPAC Rights beneficially owned by such SPAC Rights Holder divided by (b) twenty (20) (such amount rounded down to the nearest whole number) (the “SPAC Rights Consideration” and together with the Merger Consideration, the “SPAC Consideration”). At the Merger Effective Time, Holdco shall issue to the SPAC Rights Holder the SPAC Right Consideration (the “Holdco Shares SPAC Rights Issuance”) in the same manner as the issuance of the Merger Consideration. Solely for purposes of the 1915 Law, the Holdco Shares SPAC Rights Issuance shall be treated as a contribution-in-kind of the SPAC Rights to Holdco by the SPAC Rights Holders following a share capital increase realized by Holdco.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule (it being understood and agreed that information disclosed in any Section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of the Company Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other Section is reasonably apparent on the face of such disclosure) delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC, Holdco and Merger Sub as follows:

4.1 Organization and Qualification; Subsidiaries.

(a) The Company and each subsidiary of the Company (each, a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (insofar as such concept exists in such jurisdiction) and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary (i) has all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified or licensed as a foreign corporation or other organization to do business and (iii) is in good standing, in each jurisdiction (insofar as such concept exists in such jurisdiction) where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to have such governmental approval or be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of organization or incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, in each case, as of the date hereof, is set forth in Section 4.1(b) of the Company Disclosure Schedule. Except with respect to the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

4.2 Organizational Documents. The Company has prior to the date of this Agreement made available a complete and correct copy of the Organizational Documents of the Company and each Company Subsidiary. Such Organizational Documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents in any material respect.

4.3 Capitalization.

(a) As of the date hereof, 119,540 Company Shares are issued, including 4,986 Company Treasury Shares as set forth on Section 4.3(a) of the Company Disclosure Schedule (the “Issued Capital Stock”). As of the date hereof, the Company has granted Company Options to purchase Company Shares in the amounts as set forth on Section 4.3(a) of the Company Disclosure Schedule. As of the date hereof, the Company has granted Company Warrants to purchase Company Shares in the amounts as set forth on Section 4.3(a) of the Company Disclosure Schedule. Other than the Convertible Bonds, there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the Company Shareholders’ Agreement and the Ancillary Agreements, and there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of the Company or any of the Company Subsidiaries.

(b) As of the date hereof, 4,986 Company Treasury Shares are available to satisfy granted Company Options and further grants under the Company Equity Plans. Section 4.3(b) of the Company Disclosure Schedule sets forth a list of each outstanding Company Option granted to each employee of the Company or any Company Subsidiary or any other person including (i) the name of the holder of such Company Equity Award; (ii) the number of Company Shares subject to such outstanding Company Option; (iii) if applicable, the exercise price, purchase price, or similar pricing of such Company Option, (iv) the date on which such Company Option was granted or issued; (v) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Option is vested and exercisable as of the date hereof; and (vi) the date on which such Company Option expires. All Company Shares subject to issuance under the Company Equity Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable.

(c) Other than pursuant to the Company Shareholders’ Agreement, the Company Organizational Documents or as set forth in the Company Equity Plan or any Company Equity Award issued thereunder, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(d) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens (other than any Permitted Liens), options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(e) The Company Shareholders collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued Company Shares). Except as set forth in Section 4.3(e) of the Company Disclosure Schedule and Section 4.3(b) of the Company Disclosure Schedule, and except for the shares of the Company held by shareholders of the Company and the Convertible Bonds, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued.

(f) All issued Company Shares and all issued shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

4.4 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, including approval by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than the recordation of appropriate documents as required by the DGCL as the case may be). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the knowledge of the Company, no state, provincial, federal, domestic or foreign takeover statute is applicable to the Transactions, except as otherwise contemplated herein.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL or the 1915 Law and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.5(b), the performance of this Agreement and each such Ancillary Agreement by the Company will not (i) conflict with or violate the Organizational Documents of the Company or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except (in case of clause (ii) and (iii)) for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, rules and regulations of Nasdaq, the notification requirements of applicable Antitrust Laws, if any, and filing and recordation of appropriate documents or other documents as required by the SEC, DGCL or the 1915 Law, and (ii) as and where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Company from performing its material obligations under this Agreement and each such Ancillary Agreement.

4.6 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except as and where such conflict, default, breach or violation, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Company from performing its material obligations under this Agreement and each such Ancillary Agreement. Since January 1, 2017, neither the Company nor any Company Subsidiary has received any written notices from any Governmental Authority alleging violation of any applicable Laws and to the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.

4.7 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of the consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2020 and 2019, and the related consolidated income statements and cash flows of the Company and the Company Subsidiaries for the years ended December 31, 2020 and 2019 (the “Consolidated Financial Statements”), which are attached as Section 4.7(a) of the Company Disclosure Schedule. Such Consolidated Financial Statements were subject to PCAOB audit procedures by the Company’s Independent Registered Public Accounting Firm and the audit opinion will be delivered pursuant to and in accordance with Section 8.13. The Consolidated Financial Statements (including the notes thereto) (i) were prepared in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board (the “Accounting Principles”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) Except as and to the extent set forth on the Consolidated Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with the Accounting Principles except for (i) liabilities that were incurred in the ordinary course of business or in connection with the Transactions since December 31, 2020, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) any other liabilities and obligations which individually or in the aggregate, would not have a Material Adverse Effect.

(c) (i) Neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof other than in the ordinary course with the accounting or auditing firms engaged on behalf of the Company and the Company Subsidiaries.

(d) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

4.8 Absence of Certain Changes or Events. Since December 31, 2020 and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements, actions or omissions taken as a result of COVID-19 and COVID-19 Measures, or as expressly contemplated or permitted by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course and in a manner consistent with past practice in all material respects, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.1.

4.9 Absence of Litigation. As of the date hereof, there is no material litigation, proceeding, cause of action, lawsuit, audit, assessment or reassessment, petition, complaint, charge, grievance, prosecution, demand, hearing, written notice, inquiry, investigation, subpoena, summons, inspection, or administrative or other similar proceeding, mediation or arbitration (including any appeal or application for review) of any kind or nature, in law or in equity (an “Action”), pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. As of the date hereof, neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of the Company Equity Plan and all other bonus, stock option, stock purchase, restricted stock, equity or equity-based, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, severance, retention, separation, change in control, health, welfare, fringe benefit, sick pay and vacation plans or arrangements or other material employee benefit plans, programs, ex gratia promises, policies, agreements or arrangements, whether formal or informal, in each case which are maintained, sponsored by, or contributed to by (or for which there is an obligation to contribution to by) the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, individual independent contractor and/or consultant, or with respect to which the Company or any Company Subsidiary has or could incur any present or future liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to SPAC, if applicable, a list of all relevant Plans together with (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, and (ii) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.

(c) Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will or could reasonably be expected to (alone or in combination with any other event) (i) result in (A) an increase in the amount of compensation or benefits to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (B) any payment or benefit becoming due to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (C) the acceleration of the vesting, funding or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; or (D) any increased or accelerated funding obligation with respect to any Plan; or (ii) limit the right to merge, amend or terminate any Plan.

(d) None of the Plans provide for, nor does the Company nor any Company Subsidiary have or reasonably expect to have any liability or obligation to provide any post-employment or post-service health or welfare benefits or retiree medical or life insurance to any current or former employee, officer, director, individual independent contractor or consultant of the Company or any Company Subsidiary after termination of employment or service except (i) as set forth in any existing employment or severance agreement or (ii) as may be required under applicable Law for which the covered individual pays the full cost of coverage.

(e) In all material respects, (i) each Plan has been established, maintained and administered in accordance with its terms and in compliance with the requirements of all applicable Laws and (ii) other than routine claims for benefits in the ordinary course of business, no actions, litigation, claims, lawsuits, audits, inquiries, arbitrations, investigations, or proceedings are pending or, to the knowledge of Company, threatened, from any Governmental Authority in connection with any Plan or by or on behalf of any participant in any Plan, or otherwise involving or relating to any Plan or the assets of any Plan or any trust thereunder or the plan sponsor or plan administrator of any Plan (acting in such individual’s capacity as plan sponsor or plan administrator) and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such action, litigation, claim, lawsuit, audit, inquiry, arbitration, investigation or proceeding.

(f) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, either individually or in the aggregate, there have been no acts or omissions by the Company or Company Subsidiary with respect to any Plan that have given or could reasonably be expected to give rise to any fines, penalties or related charges under applicable Law.

(g) All material liabilities or expenses of the Company or any Company Subsidiary in respect of any Plan which have not been paid have been properly accrued on the Company’s or any Company Subsidiary’s most recent financial statements in compliance with the Accounting Principles. With respect to each Plan, all material contributions or payments (including all employer contributions, employee salary reduction contributions, and premium or benefit payments) that are due or are required to be made under the terms of any Plan or in accordance with applicable Laws have been made within the time periods prescribed by the terms of each such Plan and applicable Laws, as the case may be, except as would not result in material liability to the Company, and all such contributions or payments that are not yet due or required to be made under the terms of any Plan or in accordance with applicable Laws have been properly accrued in accordance with the Accounting Principles, applied on a consistent basis, and reflected on the Company’s or any Company Subsidiary’s audited financial statements.

4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule contains a correct and complete list of all Employees of the Company and any Company Subsidiary as of the date hereof, setting forth for each such individual the following: (i) name; (ii) job title; (iii) date of birth; (iv) hire date or date the contract of employment began; (v) gross annual salary; and (vi) variable compensation; (vii) notice period; (viii) vacation entitlement; and (ix) details of which company employs each Employee. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all Employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) Section 4.11(b) of the Company Disclosure Schedule contains a correct and complete list of all the self-employees (the “Self-Employees”) acting for the Company as of the date hereof, together with the type of activity/service provided by each of them and the relevant compensation. The relationships with the Self-Employees and the consultants of the Company (the “Consultants”) have been established, conducted and remunerated in accordance with applicable Law and with the terms and conditions of the relevant agreements.

(c) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former Employees, Self-Employees and Consultants, or any class of the foregoing, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no material unfair labor practice complaints pending against the Company or any Company Subsidiary before the competent Labor Court; (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, by or with respect to any employees of the Company or any Company Subsidiary; and (v) the Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees or former Employees (including redundancy payments or failure to comply with any order for reinstatement or re-engagement of any Employee).

(d) (i) The Company and the Company Subsidiaries are and for the past three (3) years have been in compliance in all respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings, immigration, working time regulations including meal and rest breaks, minimum salary regulation set forth by the applicable National Collective Bargaining Agreement, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and where required, maintain adequate and up to date records which will be available on Closing and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (ii) to the knowledge of the Company, no employee of the Company has been or is being investigated in connection with any misconduct, nor subject to any disciplinary action in connection with such misconduct, that would be expected to have a Company Material Adverse Effect.

(e) To the Company’s knowledge, the Company and the Company Subsidiaries are in all material respects in compliance with any Laws, recommendations or guidance issued by any applicable Governmental Authority relating in any way to the work of Employees or procedures for returning to work for Employees with respect to COVID-19.

(f) No notice to terminate the contract of employment of any Employee of the Company (whether given by the relevant employer or by the Employee) is pending, outstanding or threatened.

(g) Except with respect to the Company Equity Plans, the Company is not a party to, bound by or proposing to introduce in respect of any of its directors, Employees any share option, profit sharing, bonus commission or any other scheme relating to the profit or sales of the Company.

(h) True, complete and accurate copies of all form contracts, and any contracts that contain material deviations from such form contracts, which apply to Employees have been provided and the Company has not offered, promised or agreed to any future variation in the contract of any Employee.

4.12 Real Property; Title to Assets.

(a) None of the Company nor any of the Company Subsidiaries has owned or presently owns (i) fee simple title to any real property or (ii) any ground lease interest under or pursuant to a ground lease.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and also identifies with respect to each Leased Real Property, each lease, sublease, license or other contractual arrangement under which such Leased Real Property is occupied or used (each, a “Lease”), including the date of and legal name of each of the parties to such Lease, and each guaranty, amendment, restatement, modification or supplement thereto (collectively, the “Lease Documents”). True, correct and materially complete copies of all Lease Documents have been made available to SPAC.

(c) The Leased Real Property constitutes all material interests in real property currently used, occupied or held for use in connection with the business of the Company or Company Subsidiaries as it was conducted prior to the COVID-19 pandemic and necessary for the continued operation of the business of the Company or the Company Subsidiaries, as applicable. The Leased Real Property, including all buildings, fixtures and other improvements constituting a part thereof, is in good operating condition, except for ordinary wear and tear, without structural defects and is suitable, sufficient and appropriate for its current and contemplated uses. All mechanical and other systems located at the Leased Real Property are in good operating condition, except for ordinary wear and tear, and no condition exists requiring material repairs (other than routine maintenance) or material alterations thereof. No Leased Real Property is subject to any sublease, license or right of occupancy in favor of any third party.

(d) The Company or the applicable Company Subsidiary has a valid, binding and enforceable, subject to the Remedies Exceptions, leasehold interest under each of the Leases, free and clear of all Liens other than Permitted Liens. Each Lease is in full force and effect and is the valid, binding and enforceable, subject to the Remedies Exceptions, obligation of each party thereto in accordance with its terms. The Company or the applicable Company Subsidiary has accepted full possession of each individual Leased Real Property and is currently occupying and using same pursuant to the terms of the applicable Lease. No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under such Lease, which has not been re deposited in full. All “landlord work” and “tenant work” or other improvements or construction required or contemplated by each Lease has been completed in accordance with the applicable Lease and accepted by the Company or the applicable Company Subsidiary. None of the Company nor any of the Company Subsidiaries, nor to the Company’s knowledge, any other person is in material breach or material violation of, or default under, any Lease and no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both). No party to any material Lease has exercised any termination rights with respect thereto, and no such party has given written notice of any outstanding material dispute with respect to any Lease. Following the consummation of the Transactions, the Company or the applicable Company Subsidiary will have a valid, binding and enforceable, subject to the Remedies Exceptions, leasehold interest under each of the Leases, free and clear of all Liens other than Permitted Liens, and full right to possess and use the Leased Real Property in accordance with the Leasee.

(e) The Company or the applicable Company Subsidiary has all certificates of occupancy, permits, licenses, certificates of authority, authorizations, approvals, registrations, and other similar consents issued by or obtained from any Governmental Authority necessary for the current use and operation of the Leased Real Property in all material respects. The Leased Real Property is in compliance in all material respects with all applicable Laws, including, fire, health, building, use, occupancy, subdivision and zoning laws.

(f) There do not exist any actual or, to the Company’s knowledge, threatened condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and none of the Company nor any of the Company Subsidiaries has received any written notice of the intention of any Governmental Authority or other person to take or use any Leased Real Property or any part thereof or interest therein.

(g) The Company or the Company Subsidiaries, as applicable, have not received any written notice from any insurance company that has issued a policy with respect to any Leased Real Property (i) requiring performance of any structural or other repairs or alterations to such Leased Real Property that have not been completed, (ii) increasing the premiums payable under such insurance policy as a result of the current or proposed use of the Leased Real Property insured under such insurance policy or (iii) cancelling such insurance policy.

(h) None of the Company nor any of the Company Subsidiaries, nor any of their respective affiliates owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign or dispose of any portion of or interest in the Leased Real Property or the Leases.

4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Intellectual Property rights and applications for registrations of Intellectual Property rights that are owned or purported to be owned by the Company or the Company Subsidiaries (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person, that are material to the business of the Company or the Company Subsidiaries as currently conducted (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost or aggregate annual license and maintenance fees of less than $150,000); and (iii) to the extent not covered in clause (ii), any Software or Business Systems, owned or purported to be owned or licensed by the Company or any Company Subsidiary that is material to the business of the Company or any Company Subsidiary as currently conducted that would have a replacement cost of more than $150,000 and (iv) unregistered proprietary Software owned or purported to be owned by the Company or any Company Subsidiary that is material to, and required to operate, the business of the Company and the Company Subsidiaries as of the date hereof. To the knowledge of the Company, the Company IP constitutes all material Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof in all material respects.

(b) The Company or any one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, pursuant to a written license, all Company-Licensed IP and Business Systems, including Software. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened in writing, or, other than upon expiration of its statutory term in the ordinary course, pending.

(c) The Company and each of its applicable Company Subsidiaries take reasonable actions to maintain, protect, and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information in all material respects. Neither the Company nor any Company Subsidiaries have disclosed any trade secrets or other Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or intentionally in the conduct of the Company’s business in the ordinary course including the marketing, sale, distribution and maintenance of Products.

(d) (i) To the Company’s knowledge, there have been no claims properly filed and served, or threatened in writing (including email) to be filed, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All persons who have contributed, created, conceived, or otherwise developed any Company-Owned IP have executed valid, written agreements with the Company or one of the Company Subsidiaries, pursuant to which such persons agreed to assign to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property contributed, created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary. There are no outstanding Actions, and, to the Company’s knowledge, no circumstances that exist that would give rise to any Action, for any compensation or other payments to such person in relation to any Company IP that such person has contributed, created, conceived or otherwise developed. To the Company’s knowledge, no employee, independent contractor, or agent of the Company or the Company Subsidiaries has misappropriated any material trade secrets of the Company or the Company Subsidiaries in the course of his or her performance as an employee, independent contractor, or agent, and no employee, independent contractor, or agent of the Company or the Company Subsidiaries is in material default or material breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or contract to the extent relating to the protection, ownership, development, use or transfer of Company IP.

(f) The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) require the Company or any Company Subsidiary to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge other than use of Open Source Software that is intentionally limited to libraries, which use does not impose any licensing restrictions regarding use of proprietary software developed using such libraries.

(g) The Company or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2019, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(h) The Company and each of the Company Subsidiaries comply in all material respects with (i) all applicable Data Protection Laws (including any data collected in connection with COVID-19 screening pursuant to the recommendation issued by the Italian Data Protection authority), (ii) any applicable GDPR privacy or other policies adopted by the Company or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Data, and (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to Data Protection Laws. The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data in material compliance with the GDPR provisions. Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has (x) experienced any material data security breaches that were required to be reported under applicable Data Protection Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Protection Laws in any material respect.

(i) The Company or one of the Company Subsidiaries has all rights to use the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date in all material respects.

4.14 Taxes.

(a) The Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of the Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are (whether or not such Taxes have been reported on any Tax returns) being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Closing; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which assessment or deficiency has not yet been resolved; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) that will have continuing effect after the Closing (other than among any of the Company and the Company Subsidiaries) or has a potential liability or obligation to any other person (other than the Company and the Company Subsidiaries) as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) To the Knowledge of the Company, as of the date hereof, none of the Company and the Company Subsidiaries are required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax law) in existence on or prior to the Closing Date; (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including all reporting and recordkeeping requirements related thereto.

(e) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f) Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of the Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(h) The Company has made available to SPAC true, correct and complete copies of the income Tax Returns filed by the Company and the Company Subsidiaries for tax years 2018, 2019 and 2020.

(i) Neither the Company nor any of the Company Subsidiaries has within the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(k) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company or any of the Company Subsidiaries, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, which is still pending or unresolved.

(l) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(m) Equity interests in the Company are not United States real property interests within the meaning of Section 897(c)(1) of the Code. None of the Company and the Company Subsidiaries: (i) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. None of the Company and the Company Subsidiaries has made an election under Section 965(h) of the Code.

(n) The Company and each Company Subsidiary is, and has been since its formation, treated as a foreign corporation for United States federal income tax purposes other than D-Orbit, Inc.

(o) Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Exchanges from qualifying for the Intended Tax Treatment.

(p) Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 4.14 and in Section 4.10 (to the extent related to Taxes) shall constitute the only representations and warranties by the Company and the Company Subsidiaries with respect to Taxes.

4.15 Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is and has been since January 1, 2019 in compliance with all applicable Environmental Laws; (b) each of the Company and the Company Subsidiaries has obtained and is in compliance with all permits, licenses, franchises, grants, exemptions, registrations, accreditations and other authorizations required under Environmental Laws (“Environmental Permits”) to own, lease and operate its properties and to carry on its business, and each such Environmental Permit is in full force and effect, free from breach, and will not be adversely affected by the Transactions; (c) neither the Company nor any Company Subsidiary has received written notice from any person regarding any actual or alleged violation of, or liability under, any Environmental Law, the subject of which has not been fully resolved; (d) except for regulatory orders of general applicability, neither the Company nor any Company Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award applicable to it or with respect to its assets arising under Environmental Law under which any material obligation remains unsatisfied; (e) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary are contaminated with any Hazardous Substance in violation of applicable Environmental Laws or in a manner that requires or would reasonably be expected to require reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (f) neither the Company nor any Company Subsidiary has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Substances, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to material liability under any Environmental Law; (g) to the knowledge of the Company, the Transactions will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any so-called “transaction-triggered” or “responsible property transfer” requirements in any Environmental Laws; (h) neither the Company nor any Company Subsidiary has, either expressly or by operation of Law, assumed or undertaken any material liability, including any obligation for corrective or remedial action, of any other person relating to Environmental Laws.

4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than €250,000, in the aggregate, in the prior or current fiscal year;

(ii) each contract and agreement with Suppliers for expenditures paid or payable by the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of any Products of the Company or any Company Subsidiary, of more than €200,000, in the aggregate, in the prior or current fiscal year;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company;

(iv) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all (A) employment agreements pursuant to which an employee is entitled to receive base annual compensation in excess of €150,000; and (B) consulting agreements pursuant to which an independent contractor is entitled to receive annual payments in excess of € 150,000; and (C) severance agreements that provide for mandatory or potential severance payments in excess of €150,000.

(vi) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than €250,000;

(vii)   all material definitive partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(ix) all collective bargaining agreements or other contracts with any union, works council or labor organization;

(x) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any material respect in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi) all leases or master leases of personal property reasonably likely to result in annual payments of €250,000 or more in a 12-month period;

(xii)   all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(ii) of the Company Disclosure Schedule;

(xiii) all contracts or agreements under which the Company has agreed to purchase goods or services from a Supplier or other person on a preferred supplier or “most favored supplier” basis; or

(xiv) contracts which involve the license or grant of rights to Company-Owned IP by the Company or the Company Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business.

(b) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (subject to the Remedies Exception) and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to SPAC true and materially complete copies of all Material Contracts, including amendments thereto that are material in nature.

(c) The Company has not altered or amended any Material Contract in response to COVID-19 and no counterparty to any Material Contract has sought to or threatened in writing or, to the knowledge of the Company, otherwise threatened to renegotiate any Material Contract or threatened non-performance under any Material Contract, in each case, as a result of COVID-19.

4.17 Insurance. Except as would not have a Company Material Adverse Effect: (a) each policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; and (b) neither the Company nor any Company Subsidiary is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.

4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of the full Company Board at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent in lieu of a meeting, has duly (a) determined that this Agreement and the Transactions are in the best interests of the Company, and (b) approved this Agreement and the Transactions. No approval or vote is required by the Company Shareholders to approve or adopt this Agreement other than the execution and consummation of the Exchange Agreement by the Company Shareholders to effect the Exchange.

4.19 Certain Business Practices.

(a) None of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors, officers, agents or employees of the Company or any Company Subsidiary, has:

(i)   used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity;

(ii)   made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Anti-Corruption Laws; or

(iii) made any payment in the nature of bribery.

(b) The Company, any Company Subsidiary and, to the Company’s knowledge, their respective directors, officers, agents and employees, are in material compliance with Anti-Corruption Laws and Anti-Money Laundering Laws, including with regard to financial recordkeeping and reporting requirements in all jurisdictions in which the Company and any Company Subsidiary conducts business.

(c) None of the Company, any Company Subsidiary, nor, to the Company’s knowledge, any of their respective directors, officers, agents or employees: (i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Anti-Corruption Laws or Anti-Money Laundering Laws; or (ii) made a voluntary, directed, or involuntary disclosure to any governmental authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Anti-Corruption Laws or Anti-Money Laundering Laws.

(d) The Company as well as its respective affiliates have instituted and maintain in effect policies and procedures reasonably designed to achieve compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

4.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and pursuant to any Plan or as set forth in Section 4.20 of the Company Disclosure Schedules, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. As of the date of this Agreement, the Company and the Company Subsidiaries have not (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

4.21 Exchange Act; Proxy Statement/Prospectus and Registration Statement.

(a) Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

(b) None of the information relating to the Company supplied by the Company in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representation with respect to any forward-looking statements supplied by or on behalf of the Company for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

4.22 Brokers. Except as set forth in Section 4.22 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

4.23 Sanctions, Import Control, and Export Control Laws.

(a) None of the Company, any Company Subsidiary, nor any of their respective directors, officers, employees or agents was in the past five years or is a Restricted Person.

(b) None of the Company nor any Company Subsidiary, is in material violation of, or has materially violated in the past five years, Sanctions Laws, Import Controls Laws, or Export Control Laws.

(c) None of the Company nor any Company Subsidiary:

(i)   is or has been in the past five years subject to any written action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws, Import Control Laws, or Export Control Laws; or

(ii)   in the past five years made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws, Import Control Laws, or Export Control Laws.

4.24 Government Contracts. To the knowledge of the Company, during the past two (2) years, neither the Company nor any Company Subsidiary has (a) materially breached or materially violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract as applicable to the Company or Company Subsidiary; (b) been suspended or debarred from bidding on Government Contracts by a Governmental Authority; (c) received written notice of any audit or investigation by any Governmental Authority with respect to any Government Contract (other than routine audits, examinations or investigations conducted by a Governmental Authority in the ordinary course of business pursuant to such Government Contract); (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Authority or any other Person any written notice of material breach, cure, show cause or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; (g) received any small business set-aside contract, any other set-aside contract or other order or contract requiring small business or other preferred bidder status or (h) entered any Government Contracts payable on a cost-reimbursement basis. To the knowledge of the Company, there are no material outstanding written claims or disputes in connection with the Company’s Government Contracts. To the knowledge of the Company, there are no outstanding or unsettled written allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Government Contracts (other than routine audits, examinations or investigations conducted by a Governmental Authority in the ordinary course of business pursuant to such Government Contract).

4.25 Exchange Agreement. Notwithstanding anything in this Article IV to the contrary, as of the date of the full execution of the Exchange Agreement, (a) the Exchange Agreement when entered into will be a legal, valid and binding obligation of the Company, Holdco (subject to the Remedies Exception) and, to the knowledge of the Company, each of the Company Shareholders party thereto, (b) neither the Company nor Holdco will be in breach or violation of, or default under, any Exchange Agreement nor has any Exchange Agreement been terminated or canceled by any Company Shareholder, (c) no Company Shareholder will be in breach or violation of, or default under, the Exchange Agreement and (d) the Company and Holdco will not have received any written or, to the knowledge of the Company, oral claim of default under any such Exchange Agreement. The Company will have furnished or made available to SPAC true and complete copy of the Exchange Agreement, including amendments thereto that are material in nature. The Company has not altered or amended the Exchange Agreement and no Company Shareholder has sought to or threatened in writing or, to the knowledge of the Company, otherwise threatened to renegotiate any Exchange Agreement or threatened non-performance under the Exchange Agreement, in each case, as to which such Company Shareholder is a party.

4.26 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article V
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in SPAC’s disclosure schedule (it being understood and agreed that information disclosed in any Section of the SPAC Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of the SPAC Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other Section is reasonably apparent on the face of such disclosure) delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”), SPAC hereby represents and warrants to the Company as follows:

5.1   Corporate Organization.

(a) SPAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. SPAC has all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approval or be so qualified or licensed and in good standing would not have a SPAC Material Adverse Effect.

(b) SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

5.2   Certificate of Incorporation and By-laws. SPAC has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents. The SPAC Organizational Documents are in full force and effect. SPAC is not in violation of any of the provisions of the SPAC Organizational Documents in any material respect.

5.3   Capitalization.

(a) As of the date hereof, the authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Common Stock, par value $0.0001 per share, and (ii) 1,000,000 shares of SPAC Preferred Stock, par value $0.0001 per share. As of the date of this Agreement, (A) 14,625,000 shares of SPAC Common Stock are issued and outstanding (which includes 11,500,000 shares subject to Redemption Rights), (B) no shares of SPAC Preferred Stock are issued and outstanding, (C) no shares of SPAC Common Stock are held in the treasury of SPAC, (D) 11,500,000 redeemable warrants to purchase SPAC Common Stock and 5,425,000 private placement warrants to purchase SPAC Common Stock are issued and outstanding and (E) 11,500,000 SPAC Rights. Each SPAC Warrant is exercisable for the number of shares of SPAC Common Stock stated in each SPAC Warrant at an exercise price of $11.50 per share.

(b) All outstanding shares of SPAC Common Stock, SPAC Warrants and SPAC Rights (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are not subject to any preemptive rights, (iii) have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and (iv) were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents.

(c) Other than the SPAC Warrants, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any person.

(d) Other than Redemption Rights, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any persons.

5.4   Authority Relative to this Agreement. SPAC has all necessary corporate power and corporate authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to obtaining the Requisite SPAC Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is a party and the consummation by SPAC of the Transactions have been duly and validly authorized by all necessary corporate action, including approval by the SPAC Board, and no other corporate proceedings on the part of SPAC is necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than the Requisite SPAC Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by SPAC and, assuming due authorization, execution and delivery by the Company, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC, in accordance with its terms subject to the Remedies Exceptions.

5.5   No Conflict; Required Filings and Consents.

(a) Subject to obtaining the requisite consent of the SPAC Stockholders to approve the SPAC Proposals and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution and delivery by SPAC of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by SPAC will not, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.5(b) have been obtained and all filings and obligations described in Section 5.5(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to SPAC or by which any of its property or assets is bound or affected in any material respect, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any of its property or assets is bound or affected, except, in each case as would not have a SPAC Material Adverse Effect.

(b) The execution and delivery by SPAC of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, stock exchange and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a SPAC Material Adverse Effect.

5.6   Compliance. SPAC is not or has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or by which any property or asset of SPAC is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any property or asset of SPAC is bound. SPAC and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted. No employee, officer, director or agent of SPAC has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority from involvement in the operations in a business similar to the business of the Company and the Company Subsidiaries.

5.7   SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Except as set forth on Section 5.7 of the SPAC Disclosure Schedule, SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since November 23, 2020, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports, SPAC has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business.

(d) SPAC is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

(e) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f)   SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involves management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since December 31, 2019, there have been no material changes in SPAC internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(i)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.8   Absence of Certain Changes or Events. Since June 30, 2020, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice in all material respects and (b) there has not been any SPAC Material Adverse Effect.

5.9   Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of SPAC and the SPAC Stockholders, (ii) approved this Agreement, the SPAC Proposals and the Transactions and declared their advisability, (iii) recommended that the SPAC Stockholders approve and adopt this Agreement, the SPAC Proposals and the Transactions, and directed that this Agreement, the SPAC Proposals and the Transactions, be submitted for adoption and approval by the SPAC Stockholders at the SPAC Stockholders’ Meeting, and (iv) adopted a resolution having the effect of causing the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203 of the DGCL) not to apply to the execution, delivery or performance of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement (the “SPAC Board Recommendation”).

(b) The only vote of the holders of any class or series of capital stock of SPAC necessary to effect the Transactions contemplated by this Agreement are the Requisite SPAC Stockholder Approvals.

(c) SPAC has taken all action required to be taken by it so that the restrictions on “business combinations” (as defined in Section 203 of the DGCL) are inapplicable to this Agreement, the Merger and the other Transactions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statue or regulation or any anti-takeover provision in SPAC’s Organizational Documents is applicable to this Agreement, the Merger or the other Transactions. SPAC does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement.

5.11 Brokers. Except as set forth in Section 5.11 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC.

5.12 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $116,000,000 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at UBS Financial Services Inc. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to that certain Investment Management Trust Agreement, dated as of November 23, 2020, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied) (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or (b) to the knowledge of SPAC, that would entitle any person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise taxes from any interest income earned in the Trust Account and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. There are no claims, proceedings or other Actions pending with respect to, or against, the Trust Fund and, to the knowledge of SPAC, there are no events, circumstances or conditions that would reasonably result in any such claim, proceeding or other Action. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (A) to SPAC Stockholders who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Merger and (E) to underwriters to pay deferred underwriting fees incurred in connection with SPAC’s initial public offering. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing.

5.13 Employees. Other than any officers of SPAC as described in the SPAC SEC Reports, SPAC has never employed any employees. Other than consultants and advisors retained in the ordinary course of business (including in connection with the Transactions) or as described in the SPAC SEC Reports, SPAC has never retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Except as set forth in Section 5.13 of the SPAC Disclosure Schedules, neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment becoming due to any director, officer or employee of SPAC, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which SPAC is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

5.14 Taxes.

(a) SPAC (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that SPAC is otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or are otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which assessment or deficiency has not yet been resolved; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) SPAC is not party to, bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) To the knowledge of SPAC, as of the date hereof, SPAC is not required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax law) in existence on or prior to the Closing Date; (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code.

(d) SPAC has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e) SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f)   SPAC does not have any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) SPAC does not have any request for a material ruling in respect of Taxes pending between SPAC, on the one hand, and any Tax authority, on the other hand.

(h) SPAC has made available to the Company true, correct and complete copies of the U.S. federal income Tax Returns filed by SPAC for the 2020 tax year.

(i)   SPAC has not since incorporation distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)   SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) There are no Tax liens upon any assets of SPAC except for Permitted Liens.

(l)   SPAC (A) is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(2) or (B) has not received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. SPAC has not made an election under Section 965(h) of the Code.

(m) SPAC has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Exchange from qualifying for the Intended Tax Treatment.

(n) Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 5.14 shall constitute the only representations and warranties by the SPAC with respect to Taxes.

5.15 Listing. The issued and outstanding shares of SPAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “BREZ”. The issued and outstanding SPAC Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “BREZR”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “BREZW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the shares of SPAC Common Stock, SPAC Warrants or SPAC Rights or terminate the listing of SPAC on the Nasdaq Capital Market. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of SPAC Common Stock, the SPAC Warrants or the SPAC Rights under the Exchange Act.

5.16 Prior Business Operation. SPAC has limited its activities in all material respects to those activities (a) contemplated in the prospectus of SPAC, dated as of November 23, 2020, or (b) otherwise necessary to consummate the Transactions.

5.17 SPAC Material Contracts.

(a) The SPAC SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC is party (the “SPAC Material Contracts”).

(b) Each SPAC Material Contract is in full force and effect and, to the knowledge of SPAC, is valid and binding upon and enforceable against each of the parties thereto (subject to the Remedies Exception), except insofar as enforceability may be limited by the Remedies Exceptions. True and complete copies of all SPAC Material Contracts have been made available to the Company.

5.18 Investment Company Act. SPAC is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940.

5.19 Proxy Statement/Prospectus and Registration Statement. None of the information relating to SPAC supplied by SPAC in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that SPAC makes no representation with respect to any forward-looking statements supplied by or on behalf of SPAC for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

5.20 SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, which it has engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any of the Company Subsidiaries or their Representatives (including the Company Shareholders), except for the representations and warranties of the Company expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its shareholders, affiliates or Representatives shall have any liability to SPAC or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, whether orally or in writing, in any confidential information memoranda, the Dataroom or other “datarooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the Company Subsidiaries.

Article VI
REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB

Each of Holdco and Merger Sub hereby represents and warrants to SPAC as follows:

6.1   Corporate Organization. Each of Holdco and Merger Sub is a corporation duly organized, validly existing and in good standing (insofar as such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

6.2   Certificate of Incorporation and By-laws. Each of Holdco and Merger Sub has heretofore furnished to SPAC complete and correct copies of the Holdco Organizational Documents and Merger Sub Organizational Documents as of the date hereof, respectively, Each of the Holdco Organizational Documents and Merger Sub Organizational Documents are in full force and effect as of the date hereof, and neither Holdco nor Merger Sub is in violation of any of the provisions of such organizational documents.

6.3   Capitalization.

(a) As of the date hereof, the issued share capital of Holdco consists of the Initial Holdco Shares. As of the date hereof, Seraphim is the sole shareholder of Holdco.

(b) As of the date hereof, the authorized capital stock of Merger Sub consists of one hundred (100) shares of Merger Sub Common Stock.

(c) The outstanding Initial Holdco Shares have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents.

(d) The Holdco Shares constituting the Combined Share Consideration being delivered by Holdco under the Holdco Shares Combined Issuance hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws, the Holdco Organizational Documents and the Registration Rights Agreements, the provisions of this Agreement and any Liens incurred by the holder of the Holdco Shares. The Holdco Shares constituting the Combined Share Consideration being delivered by Holdco hereunder will be issued under the Holdco Shares Combined Issuance in compliance with all applicable securities Laws in all material respects and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(e) Except as contemplated by or referred to under this Agreement and the Exchange Agreement, (i) there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Holdco or obligating Holdco to issue or sell any shares of capital stock of, or other equity interests in, Holdco, (ii) Holdco is not a party to, or otherwise bound by, and Holdco has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Holdco Shares or any of the equity interests or other securities of Holdco. As of the date hereof, except for Merger Sub, Holdco does not own any equity interests in any person.

6.4   Authority Relative to this Agreement. Each of Holdco and Merger Sub have all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to the adoption of this Agreement by Holdco as the sole stockholder of Merger Sub, to consummate the Transactions. The execution and delivery of this Agreement and such Ancillary Agreements by each of Holdco and Merger Sub and the consummation by each of Holdco and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco or Merger Sub are necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than (a) with respect to the Transactions, the approval and adoption of this Agreement by the Holdco Board, the holders of a relevant majority of the then-outstanding Holdco Initial Shares and by Holdco (as the holder of all of the then outstanding Merger Sub Common Stock), and the filing and recordation of appropriate documents as required by the DGCL and the 1915 Law, as the case may be, and (b) with respect to the issuance of Holdco Shares and the amendment and restatement of the Holdco Organizational Documents pursuant to this Agreement, the approval of a relevant majority of the then-outstanding Holdco Shares). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by Holdco and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Holdco or Merger Sub, enforceable against Holdco or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

6.5   No Conflict; Required Filings and Consents.

(a) The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco and Merger Sub will not, (i) conflict with or violate the Holdco Organizational Documents or Merger Sub Organizational Documents (as the case may be), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.5(b) have been obtained and all filings and obligations described in Section 5.5(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Holdco or Merger Sub or by which any of their respective property or assets is bound or affected in any material respect or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdco or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any of their respective property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect.

(b) The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco or Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws and state takeover laws, rules and regulations of Nasdaq, the notification requirements of applicable Antitrust Laws, if any, and filing and recordation of appropriate documents as required by the SEC, DGCL and the 1915 Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdco and Merger Sub from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

6.6   Compliance. Neither Holdco nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Holdco or Merger Sub or by which any property or asset of Holdco or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any property or asset of Holdco or Merger Sub is bound. Holdco and Merger Sub are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Holdco and Merger Sub to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted. No employee, officer, director or agent of Merger Sub has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority from involvement in the operations in a business similar to the business of the Company and the Company Subsidiaries.

6.7   Board Approval; Vote Required.

(a) The Holdco Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are in the best interests of Holdco and (ii) approved this Agreement and the Transactions.

(b) The only vote of the holders of any class or series of capital stock of Holdco that is necessary to approve this Agreement, the Exchange and the Transactions is the Holdco Requisite Approval.

(c) Merger Sub Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and Holdco (as the sole shareholder of Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Holdco (as the sole shareholder of Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Holdco (as the sole shareholder of Merger Sub).

(d) The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement and the Transactions is the affirmative vote of the Holdco as sole stockholder of all outstanding shares of Merger Sub Common Stock.

6.8   No Prior Operations of Holdco or Merger Sub; Post-Closing Operations. Holdco and Merger Sub were formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which they are party and engaging in the Transactions. Since the date of the Holdco Organizational Documents and the Merger Sub Organizational Documents, as the case may be, neither Holdco nor Merger Sub has engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the Transactions. Neither Holdco nor Merger Sub has any employees or liabilities under any Plan. Holdco and Merger Sub are qualified and able to acquire and hold or control each Company Permit necessary for the conduct of the business of the Company and the Company Subsidiaries after the Closing under applicable Law, including the rules and regulations of the Governmental Authority that issued such Company Permit and there are no facts or circumstances that exist which would materially impair, delay or preclude SPAC’s ability to obtain any Company Permits necessary for Holdco to conduct the business of the Company and the Company Subsidiaries.

6.9   Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco or Merger Sub.

6.10 Proxy Statement/Prospectus and Registration Statement. None of the information relating to Holdco or Merger Sub supplied by Holdco or Merger Sub in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Holdco and Merger Sub make no representation with respect to any forward-looking statements supplied by or on behalf of Holdco or Merger Sub for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

6.11 Tax Matters. To the knowledge of Company, Holdco and the Merger Sub, there is no plan or intention to liquidate the Company or SPAC (including a liquidation for Tax purposes) following the Transactions.

Article VII
CONDUCT OF BUSINESS PENDING THE MERGER

7.1   Conduct of Business by the Company, Holdco and Merger Sub Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except as (i) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement (including the issuance of the Convertible Bonds and the Convertible Bond Conversion), (ii) as set forth in Section 7.1 of the Company Disclosure Schedule, (iii) as required by applicable Law (including as may be requested or compelled by any Governmental Authority or in response to any change in Law as a result of addressing COVID-19 or any COVID-19 Measures), (iv) as may otherwise be required by applicable fiduciary or contractual obligations, or (v) otherwise consented to in writing by SPAC (which consent shall not be unreasonably withheld, delayed or conditioned): (A) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in all material respects in the ordinary course of business and in a manner consistent with past practice; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19, the Company and the Company Subsidiaries shall not be deemed to be acting outside the ordinary course of business, so long as such actions or omissions are reasonably designed to (1) protect the health or welfare of the Company’s employees, directors, officers or agents or (2) comply with clause (B) of this Section 7.1(a), and in each case, the Company promptly notifies SPAC of such actions and reasonably takes into account the reasonable requests of SPAC in further acts or omissions of the Company with respect to such condition or conditions arising from COVID-19; and (C) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and shall use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (i) expressly contemplated or referred to by any other provision of this Agreement, any Ancillary Agreement, (ii) as set forth in Section 7.1 of the Company Disclosure Schedule, (iii) as required to give effect to the Transactions or by applicable Law (including as may be requested or compelled by any Governmental Authority or in response to any change in Law as a result of addressing COVID-19 or any COVID-19 Measures), or (iv) as may otherwise be required by applicable fiduciary or contractual obligations, the Company shall not, and shall cause each Company Subsidiary, and Merger Sub not to, and Seraphim shall cause Holdco not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC which consent shall not be unreasonably withheld, delayed or conditioned:

(i)   amend or otherwise change its respective Organizational Documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, solicit, propose, negotiate with respect to, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, except for the issuance of Company Shares upon exercise or settlement of Company Options, if any, (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, including any phantom interest (other than pursuant to grants under the Equity Plans approved by the Company Board prior to the date hereof) or (C) except in the ordinary course of business, any assets of the Company or any Company Subsidiary;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) merge or consolidate with any other person or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(vi) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporate partnership, other business organization, or any division thereof, in each case, for an aggregate purchase price that exceeds €1,000,000;

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice or in amount in excess of €1,000,000;

(viii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, production lines, businesses or interests therein, except for sales or other dispositions in the ordinary course of business consistent with past practice;

(ix) (A) materially increase the compensation, bonus or benefit payable to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, other than (1) health and welfare plan renewals in the ordinary course of business consistent with past practices, (2) increases in base salary or wage of employees in the ordinary course of business whose annual base salary or wage is not in excess of €150,000, (3) increases that have been budgeted by the Company (including bonuses approved by the Company Board up to €250,000), or (4) increases in connection with the promotion of any such person; (B) take any action to accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant; (C) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate (other than for cause) any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed €150,000; or (D) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant;

(x) adopt, enter into, amend or terminate any Plan or any plan, program, agreement, arrangement or policy for the current or future benefit of any current or former director, officer, employee, consultant or individual independent contractor that would be a Plan if it were in existence on the date hereof (including any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant), except as may be required by applicable Law or health and welfare Plan renewals in the ordinary course of business and consistent with past practice;

(xi) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by the Accounting Principles or GAAP (as the case may be);

(xii)   make change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(xiii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xiv) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Company IP;

(xv)   create or incur any Lien material to the Company, any Company Subsidiary, Holdco or Merger Sub other than Permitted Liens incurred in the ordinary course of business consistent with past practice;

(xvi) make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any Company Subsidiaries) that exceed €250,000 in the aggregate at any time outstanding;

(xvii)   fail to pay or satisfy when due any material account payable or other material liability, other than in the ordinary course of business consistent with past practice or any such liability that is being contested in good faith by the Company or any Company Subsidiary;

(xviii) take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any Company Subsidiary; or

(xix) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Notwithstanding anything herein to the contrary, Holdco shall not, and Seraphim shall not permit Holdco to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as required to give effect to the Transactions or by applicable Law (including as may be requested or compelled by any Governmental Authority or in response to any change in Law as a result of addressing COVID-19 or any COVID-19 Measures), (iii) as may otherwise be required by applicable fiduciary or other contractual obligations, or (iv) otherwise consented to by SPAC in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)   engage in any business or activity other than in its ordinary course of business or the consummation of the Exchange or the Merger;

(ii)   amend or otherwise change the Holdco Organizational Documents except as otherwise required to implement the Holdco Shares Redemption;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Holdco Shares;

(v) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Holdco or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Holdco;

(vi) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Holdco;

(vii)   amend any Exchange Agreement following execution or any other agreement related to the Exchange;

(viii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company Shares acquired pursuant to the Exchange and any such attempted action shall be null and void and Company will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register;

(ix) acquire or hold any equity securities or rights thereto in any person other than the Company pursuant to the Exchange or the Surviving Company pursuant to the Merger; or

(x) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

7.2   Conduct of Business by SPAC Pending the Merger. SPAC agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth on Section 7.2 of the SPAC Disclosure Schedule, (iii) as required to give effect to the Transactions or by applicable Law (including as may be requested or compelled by any Governmental Authority or in response to any change in Law as a result of addressing COVID-19 or any COVID-19 Measures), (iv) as may otherwise be required by applicable fiduciary or contractual obligations, or (v) otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of SPAC shall be conducted in the ordinary course of business and in a manner consistent with past practice and SPAC shall not, directly or indirectly, take any action that would reasonably be likely to materially delay or prevent the Transactions. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, as set forth on Section 7.2 of the SPAC Disclosure Schedule or and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the SPAC Organizational Documents;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than pursuant to the Redemption Rights or redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock, SPAC Warrants or SPAC Rights except for Redemption Rights from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)   incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(i)   liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC;

(j)   amend the Trust Agreement or any other agreement related to the Trust Account;

(k) enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any SPAC Material Contract or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which SPAC is a party or by which it is bound;

(l)   waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any material liability, other than in the ordinary course of business consistent with past practice;

(m) (i) adopt or amend any benefit plan, or enter into any employment contract or collective bargaining agreement other than as otherwise contemplated by this Agreement, (ii) hire any employee or any other individual to provide services to SPAC or its Subsidiaries following Closing or (iii) enter into any agreement to pay compensation to any of its officers or directors;

(n) make any capital expenditures;

(o) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(p) enter into any new line of business outside of the business currently conducted by SPAC as of the date of this Agreement;

(q) adopt a stockholder rights plan or “poison pill”;

(r)   voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to SPAC and its assets and properties; or

(s)   enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

7.3   Claims Against Trust Account. Each of Holdco, Merger Sub and the Company agrees on behalf of itself and its Representatives that, notwithstanding any other provision contained in this Agreement, none of Holdco, Merger Sub or the Company does now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among Holdco, Merger Sub, the Company and SPAC, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.3 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of Holdco, Merger Sub and the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof provided, however, that the foregoing waiver will not limit or prohibit any of Holdco, Merger Sub or the Company from pursuing a claim against SPAC or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against SPAC (or any successor entity) in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Share Redemptions. In the event that any of Holdco, Merger Sub or the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from Holdco, Merger Sub or the Company, as applicable the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

7.4   SPAC Public Filings.

(a) Between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, SPAC shall keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all required amendments and supplements thereto, and otherwise comply with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) shall not, at the time they are filed, or, if amended, as of the date of such amendment, contain any Misrepresentation. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC Reports which discuss or refer to the Company, this Agreement or the Transactions shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

(b) Between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, SPAC shall use its reasonable best efforts prior to the Merger to maintain the listing of the SPAC Common Stock and the SPAC Warrants on the Nasdaq Capital Market.

Article VIII
ADDITIONAL AGREEMENTS

8.1   Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and the delivery of the audit opinion as part of the PCAOB Financials as set forth in Section 8.13, (i) Holdco, the Company and SPAC shall prepare and Holdco shall file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the SPAC Stockholders relating to the meeting of SPAC Stockholders (the “SPAC Stockholders Meeting”) for the purpose of soliciting proxies from SPAC Stockholders for the matters to be acted upon at the SPAC Stockholders’ Meeting and providing the public stockholders an opportunity in accordance with SPAC Organizational Documents to have their shares of SPAC Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the SPAC Proposals and (ii) Holdco, the Company and SPAC shall prepare and Holdco shall file (and the Company and SPAC shall cause Holdco to file) with the SEC a registration statement on Form F-4 or such other applicable form as the Company and SPAC may agree (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of (u) the Holdco Shares to be issued in the Merger to the SPAC Stockholders, (v) the Holdco Shares to be issued in the Exchange to the Company Existing Shareholders, (w) the Holdco Shares to be issued to the SPAC Rights Holders in the Holdco Shares SPAC Rights Issuance, (x) the Holdco Warrants to be issued pursuant to this Agreement to the holders of the SPAC Warrants, (y) the Holdco Shares underlying the Holdco Warrants, and (z) the Holdco Shares underlying the Option Awards, (such securities held by such persons under clauses (u), (v), (w), (x), (y) and (z), the “Registerable Securities”). Each Party shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, including providing any necessary opinions of counsel, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Holdco, the Company and SPAC shall furnish all information as may be reasonably requested by the others in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus; provided, however, that no Party shall use any such information for any purposes other than those contemplated by this Agreement unless such party obtains the prior written consent of the other. SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and the Company Subsidiaries as may be reasonably requested in connection with any such action; provided that, without the prior written consent of the Company, SPAC shall not use any such information for any purposes other than to obtain necessary state securities law or “Blue Sky” permits and approvals.  The Parties agree that the Parties may file the Registration Statement with the SEC on a confidential basis as agreed to between SPAC and the Company.

(b) As promptly as practicable after the Registration Statement shall have become effective, SPAC shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the SPAC Stockholders as of the record date for the SPAC Stockholders’ Meeting. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made (in each case including documents incorporated by reference therein) by SPAC, the Company or Holdco without providing the other with a reasonable opportunity to review and comment thereon and each Party shall give reasonable and good faith consideration to any comments made by any other party and their counsel. Each of SPAC, the Company and Holdco shall be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with SPAC, the Company or Holdco or their counsel in any discussions or meetings with the SEC. SPAC shall comply with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, SPAC Organizational Documents, and this Agreement in the preparation, filing and distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholders’ Meeting and the Redemption.

(c) If at any time prior to the Closing, any information relating to SPAC, the Company or Holdco or any of their respective affiliates, directors or officers, should be discovered by SPAC, the Company or Holdco which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(d) Each of SPAC, the Company and Holdco shall advise the other Parties promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement, as applicable, or comments thereon and responses thereto, any oral or written comments or requests in relation to the SPAC Stockholders’ Meeting or the Redemption, or requests by the SEC for additional information and each Party shall promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement, the Exchange, the Merger, the SPAC Stockholders’ Meeting or the Redemption. SPAC, the Company and Holdco shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement/Prospectus, the Registration Statement, the SPAC Stockholders’ Meeting or the Redemption, as applicable, as promptly as reasonably practicable after receipt thereof.

(e) Without limiting the generality of the foregoing, each of SPAC, the Company and Holdco shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement, and each of the Company and SPAC shall furnish Holdco with all information concerning it and its affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus or the Registration Statement, as applicable.

(f)   SPAC, the Company and Holdco shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Holdco Shares or Holdco Warrants issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information.

8.2   SPAC Stockholders’ Meeting.

(a) SPAC shall call the SPAC Stockholders’ Meeting in accordance with the SPAC Organizational Documents and applicable Law for the purposes of voting upon the SPAC Proposals as promptly as practicable after the date on which the SEC has declared the Registration Statement effective for the purpose of voting solely upon the SPAC Proposals. SPAC shall in consultation with the Company (i) take all necessary action to establish a record date for, and to duly call, give notice of, and convene the SPAC Stockholders’ Meeting and (ii) unless the SPAC Board shall have made a SPAC Change of Recommendation as permitted by (and solely pursuant to the terms of) Section 8.2(b) include the SPAC Board Recommendation in the Proxy Statement/Prospectus and maintain such SPAC Board Recommendation and (iii) solicit and use its reasonable best efforts to obtain the approval of the SPAC Proposals. Without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), the SPAC Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the SPAC Stockholders’ Meeting. SPAC shall provide the Company with (a) updates with respect to the tabulated vote counts received by SPAC, (b) the right to demand postponement or adjournment of the SPAC Stockholders’ Meeting if, based on the tabulated vote count, SPAC will not receive the required approval of its stockholders of the SPAC Proposals; provided, however, that SPAC shall not be permitted to postpone or adjourn the SPAC Stockholders’ Meeting to a date that is more than the earlier of (i) five (5) Business Days prior to the Outside Date and (ii) ten (10) days from the date of the first SPAC Stockholders’ Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), and (c) the right to review and comment on all communication sent to SPAC Stockholders, holders of SPAC Warrants and/or proxy solicitation firms.

(b) The Proxy Statement/Prospectus shall include the SPAC Board Recommendation. Neither the SPAC Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify) the SPAC Board Recommendation, or fail to include the SPAC Board Recommendation in the Proxy Statement/Prospectus; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Competing SPAC Transaction; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of SPAC (other than the Transactions) shall have been commenced by any third party (and in no event later than one (1) Business Day prior to the date of the SPAC Stockholders’ Meeting, as it may be postponed or adjourned pursuant to Section 8.2(a)), a statement disclosing that the SPAC Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the SPAC Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the SPAC Board recommends rejection of such tender or exchange offer); (iv) if requested by the Company, fail to issue, within ten (10) Business Days after a Competing SPAC Transaction (other than any tender offer or exchange offer) is publicly announced (and in no event later than one (1) Business Day prior to the date of the SPAC Stockholders’ Meeting, as it may be postponed or adjourned pursuant to Section 8.2(a)), a press release reaffirming the SPAC Board Recommendation (any action described in clauses “(i)” through “(iv)” being referred to as a “SPAC Change in Recommendation”); or (v) cause or permit SPAC to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Competing SPAC Transaction.

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the approval of the SPAC Proposals:

(i)   If SPAC has received a bona fide written Competing SPAC Transaction (which Competing SPAC Transaction did not result from or arise out of a breach of Section 8.15) from any person that has not been withdrawn and after consultation with outside legal counsel of nationally recognized reputation, the SPAC Board shall have determined, in good faith, that such Competing SPAC Transaction is a Superior Offer, the SPAC Board may make a SPAC Change in Recommendation if and only if: (A) the SPAC Board determines in good faith, after consultation with SPAC’s outside legal counsel and independent financial advisors of nationally recognized reputation, that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of members of the SPAC Board under applicable Laws; (B) SPAC shall have given Holdco prior written notice of its intention to consider making a SPAC Change in Recommendation at least three Business Days prior to making any such SPAC Change in Recommendation (a “Determination Notice”) (which notice shall not in and of itself, constitute a SPAC Change in Recommendation); and (C) (1) pursuant to such Determination Notice SPAC shall have stated that SPAC has received a Superior Offer that did not arise out of a breach of Section 8.15 and made available to SPAC the identity of the offeror, a summary of the material terms and conditions of the Competing SPAC Transaction and copies of all written materials related thereto, (2) SPAC shall have given Holdco the three Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make other proposals and shall have negotiated in good faith with Holdco (and caused its Representatives to negotiate in good faith with Holdco) with respect to such proposed revisions or other proposal, if any, by Holdco (to the extent Holdco wishes to negotiate) to enable Holdco to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that such Superior Offer will no longer constitute a Superior Offer hereunder, and (3) after considering the results of such negotiations and giving effect to the proposals made by Holdco, if any, after consultation with outside legal counsel and its independent financial advisors of nationally recognized reputation, the SPAC Board shall have determined, in good faith, that such Competing SPAC Transaction continues to be a Superior Offer and that the failure to make the SPAC Change in Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the members of the SPAC Board under applicable Laws. The provisions of this Section 8.03(b)(i) shall also apply to any material amendment (which shall include any change to the financial terms, including the form, amount and timing of payment of consideration) to any Competing SPAC Transaction or any successive Competing SPAC Transactions and require a new Determination Notice, except that, in the case of material amendments to any Competing SPAC Transaction, the references to three Business Days shall be deemed to be two Business Days.

(ii)   Other than in connection with a Superior Offer (which shall be subject to Section 8.03(b)(i)), the SPAC Board may make a SPAC Change in Recommendation in response to a Change in Circumstance, if and only if: (A) the SPAC Board determines in good faith, after consultation with SPAC’s outside legal counsel and independent financial advisors that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the members of the SPAC Board under applicable Laws; (B) SPAC shall have given Holdco a Determination Notice at least three Business Days prior to making any such SPAC Change in Recommendation; and (C) (1) pursuant to such Determination Notice SPAC shall have specified the Change in Circumstance in reasonable detail including the facts and circumstances that render a SPAC Change in Recommendation appropriate in the determination of the SPAC Board, (2) SPAC shall have given Holdco three Business Days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement or make other proposals and shall have negotiated in good faith with Holdco (and caused its Representatives to negotiate in good faith with Holdco) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Holdco, if any, after consultation with outside legal counsel and its independent financial advisors of nationally recognized reputation, the SPAC Board shall have determined, in good faith, that the failure to make the SPAC Change in Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the members of the SPAC Board under applicable Laws. The provisions of this Section 8.3(b) shall also apply to any material change in the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that, in the case of material changes in the aggregate facts and circumstances relating to such Change in Circumstance, the references to three Business Days shall be deemed to be two Business Days.

(d) Notwithstanding any SPAC Change in Recommendation, unless this Agreement has been earlier validly terminated in accordance with Section 10.1, the SPAC Proposal shall be submitted to SPAC’s stockholders at the SPAC Stockholders’ Meeting for the purpose of obtaining the Requisite SPAC Stockholder Approval and nothing contained in this Agreement shall be deemed to relieve SPAC of such obligation.

(e) Unless the SPAC Board determines that the taking of such action would reasonably be likely to constitute a breach of the SPAC Board’s fiduciary duties under applicable law, (i) SPAC shall promptly take all actions necessary to extend the Termination Date (as defined in the SPAC Certificate of Incorporation) to May 23, 2022 pursuant to and in accordance with SPAC’s Organizational Documents, and (ii) to the extent that the Company notifies SPAC that the Closing Date is reasonably expected to be after May 23, 2022, SPAC shall timely take all action necessary to obtain the requisite approval of the SPAC’s stockholder to extend the Termination Date from May 23, 2022 to a date that the Parties agree would allow for a reasonable period of time to consummate the Transactions, including by amending Article IX of the SPAC Certificate of Incorporation to the extent necessary to extend the Termination Date.

8.3   Company Actions.

(a) As promptly as practicable after the Registration Statement becomes effective, the Company shall distribute to the Company Shareholders the Registration Statement and the Exchange Agreement for the execution by the Company Shareholders of the Exchange Agreement to effect the contribution of their respective Company Shares in exchange for Holdco Shares pursuant to the Exchange. The Company shall provide SPAC with a copy of the fully executed Exchange Agreement within one (1) Business Day of receipt.

(b) Neither the Company Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly or to any Company Stockholder) the prior approval by the Company Board of this Agreement and the Transactions; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Competing Transaction; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of the Company (other than the Transactions) shall have been commenced by any third party other than SPAC and its Affiliates, a statement disclosing that the board of directors of the Company recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of the Company in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the board of directors of the Company recommends rejection of such tender or exchange offer); or (iv) if requested by SPAC, fail to issue, within ten (10) Business Days after a Competing Transaction (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (it being understood that the Company will have no obligation to make such reaffirmation on more than two separate occasions) (any action described in clauses “(i)” through “(iv)” being referred to as a “Company Change in Recommendation”); or (v) cause or permit the Company to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Competing Transaction.

(c) Notwithstanding any Company Change in Recommendation, unless this Agreement has been earlier validly terminated in accordance with Section 10.1, nothing contained in this Agreement shall be deemed to relieve the Company of its obligations in Section 8.3(a).

8.4   Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other Party and its Representatives reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; provided, that such access shall not unreasonably interfere with the business and operations of SPAC and the Company and may be limited to virtual or electronic access to protect individuals’ health and safety during COVID 19; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 8.4 shall be kept confidential in accordance with the Confidentiality Agreement.

8.5   Incentive Plans.

(a) The Parties shall cooperate to establish an equity incentive plan (the “EIP”) and an employee stock purchase plan (the “ESPP”) for service providers of Holdco and its subsidiaries to be effective as of the Closing. The EIP may provide for an aggregate share reserve thereunder, together with the current share reserve underlying the Company Equity Plans (including any Company Equity Award issued thereunder), equal to up to ten percent (10%) of the Holdco Shares on a fully diluted basis as of the Closing. The EIP share reserve may be automatically increased on the first day of each fiscal year, beginning in 2022 and ending in 2031, by an amount equal to the lesser of (i) five percent (5%) of the Holdco Share outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by the Holdco Board. The ESPP shall provide for an aggregate share reserve thereunder equal to two percent (2%) of the Holdco Shares on a fully diluted basis as of the Closing. The ESPP share reserve may be automatically increased on the first day of each fiscal year, beginning in 2022 and ending in 2031, by an amount equal to the lesser of (i) one percent (1%) of the Holdco Shares outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by the Holdco Board. All reserve amounts identified in this Section 8.5(a) are conditioned on such Holdco Shares being available under the authorized share capital of Holdco or the requisite approvals being obtained to increase such authorized share capital of Holdco to allow for such reserve amounts.

(b) Notwithstanding anything in this Section 8.5 to the contrary, nothing contained herein, whether express or implied, is or will be deemed to be an establishment, amendment or other modification of any Plan or any employee benefit plan, program, policy, agreement or arrangement of Holdco, the Company, the Surviving Corporation and each of their respective subsidiaries or affiliates, or shall prohibit or limit the right of Holdco, the Company, the Surviving Corporation and each of their respective subsidiaries or affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan, program, policy, agreement or arrangement. The Parties acknowledge and agree that all provisions contained in this Section 8.5 are included for their sole benefit, and that nothing in this Section 8.5, whether express or implied, shall (i) create any third party beneficiary or other rights in any other person, including any Continuing Employee, any participant in any Plan or employee benefit plan, program, policy, agreement or arrangement of Holdco, the Company, the Surviving Corporation and each of their respective subsidiaries or affiliates, or any dependent or beneficiary thereof, or (ii) any rights in such person to continued employment with Holdco, the Company, the Surviving Corporation and each of their respective subsidiaries or affiliates or to any particular term or condition of employment.

8.6   Directors’ and Officers’ Indemnification.

(a) To the fullest extent permitted under applicable Law, the Holdco Organizational Documents shall contain provisions no less favorable with respect to indemnification, advancement or exculpation than are set forth in the Company Organizational Documents and the SPAC Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (each such individual, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”) or SPAC, unless such modification shall be required by applicable Law. Holdco and the Company agree that with respect to the Organizational Documents of the Company Subsidiaries relating to indemnification, advancement or exculpation, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, managers, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b) The Company shall obtain, fully pay the premium for, and maintain prior to the Closing a fully-paid “tail” insurance policy or continuing coverage under a go forward policy for a term of six (6) years from the Closing Date (the “D&O Tail Policy”, and the period for the D&O Tail Policy, the “Tail Period”) with terms and scope of coverage at least as favorable to the Company’s directors and officers insurance policy; provided, however, that nothing in this Section 8.6(b) shall relieve Holdco or the Company of its other obligations under this Section 8.6, or allow Holdco or the Company to delay its performance of its obligations under this Section 8.6 and otherwise to provide indemnification for or make any expense advances with respect to the expenses of any claim for indemnification by a D&O Indemnified Party. Holdco shall cause the Company to maintain the D&O Tail Policy in full force and effect, for the full term, and cause all obligations thereunder to be honored by the Company. Such D&O Tail Policy shall be non-cancellable and placed with the incumbent insurers using the policies that were in place as of the date of this Agreement (unless the incumbent insurers will not offer such policies, in which case coverage for the Tail Period shall be placed with a substantially comparable insurer with terms, conditions, exclusions, retentions and limits of the expiring policies). The Company will instruct the insurers and their brokers that they may communicate directly with the D&O Indemnified Party(ies) regarding such claim, and Holdco and the Company will provide the D&O Indemnified Party(ies) a copy of all insurance policies and coverage correspondence relating to any proceeding involving any D&O Indemnified Party upon request. The D&O Indemnified Parties are express and intended third-party beneficiaries of the provisions of this Section 8.6(b) and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

(c) Prior to the Closing Date, Holdco shall purchase and maintain, for such periods as the Holdco Board shall in good faith determine, at its expense, insurance reasonable for Holdco, given its size and activities in an amount of coverage which is mutually agreed to by SPAC and the Company or, on an aggregate basis, a premium not to exceed an amount mutually agreed to by SPAC and the Company on behalf of any person who after the Closing is or was a director or officer of Holdco, or is or was serving at the request of Holdco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of Holdco, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.

(d) In the event Holdco, the Company, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in any such case proper provision shall be made so that the successors and assigns of Holdco, the Company, the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.6.

8.7   Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail. The failure by the Company or SPAC to give notice under this Section 8.7 shall not be deemed to be a breach under this Section 8.7, unless such breach is knowing and in any event shall not give rise to any additional damages above and beyond the breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be.

8.8   Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as soon as practicable, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to the Material Contracts with the Company and the Company Subsidiaries as set forth in Section 4.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will use reasonable best efforts to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

8.9   Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Furthermore, nothing contained in this Section 8.9 shall prevent SPAC or the Company or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

8.10 Tax Matters.

(a) No Party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this Agreement), or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Exchanges and subsequent Merger, as applicable, from qualifying for the Intended Tax Treatment.

(b) Each Party agrees to act in good faith, consistent with the Intended Tax Treatment and will not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that the Intended Tax Treatment is not correct.

(c) Tax Covenants.

(i)   From the date of this Agreement to the Closing, (x) the Company shall and shall cause each of the Company Subsidiaries to, and (y) SPAC shall:

(A) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“Post-Signing Returns”);

(B) deliver drafts of such material Post-Signing Returns to the other parties no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;

(C) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(D) properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and

(E)   promptly notify the other party of any material federal, state, local or foreign income or franchise, Action or audit pending or threatened in writing against or with respect to such party or its subsidiaries in respect of any Tax matter.

(ii)   Holdco acknowledges that any SPAC Stockholder who owns five percent (5%) or more of the ordinary shares of Holdco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such SPAC Stockholder made following the Closing Date, Holdco shall (i) use reasonable best efforts to furnish to such SPAC Stockholder such information as such SPAC Stockholder reasonably requests in connection with such SPAC Stockholder’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such SPAC Stockholder with the information reasonably requested by such SPAC Stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Stockholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting SPAC Stockholders.

(iii) Following the Closing Date, Holdco shall, or shall cause SPAC to, comply with the tax reporting obligations of Treasury Regulation 1.367(a)-3(c)(6).

(d) FIRPTA Certificate. At or prior to the Closing, SPAC shall deliver to Holdco (i) a duly executed certificate and notice in compliance with Treasury Regulation Section 1.1445-2(c) and 1.897-2(h), certifying that SPAC is not, and has not been at any time during the five year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder. After the Closing SPAC shall mail the notice referred to above to the Internal Revenue Service within the time frame provided in Treasury Regulation Section 1.897-2(h)(2)(v).

(e) Transfer Taxes. Any Transfer Taxes incurred in connection with the Transactions shall be paid by SPAC.

8.11 Stock Exchange Listing. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the Registerable Securities to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

8.12 Delisting and Deregistration. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the SPAC Common Stock and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective Holdco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the Closing Date or as soon as practicable thereafter.

8.13 PCAOB Financials. In connection with the filing of the Registration Statement, the Company shall use reasonable best efforts to (a) cause the Independent Registered Public Accounting Firm to release its audit opinion stating that the consolidated financial statements to be included in the initial filing of the Registration Statement were audited in accordance with the auditing standards of the PCAOB and (b) deliver as soon as reasonably practicable after the date hereof true and complete copies of the consolidated financial statements covering the applicable periods required to be included in the Registration Statement prepared in accordance with the Accounting Principles and audited in accordance with the auditing standards of the PCAOB (the audit opinion together with the Consolidated Financials Statement and the financials described under clause (b) collectively, the “PCAOB Financials”).

8.14 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, Holdco and Merger Sub on the other hand, shall each notify the other in writing promptly after learning of any SPAC Stockholder or Company Shareholder demands or other SPAC Stockholder or Company Shareholder Actions (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, it or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, Holdco or Merger Sub, it or any of its Representatives (in their capacity as a representative of the Company). SPAC, the Company, Holdco and Merger Sub shall each (a) keep the other reasonably informed regarding any Transaction Litigation, (b) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation and (c) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, subject to and without limiting the covenants and agreements, and the rights of the other party set forth in the immediately preceding sentence, SPAC shall control the negotiation, defense and settlement of any Transaction Litigation brought against SPAC or any of its Representatives and the Company shall control the negotiation, defense and settlement of any Transaction Litigation brought against the Company, Holdco or Merger Sub or any of its Representatives; provided, however, that in no event shall either Party or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for the other Party to withhold, condition or delay its consent if any such settlement or compromise (i) does not provide for a legally binding, full, unconditional and irrevocable release of the other Party and any Representative of such party that is the subject of such Transaction Litigation, (ii) provides for (x) the payment of cash any portion of which is payable by the other Party or any Representative of such party or (y) any non-monetary, injunctive, equitable or similar relief against the other party or (iii) contains an admission of wrongdoing or lability by the other Party or any of its Representatives).

8.15 PIPE Investments; PIPE Agreements; Cooperation.

(a) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1, each of SPAC, the Company and Holdco shall take, or cause to be taken, all reasonable actions and do, or cause to be done through their Representatives or otherwise, all things necessary, proper or advisable to: (i) identify additional sources of financing on behalf of Holdco from third party financing sources (the “Additional PIPE Investors”) in the form of debt or equity investments (the “Additional PIPE Investment”) and negotiate binding agreements on marketable terms with such Additional PIPE Investors (the “Additional PIPE Agreements”) in connection with ensuring the closing condition set forth in Section 9.3(f) is satisfied, and (ii) reasonably cooperate in a timely manner in connection with any such Additional PIPE Investment arrangement the Parties may seek in connection with the Transactions (it being understood and agreed that the decision to seek any Additional PIPE Investment from any potential Additional PIPE Investor and the terms of any such Additional PIPE Investment and the Additional PIPE Agreements shall be subject to the mutual agreement of SPAC, the Company and Holdco), including (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the Parties and their respective representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Parties or their auditors and shall be subject to any limitations under applicable Law and to any applicable COVID-19 Measures.

(b) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1, each of SPAC, the Company and Holdco shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Agreements, including maintaining in effect such PIPE Agreements and shall use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such PIPE Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such PIPE Agreements (other than conditions that such Party or any of its Affiliates waive the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by such PIPE Agreements at or prior to Closing. Without limiting the generality of the foregoing, each of SPAC, the Company and Holdco shall give the other such Party, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any PIPE Agreement known to such Party; (B) of the receipt of any written notice or other written communication from any party to any PIPE Agreement (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Agreement or any provisions of any PIPE Agreement and (C) if such Party does not expect to receive all or any portion of the amount of the PIPE Investment on the terms, in the manner or from the PIPE Investors contemplated by the PIPE Agreements. SPAC, the Company or Holdco, as applicable, shall deliver all notices it is required to deliver under the PIPE Agreements on a timely basis in order to cause the PIPE Investors to consummate the transactions contemplated by the PIPE Agreements at or prior to the Closing.

(c) As of the date of entering into such Additional PIPE Agreement, SPAC will deliver to the Company true, correct and complete copies of each of the fully executed Additional PIPE Agreements. Each of the Additional PIPE Agreements will be in full force and effect and will be legal, valid and binding upon SPAC and, to the knowledge of SPAC, the Additional PIPE Investors, and will be enforceable in accordance with its terms. The SPAC will have fully paid any and all commitment fees or other fees required in connection with the Additional PIPE Agreements that are payable on or prior to the date such Additional PIPE Agreement is entered into and will pay any and all such fees when and as the same become due and payable after such date pursuant to the Additional PIPE Agreements. SPAC will have, and to the knowledge of SPAC, the Additional PIPE Investor will have, complied with all of its obligations under the Additional PIPE Agreements. The SPAC shall not enter into any no side letters or Contracts related to the provision or funding, as applicable, of the purchases contemplated by the Additional PIPE Agreements or the Transactions other than as expressly set forth in this Agreement, the Additional PIPE Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company.

8.16 Exclusivity.

(a) From and after the date hereof until the Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.1, (i) SPAC shall not, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer to a Competing Seller relating to a Competing SPAC Transaction or (B) participate in any negotiations with a Competing Seller relating to a Competing SPAC Transaction; (ii) SPAC shall, and shall cause its Representatives to, (A) terminate immediately any negotiations with any Competing Seller relating to a Competing SPAC Transaction and (B) promptly (and in no event later than 24 hours) advise the Company in writing of any proposal regarding a Competing SPAC Transaction involving a Competing Seller that it may receive (it being understood that SPAC will not be required to inform the Company of the identity of the person making such proposal or the material terms thereof); provided, however, the foregoing shall in no way limit a Representative of Sponsor from investing or otherwise participating in additional special purposes acquisition companies.

(b) From and after the date hereof until the Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.1, the Company and each Company Subsidiary shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer from any person relating to a Competing Transaction, (ii) participate in any discussions or negotiations with any person regarding, or furnish or make available to any person any information relating to the Company or any Company Subsidiary with respect to, a Competing Transaction, other than to make such person aware of the provisions of this Section 8.16(b) or (iii) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any person relating to a Competing Transaction.

8.17 Trust Account. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash on the balance sheet of SPAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

8.18 Termination of Existing Registration Rights Agreement. Prior to Closing, in connection with entry into the Company & SPAC Shareholders Registration Rights and Lock-Up Agreement, SPAC shall cause to be terminated all existing registration rights agreements entered into between SPAC and any other party, including the Sponsor. No parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder.

8.19 Termination of Company Shareholders’ Agreement. Prior to Closing, the Company shall cause to be terminated the Company Shareholders’ Agreement. No parties to such terminated agreement shall have any further rights or obligations thereunder.

8.20 EU Securities Regulation. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1(a), the Parties shall not make any offer of securities in the European Union in connection with the Transactions other than in accordance with the provisions of the Prospectus Regulation. In the event that the Parties, following consultation with their respective counsel, determine that a prospectus or a prospectus exemption document (as applicable) may be required to be published in accordance with the provisions of the Prospectus Regulation, each Party shall use its reasonable best efforts take such actions and do such things that such Party (after consultation with counsel) deems reasonably necessary or desirable, including the delivery or execution of any documents or instruments reasonably required or desirable in order for the Company to publish a prospectus or be exempted from the obligation to publish a prospectus or a prospectus exemption document (as applicable) under the Prospectus Regulation. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to cooperate with each other in good faith in taking any actions or preparing or delivering any documents or instruments pursuant to the preceding sentence and to furnish the others with such information concerning it and its affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection the foregoing.

8.21 Section 16. Prior to the Closing, the Holdco Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Holdco Shares, or warrants to purchase Holdco Shares upon exercise, redemption or conversion of the Holdco Warrants, pursuant to this Agreement or any other Transaction Document to any officer, director or shareholder (by reason of “director by deputization”) of the Company or Holdco who was, prior to the Exchange, a “covered person” of SPAC for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”), shall be an exempt transaction for purposes of Section 16.

Article IX
CONDITIONS TO THE TRANSACTIONS

9.1   Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, Holdco and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Requisite SPAC Stockholders’ Approval. The Requisite SPAC Stockholders’ Approval shall have been obtained.

(b) Holdco Requisite Approval. The Holdco Requisite Approval shall have been obtained and delivered to SPAC.

(c) Holdco Auditor Reports. A Luxembourg independent statutory auditor (réviseur d’entreprises agréé) of Holdco shall have issued before (i) the Exchange Effective Time a report on the contributions in kind relating the Holdco Shares Exchange Issuance with respect to the Company Shares prepared in accordance with article 420-10 of the 1915 Law (the “First Holdco Auditor Report”) and (ii) the Merger Effective Time a report on the contributions in kind relating the Holdco Shares Merger Issuance with respect to the SPAC Common Stock and the Holdco Shares SPAC Rights Issuance with respect to the SPAC Rights (the “Second Holdco Auditor Report”), in each case of clause (i) and (ii) prepared in accordance with article 420-10 of the 1915 Law.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(e) Governmental Authority Approvals. The Company shall have received and delivered to SPAC all consents, authorizations, orders and approvals from the Governmental Authorities set forth on Section 9.1(e) of the Disclosure Schedule.

(f)   Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated by the SEC and not withdrawn.

(g) Stock Exchange Listing. (i) The Holdco Shares to be issued in the Merger to the SPAC Stockholders, (ii) the Holdco Shares to be issued to the SPAC Rights Holders in the Holdco Shares SPAC Rights Issuance, (iii) the Holdco Warrants to be issued pursuant to this Agreement to the holders of the SPAC Warrants and (iv) the Holdco Shares underlying the Holdco Warrants shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(h) Registration Rights and Lock-Up Agreement. All parties to the Registration Right Agreement and the SPAC Lock-Up Agreement shall have delivered, or cause to be delivered, copies of the Registration Rights Agreement and SPAC Lock-Up Agreement duly executed by all such parties.

(i)   Exchange Agreement. The Company shall have delivered an Exchange Agreement (along with a notarized power of attorney attached thereto) signed by a number of Company Shareholders that beneficially own at least 90% of the Company Shares outstanding immediately prior to the Exchange Effective Time.

9.2   Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) and at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Organizational Documents) Section 4.3 (Capitalization), Section 4.4 (Authority Relative to this Agreement), and Section 4.22 (Brokers) shall each be true and correct in all material respects other than Section 4.3 (Capitalization), which shall be true and correct in all respects other than de minimis inaccuracies, in each case as of the Closing Date as though made on the Closing Date (as applicable), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (as applicable), except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct of the Closing Date or such earlier date (as applicable)), taken as a whole, does not result in a Company Material Adverse Effect.

(b) The representations and warranties of each of Holdco and Merger Sub in Section 6.1 (Organization and Qualification; Subsidiaries), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement), Section 6.7(b) (Post-Closing Operations; No Prior Obligations of Holdco or Merger Sub) and Section 6.8 (Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects other than Section 6.3 (Capitalization), which shall be true and correct in all respects other than de minimis inaccuracies, in each case as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Merger Sub and Holdco contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct as of the Closing Date or such earlier date (as applicable), taken as a whole, would be materially adverse to Holdco or Merger Sub.

(c) Agreements and Covenants. The Company, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(d) Officer Certificate. The Company, Holdco and Merger Sub shall have delivered to SPAC a certificate, dated the Closing Date, signed by an officer of the Company, Holdco and Merger Sub, respectively, certifying as to the satisfaction of the conditions specified in Section 9.2(a), Section 9.2(c) and Section 9.2(e).

(e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

9.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC contained in Section 5.1 (Corporation Organization), Section 5.3 (Capitalization), Section 5.4 (Authority Relative to this Agreement) and Section 5.11 (Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects other than Section 5.3 (Capitalization), which shall be true and correct in all respects other than de minimis inaccuracies, in each case as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects other than de minimis inaccuracies as of such earlier date. All other representations and warranties of SPAC contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date (as applicable), taken as a whole, does not result in a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(d).

(d) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) FIRPTA Tax Certificates. On or prior to the Closing Date, SPAC shall have delivered to Holdco a properly executed certification that the shares of SPAC Common Stock are not “United States real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(f)   Minimum Cash Amount. The Minimum Cash Amount shall equal or exceed an amount equal to $94,000,000.

(g) Net Tangible Assets. SPAC shall not have redeemed shares of SPAC Common Stock in the Redemption in an amount that would cause SPAC to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(h) Resignation. All officers and directors of SPAC shall have executed written resignation and release letters effective as of the Merger Effective Time.

(i)   Merger. SPAC and Merger Sub shall have consummated the Merger.

(j)   Additional PIPE Agreements. None of the Additional PIPE Agreements will be been withdrawn, terminated, amended or modified. There shall be no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Additional PIPE Agreements, other than as expressly set forth in the Additional PIPE Agreements.

Article X
TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Merger Effective Time shall not have occurred prior to 5:00 p.m. (New York time) on the eight month anniversary of the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.1(b) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c) by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger;

(d) by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting;

(e) by SPAC upon a material breach of any representation, warranty, covenant or agreement on the part of the Company, Holdco or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company, Holdco or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) and Section 9.2(c) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Holdco or Merger Sub, SPAC may not terminate this Agreement under this Section 10.1(e) for so long as the Company continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by SPAC to the Company; or

(f)   by the Company upon a material breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) and Section 9.3(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company, Holdco or Merger Sub is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, the Company may not terminate this Agreement under this Section 10.1(f) for so long as SPAC continue to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by the Company to SPAC.

10.2 Notice of Termination; Effect of Termination.

(a) The Party seeking to terminate this Agreement pursuant to Section 10.1(b) shall provide written notice of termination to the other Parties in accordance with Section 11.1 specifying the reason for such valid termination, and any such termination in accordance with Section 10.1 shall be effective immediately upon delivery of such written notice to the other Parties.

(b) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 10.2, Article XI, and any corresponding definitions set forth in Article I which provisions shall survive such termination.

(c) (i) If this Agreement is validly terminated by SPAC prior to the SPAC Stockholders’ Meeting pursuant to and in accordance with Section 10.1(e) and (ii) the Terminating Company Breach constitutes a knowing and intentional material breach of the Company’s covenants, obligations or other agreements set forth in this Agreement with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or failure to take such act would cause a material breach of this Agreement, the Company shall pay to SPAC (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Company Termination Fee.

(d) Notwithstanding anything in this Agreement to the contrary, in the event that the Company Termination Fee is paid to SPAC in circumstances for which such fee is payable pursuant to Section 10.2(c), payment of the Company Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of SPAC, the SPAC Stockholders and their respective Representatives and affiliates against the Company, the Company Shareholders and their respective Representatives and affiliates for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform under any Transaction Document or otherwise, and upon payment of such amount, none of the Company, any Company Shareholder or their respective Representatives or affiliates shall have any further liability relating to or arising out of any Transaction Document or the Transactions except for payment of the Company Termination Fee.

(e) (i) If this Agreement is validly terminated by the Company prior to the SPAC Stockholders’ Meeting pursuant to and in accordance with Section 10.1(f) and (ii) the Terminating SPAC Breach constitutes a knowing and intentional material breach of the SPAC’s covenants, obligations or other agreements set forth in this Agreement with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or failure to take such act would cause a material breach of this Agreement, the Sponsor shall pay to the Company (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the SPAC Termination Fee.

(f)   Notwithstanding anything in this Agreement to the contrary, in the event that the SPAC Termination Fee is paid to the Company in circumstances for which such fee is payable pursuant to Section 10.2(e), payment of the SPAC Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Company Shareholders and their respective Representatives and affiliates against SPAC, the SPAC Stockholders and their respective Representatives and affiliates for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform under any Transaction Documents or otherwise, and upon payment of such amount, none of SPAC, any SPAC Stockholder or their respective Representatives or affiliates shall have any further liability relating to or arising out of any Transaction Document or the Transactions except for payment of the SPAC Termination Fee.

10.3 Expenses. In the event that this Agreement is terminated in accordance with Section 10.1 above, all Transaction Expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions shall be paid by the Party incurring such Transaction Expenses; provided, that any filing (or similar fees) with any Governmental Authority, including the filing fee for the Proxy Statement/Prospectus, shall be borne 50% by SPAC and 50% by the Company. If the Transactions are consummated, Holdco shall bear the reasonable and documented Transaction Expenses of all of the Parties.

10.4 Amendment. This Agreement may be amended in writing by all Parties hereto at any time prior to the Merger Effective Time by action by or behalf of their respective boards of directors without stockholder approval; provided, however, that no amendment requiring stockholder approval shall be made without such approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

10.5 Waiver. At any time prior to the Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company, Holdco or Merger Sub contained herein or in any document delivered by the Company, Holdco or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the Company, Holdco or Merger Sub or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC contained herein or in any document delivered by SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article XI
GENERAL PROVISIONS

11.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1):

if to SPAC:

Breeze Holdings Acquisition Corp.

955 W. John Carpenter Fwy., Suite 100-929

Irving, TX 75039

Attention: J. Douglas Ramsey, Ph.D.

Email: doug@breezeacquisition.com

with a copy to:

Woolery & Co.

1 PIER 76

408 12TH AVE

NEW YORK, NY 10018

Attention: Mathew J. Saur

Email: mathew@wooleryco.com

and

Schiff Hardin LLP

901 K Street NW

Suite 700

Washington, D.C. 20001

Attn: Ralph V. De Martino, Esq.

Email: RDeMartino@schiffhardin.com

if to the Company, Holdco or Merger Sub:

D-Orbit S.p.A.

Viale Risorgimento, 57

22073 Fino Mornasco CO, Italy

Attention: Luca Rossettini; Catherine Doldirina

Email: luca.rossettini@d-orbit.space;

catherine.doldirina@dorbit.space

D-Orbit S.A.

9, rue de Bitbourg, L1273 Luxembourg

Grand Duchy of Luxembourg

Attention: Board of Directors

Email: james@seraphim.vc;

pierremargue@gmail.com;

luca.rossettini@d-orbit.space

with a copy to:

K&L Gates LLP

599 Lexington Avenue

New York, New York

Attention: Robert S. Matlin, Esq.

Email: Robert.Matlin@klgates.com

If to Seraphim:

Seraphim Space (Manager) LLP

Attention: James Bruegger

167 City Road,

London, England EC1V 1AW, GB

Email: james@seraphim.vc

11.2 Nonsurvival of Representations, Warranties and Covenants. The representations, warranties, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Merger Effective Time, except that (a) this Article XI shall survive the Merger Effective Time and (b) this Section 11.2 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and the remedies that may be available under Section 11.10.

11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

11.4 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.4(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.

11.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.6 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

11.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State with the exception of (and to the extent mandatorily required) any provisions relating to the shares issuances and governance and administration of Holdco, which shall be governed as to their validity, interpretation and performance by the laws of the Grand Duchy of Luxembourg as a matter of lex societatis and any other provisions that are mandatorily required to be governed by Italian law.

11.7 Dispute Resolution. Each of the Parties hereby (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”), (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same, (c) agrees that it shall not bring any Action relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 11.1, in addition to any other method to serve process permitted by applicable Law.

THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.10   Specific Performance. The Parties and the Sponsor agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) in the Chosen Courts without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties and Sponsor hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BREEZE HOLDINGS ACQUISITION CORP.

By	/s/ J Douglas Ramsey
Name:	J. Douglas Ramsey, Ph.D.
Title:	Chairman and CEO

D-Orbit S.p.A.

By	/s/ Luca Rossettini
Name:	Luca Rossettini, Ph.D.
Title:	Chief Executive Officer

D-ORBIT, S.A.

By	/s/ Pierre Margue
Name:	Pierre Margue
Title:	Director

Lift-Off Merger Sub, Inc.

By	/s/ J. Douglas Ramsey
Name:	J. Douglas Ramsey, Ph.D.
Title:	President

SERAPHIM SPACE (mANAGER), LLP

By	/s/ James Bruegger
Name:	James Bruegger
Title:	Managing Partner

Solely for purposes of Sections 10.2(e) and 11.10:

Breeze Sponsor, LLC

By	/s/ J. Douglas Ramsey
Name:	J. Douglas Ramsey, Ph.D.
Title:	Manager

[Signature Page to Business Combination Agreement]

Exhibit A-1

form of

Contribution and Exchange Agreement

by and between

D-Orbit S.p.A

D-Orbit S.A.

and

the Contributors

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This Contribution and Exchange Agreement (this “Agreement”), dated as of [ ], 2022, by and between D-Orbit S.p.A, an Italian Società per azioni (the “Company”), D-Orbit S.A., a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9, rue de Bitbourg, L1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 261356 (“Holdco”), and the Existing Company Shareholders party hereto (each a “Contributor” and collectively, the “Contributors”). The Company, Holdco and Contributors are collectively referred to as the “Parties” and individually as a “Party”.

Whereas:

(A)	The Parties are entering into this Agreement as contemplated by the Business Combination Agreement (the “BCA”), dated as of January 26, 2022, by and among Breeze Holdings Acquisition Corp., a Delaware corporation (“SPAC”), the Company, Holdco, Lift-Off Merger Sub, Inc., a Delaware corporation and Seraphim SPAC LP, a copy of which has been provided to each Existing Company Shareholder . Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the BCA.

(B)	Schedule 1 of this Agreement sets forth a true and complete list of the Company shareholders as of the date of this Agreement (the “Existing Company Shareholders”) and the Company’s shares (the “Company Shares”) held by such Existing Company Shareholder.

(C)	Each Existing Company Shareholder by executing this Agreement has agreed to be a Contributor hereunder and contribute such Contributor’s Company Shares to Holdco pursuant to the terms set forth herein (such contributed Company Shares, the “Contributed Shares”).

(D)	Each Contributor is hereby agreeing to contribute each of such Contributor’s Contributed Shares to Holdco (the “Contribution”) in exchange for: (i) such number of ordinary shares of Holdco (the “Holdco Shares”) issued by Holdco having the rights, terms and features set out in the A&R Holdco Organizational Documents, as agreed under the BCA (the “Exchange” and such Holdco Shares to be issued, the “Holdco Consideration”). The Contribution includes all the rights, commitments and obligations, known or unknown, which can or could be attached to the Contributed Shares in any manner whatsoever.

(E)	Holdco has filed the Registration Statement, with the SEC and the SEC has declared such Registration Statement effective and has provided a copy of the Registration Statement to each Existing Company Shareholder.

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It is agreed as follows:

1.	Contribution

1.1	Each Contributor irrevocably agrees and consents to the Contribution, the Exchange, the transfer restrictions set forth in Section 6 and the other transactions contemplated by this Agreement. The Contributor further consents, subject to the conditions set forth in Section 3, to the contribution and exchange by and among each of the other Existing Company Shareholders, the Company and Holdco, and the transactions contemplated thereby (the “Other Exchanges”) and agrees to execute and deliver (or cause to be executed and delivered) any consents required to be delivered in Italy together with the filing of the notification of the share transfers taking place in connection with the Other Exchanges.

1.2	Each Contributor hereby unconditionally, unequivocally and irrevocably waives, for all purposes and effects of law, all and any right of first offer and preemption right which such Contributor may be entitled to under the Organizational Documents of the Company, any applicable law and any agreement, in connection with the Contribution to be executed by all the other Contributors pursuant to this Exchange Agreement.

1.3	The Company declares to duly acknowledge and accept the aforementioned Contribution of the Contributed Shares and authorizes any officer of the Company, each acting individually with power of substitution, to register, in its name and on behalf of the Company, the transfer of the Contributed Shares in the shareholders’ register of the Company and perform any and all publication or registration formalities that may be necessary in relation with the aforementioned Contribution of the Contributed Shares.

2.	Holdco Consideration

Holdco irrevocably agrees and consents to the delivery of the Holdco Consideration to each Contributor who has contributed their Contributed Shares in the Contribution promptly following the Exchange Effective Time.

3.	Conditions to the Contribution and Exchange

The obligations of the Parties under Section 1, 2 and 4 are subject to the closing conditions set forth in Section 9.1 and 9.3 of the BCA being satisfied or waived (if permissible) by the Company, including without limitation, the prior issuance by a Luxembourg independent auditor (réviseur d’entreprises agréé) engaged by Holdco, at or before the Exchange Effective Time, of the report referred to in Section 9.1(c)(i) of the BCA.

The Parties acknowledge and accept that (i) the Exchange shall occur on the Exchange Effective Time for all Contributors, Holdco and the Company and (ii) Holdco shall use reasonable best efforts to have the First Holdco Auditor Report issued to allow for the Contribution to occur on the Exchange Effective Time.

4.	Contribution and Issuance of Holdco Shares

4.1	At least three (3) Business Days prior to the anticipated Closing Date, Holdco shall provide to each Contributor the estimated calculation of each such Contributor’s Holdco Consideration such Contributor is entitled to receive in the Exchange pursuant to the BCA.

A-1-3

4.2	At the Exchange Effective Time with respect to each Contributor:

(i)	The Contributed Shares of such Contributor shall be contributed to Holdco, in full and complete satisfaction of the issue and allotment to such Contributor of the Holdco Consideration to be issued by Holdco; to this end, each Contributor shall have signed the share certificate related to the Contributed Shares of such Contributor before a notary to perfect the Contribution;

(ii)	The Holdco Shares shall have been authorized by Holdco allotted in full and complete satisfaction of the Contribution.

4.3	At or promptly following the Exchange Effective Time with respect to each Contributor:

(i)	The Holdco Shares shall be issued and allotted to the Contributor as fully paid shares.

(ii)	Holdco shall register the Holdco Shares issued to each Contributor in the Exchange in the name of the Contributor in the Holdco’s share register as at the date of issue.

4.4	The Contributor represents and warrants to the Company and Holdco as of the date such Contributor executes this Agreement and as of immediately prior to the Exchange Effective Time the following:

(i)	Such Contributor is the sole lawful owner of such Contributor’s Contributed Shares, such Contributor is the only person entitled to and having power to dispose of such Contributor’s Contributed Shares and that such Contributed Shares are free of any lien, encumbrance, pre-emption rights or other similar rights and is freely transferable and/or assignable to Holdco and not subject to any third party rights and that any and all necessary consents for transfer that may be required under (a) any shareholder agreement existing between such Contributor and any other shareholders of the Company or (b) the Organizational Documents of the Company has been complied with or waived or (c) the laws of any applicable jurisdiction will have been complied with or waived (where permissible).

(ii)	Such Contributor’s Contributed Shares shall be validly contributed, converged and transferred to Holdco upon completion of the Holdco Board Approval enacting the Holdco Shares Exchange Issuance, without such transfer of ownership being conditional upon any other formalities to be carried out in any other jurisdiction.

(iii)	The Contribution will not conflict with or violate the Organizational Documents of such Contributor (if applicable) or any Law applicable to such Contributor.

A-1-4

(iv)	There is no Action pending or threatened in writing against such Contributor or any property or asset of such Contributor that would prevent, materially delay or materially impede the performance by such Contributor of its obligations under this Agreement.

(v)	There is no broker, finder, or investment banker that is entitled to any brokerage, finder’s or other fee or commission in connection with the Contribution based upon arrangements made by or on behalf of such Contributor.

5.	Power of attorney and commitment

5.1	Each Contributor hereby agrees to sign a power of attorney substantially in the form attached hereto as Exhibit A before a notary to effect the Contribution in connection with entering into this Agreement or promptly thereafter (and in no event later than 30 calendar days from the date such Contributor entered into this Agreement).

5.2	In addition, each Contributor hereby irrevocably instructs, authorizes and empowers any director or officer of the Company or Holdco, any lawyer or employee of Arendt & Medernach S.A., each of them acting individually, with power of substitution, as such Contributor’s true and lawful agent and attorney-in-fact, to:

(i)	subscribe for the Holdco Shares in exchange for the Contribution in the name and on behalf of the Contributor, in full compliance with the terms of this Agreement;

(ii)	register, in their name and on their behalf the issuance of the Holdco Shares in the share register of the Holdco, and perform any and all publication or registration formalities that may be necessary in relation with the Contribution and issuance of the Holdco Shares;

(iii)	determine the nominal amount of the Holdco Shares and the final amount of share premium of Holdco to be recorded in the accounts of Holdco as a result of the Exchange;

(iv)	take all actions and do such things on behalf and in the name of the Contributor that are necessary or desirable for the Contributor to take or to do in order for the Contribution, the Exchange and any other BCA Transaction;

(v)	represent the Contributor at any meeting or any adjourned meeting of the board of directors or the general meeting of shareholders of the Company or Holdco convened for the purpose of implementing any of the BCA Transactions, waive any convening formalities, vote in the name and on behalf of the Contributor on any resolution submitted to said meeting, sign any documents, shareholder proxy, subscription form, written consent or resolutions, delegate under his own responsibility the present proxy to another representative and, in general, do whatever seems appropriate or useful; and

A-1-5

(vi)	agree or amend the form, terms and conditions of, to certify any and all documents as certified true copies and to make, sign, execute and do, and all such deeds, instruments, share registers, agreements, applications, forms, declarations, confirmations, notices, acknowledgements, letters, certificates, minutes, powers-of-attorney, general assignments, and any other documents relating to and required or desirable to implement the BCA Transactions promising ratification.

5.3	The Contributor hereby undertakes to indemnify and keep the appointed lawful agents and attorneys-in-fact harmless from any cost, claim, expense, proceeding, obligation and loss borne or suffered by any one of them in connection with this power of attorney or with the performance of the powers hereby granted to them.

5.4	The Contributor hereby commits to provide Holdco and/or Company, immediately upon request from Holdco and/or Company, as applicable, all documents and information which are reasonably required for the purpose of complying with applicable anti-money laundering laws and regulations (including without limitation the Luxembourg law of 12 November 2004 on the fight against money laundering and the financing of terrorism as amended) in the context of the implementation of the BCA Transactions or that would be required from a notary residing in Luxembourg for the same purposes.

6.	Transfer Restrictions.

6.1	Pre-Exchange Transfer Restrictions. During the period from the date such Contributor signs this Agreement to the Exchange Effective Time (the “Pre-Exchange Period”), except as permitted by a Permitted Transfer or with the written consent of the Company Board, each Contributor shall not, and shall cause any other holder of record of any of such Contributor’s Contributed Shares not to, Transfer (as defined below) any Company Restricted Securities (as defined below). “Company Restricted Securities” means Contributed Shares, any warrants or options exercisable for Contributed Shares, any Contributed Shares issued or issuable upon the exercise of the conversion of such options or warrants or any other equity security of the Company issued or issuable with respect to any such Contributed Share by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

A-1-6

6.2	Post-Exchange Transfer Restrictions. Following the Exchange Effective Time, except as permitted by a Permitted Transfer or with the written consent of the Holdco Board, (i) each Contributor shall not Transfer any Holdco Restricted Securities (as defined below) beneficially owned or owned of record by the such Contributor until the earlier of (a) the date that is 12 months from the Closing Date, and (b) such date on which Holdco completes a liquidation, merger, stock exchange or other similar transaction that results in all Holdco’s stockholders having the right to exchange their Holdco Shares for cash, securities or other property (the “Lock-up Period”); provided, that if after the Closing Date, the trading price of the Holdco Shares exceeds $12.50 for 20 trading days within any 30 day period, then each Contributor may Transfer up to ten percent (10%) of such Contributor’s Holdco Shares commencing on the later of 180 days after the Closing Date and the day following such 30 day period. “Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person. “Holdco Restricted Securities” means Holdco Shares, any warrants or options exercisable for Holdco Shares, any Holdco Shares issued or issuable upon the exercise of the conversion of such options or warrants or any other equity security of Holdco issued or issuable with respect to any such Holdco Share by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

6.3	Exceptions. The provisions of Sections 6.1 and 6.2 shall not apply to the following Transfers (which each shall be deemed a “Permitted Transfers”) of Company Restricted Securities and/or Holdco Restricted Securities (as applicable) (Company Restricted Securities and Holdco Restricted Securities, the “Restricted Securities”:

(i)	Transfers of Restricted Securities as a bona fide gift or gifts, or to a charitable organization;

(ii)	Transfers of Restricted Securities to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

(iii)	if the Contributor is an individual, Transfers of Restricted Securities by will or intestate succession upon the death of the undersigned;

(iv)	the Transfer of Restricted Securities by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

(v)	if the Contributor is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (a) Transfers of Restricted Securities to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned, and (b) distributions of Restricted Securities to its partners, limited liability company members, equity holders or shareholders of the undersigned;

A-1-7

(vi)	the Transfer of Restricted Securities by a Contributor to any entity including without limitation any fund, partnership, company or investment trust to whom the Contributor transfers interests in one or more of its portfolio of investments, or any successor entity following a restructuring transaction of such Contributor;

(vii)	Transfers of Restricted Securities (a) to the Company or Holdco or the Company’s or Holdco’s officers, directors or their affiliates and (b) to the officers, directors or affiliates of such Contributor;

(viii)	bona fide pledges of Contributed Shares or Holdco Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Contributor;

(ix)	with respect to Holdco Restricted Securities, transactions relating to Holdco Restricted Securities acquired by a Contributor in open market transactions;

(x)	with respect to Holdco Restricted Securities only, pursuant to a bona fide third-party tender offer, merger, share sale, recapitalization, consolidation or other transaction involving a Change in Control (as defined below) of Holdco, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Holdco Restricted Securities shall remain subject to this Agreement. A “Change In Control” means the transfer (whether by tender offer, merger, share purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of Holdco’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of Holdco (or surviving entity) or would otherwise have the power to control the board of directors of Holdco or to direct the operations of Holdco;

(xi)	with respect to Holdco Restricted Securities only, the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Holdco Restricted Securities during the Lock-Up Period;

(xii)	with respect to Holdco Shares only, each Founder shall be permitted to Transfer up to 250,000 of such Founder’s Holdco Shares. “Founder” means each of Luca Rossettini and Renato Panesi; and

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(xiii)	with respect to any Contributor who has entered into a subscription agreement with Holdco with respect to the commitment to acquire Holdco Shares at Closing (an “Eligible Stockholder”), a number of Holdco Restricted Securities equal to the number of Holdco Shares subscribed to by such Eligible Stockholder (the “Released Shares”), provided that the aggregate number of Released Shares shall not exceed 4,800,000 Ordinary Shares issued as of the Closing Date, provided, further, that should the number of Holdco Shares subscribed to by the Eligible Stockholders under their subscription agreements and all other subscription agreements exceed in the aggregate such limit of 4,800,000 Holdco Shares, such total amount of Released Shares will be reduced pro-rata among the Eligible Stockholders based on the number of new Holdco Shares subscribed to by such Subscribers under a subscription agreement similar to this Subscription Agreement in order reduce the aggregate number of Released Shares to 4,800,000;

provided, that in the case of any Transfer or distribution pursuant to clauses (i) through (xi) of this Section 6.3, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company and Holdco, to be bound by the provisions of this Agreement in a separate agreement.

6.4	Any Transfer in violation of the provisions of this Section 6 shall be null and void ab initio and be of no force or effect.

6.5	Any person who acquires Restricted Securities pursuant to a Permitted Transfer in compliance with this Agreement shall subsequently be permitted to Transfer such Restricted Securities pursuant to a Permitted Transfer made in compliance with this Agreement

7.	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7):

if to the Company :

D-Orbit S.p.A.

Viale Risorgimento, 57

22073 Fino Mornasco CO, Italy

Attention: Luca Rossettini; Catherine Doldirina

Email: luca.rossettini@d-orbit.space;

catherine.doldirina@dorbit.space

if to Holdco:

D-Orbit S.A.

9, rue de Bitbourg, L1273 Luxembourg

Grand Duchy of Luxembourg

Attention: Board of Directors

Email:

- james@seraphim.vc and

- pierremargue@gmail.com and

- luca.rossettini@d-orbit.space

if to a Contributor, to such address already registered by the Company in its corporate documentation.

A-1-9

8.	Entire Agreement – Amendments & Waiver

This Agreement (together with the BCA and the other Ancillary Agreements) contains the entire understanding of the Parties with respect to the subject matter contained herein, supersedes and cancels all prior agreements with respect hereto and may be amended, or any provision hereof may be waived, only by a written instrument executed by the Company, Holdco and Contributors that own a majority of the Contributed Shares (prior to the Exchange Effective Time) or Contributors that own a majority of the Holdco Shares issued to the Contributors hereunder; provided, however that notwithstanding the foregoing, any amendment hereto or waiver hereto that adversely affects one or more Contributors in a manner that is materially different from the other Contributors (in such capacity) shall require the consent of the adversely affected Contributors that own a majority of the Contributed Shares (prior to the Exchange Effective Time) or the Holdco Shares (after the Exchange Effective Time). The section and clause headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.	Invalidity

If any of the provisions of this Agreement is held invalid or unenforceable, and unless the invalidity or unenforceability thereof does substantial violence to the underlying intent and sense of the remainder of this Agreement, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provisions of this Agreement except the invalidated or unenforceable provision. In the event any provision is held invalid or unenforceable, the Parties shall attempt to agree on a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in the light of the content of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

10.	Counterparts and Signatures

This Agreement may be executed in one or more counterparts. A set of counterparts, containing the signatures of all the Parties, shall between them constitute one single agreement.

Each Party shall receive and keep a copy of the original in due evidence of this Agreement, the original being kept with Holdco.

A-1-10

11.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Luxembourg law with the exception that any provisions that are mandatorily required to be governed by Italian law shall be governed by such Italian law.

12.	Jurisdiction

The Parties irrevocably agree that the courts of Luxembourg City (Grand Duchy of Luxembourg) have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

[Signature pages follows]

A-1-11

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

D-Orbit S.A.

By
Name: Pierre Margue
Title: Director

D-Orbit S.p.A

By
Name: Luca Rossettini, Ph.D.
Title: Chief Executive Officer

A-1-12

IN WITNESS whereof this Agreement has been entered into by the Contributor on the day and year as set forth below.

[Contributor]

By:	[__]
Title:	[__]

A-1-13

Schedule 1

Existing Company Shareholders

(Intentionally Omitted)

A-1-14

Exhibit A

Form of Power of Attorney

PROCURA SPECIALE		SPECIAL POWER OF ATTORNEY

Il sottoscritto [●], nato a [●], il [●], in qualità di [legale rappresentante] di [●], società costituita ed esistente ai sensi della legge [●], con sede legale in [●], iscrizione al Registro delle Imprese di [●] n. [●] (il “Conferente”), munito di tutti i necessari poteri ai sensi di legge e di statuto, nomina quali procuratori speciali della Società i signori:

I, the undersigned, [●], born in [●], on [●], in my capacity of [legal representative] of [●], a company incorporated under the laws of [●], with registered office in [●], registered with the Register of Commerce and Companies of [●] under no. [●], (the “Contributor”), duly empowered pursuant to applicable laws and the Company’s by-laws, hereby appoints as special attorneys of the Company, the following individuals:

-	Patrizia Tammaro Silva, nata a Sao Paulo (Brasile), il 29.09.1973, codice fiscale TMMPRC73P69Z602I;	-	Patrizia Tammaro Silva, born in Sao Paulo (Brazil), on 29.09.1973, fiscal code TMMPRC73P69Z602I;
-	Luca Rossettini, nato a Vicenza, il 01.04.1975, codice fiscale RSSLCU75D01L840I;	-	Luca Rossettini, born in Vicenza, on 01.04.1975, fiscal code RSSLCU75D01L840I;

conferendo loro - in via disgiunta - tutti i poteri necessari affinché rappresentino il Conferente e compiano in nome e per conto dello stesso ogni atto necessario o utile per il perfezionamento della cessione a D-Orbit S.A., società per azioni (société anonyme) costituita ed esistente ai sensi della legge del Gran Ducato del Lussemburgo, con sede legale in 9, rue de Bitbourg, L1273, Lussemburgo, Gran Ducato del Lussemburgo, iscrizione al Registro delle Imprese del Gran Ducato del Lussemburgo n. B261356, a titolo di conferimento in natura in esecuzione del deliberando aumento di capitale della stessa D-Orbit S.A., di tutte le azioni detenute dal Conferente al momento della suddetta cessione (attualmente pari a n. [●] azioni [●] di D-Orbit S.p.A.) e rappresentanti il capitale sociale di D-Orbit S.p.A., società di diritto italiano, con sede legale in Fino Mornasco (CO), Viale Risorgimento 57, Codice fiscale e numero di iscrizione al Registro delle Imprese di Como-Lecco 07373150965 (l’“Operazione di Conferimento”).

who are empowered - jointly and severally - in the name and on behalf of the Contributor to carry out any act necessary or useful for the completion of the transfer to D-Orbit S.A., a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9, rue de Bitbourg, L1273 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under no. B261356, as a contribution in kind in execution of the corporate capital increase of D-Orbit S.A., all Contributor’s shares at the moment of such transfer (now there being no. [●] shares [●] di D-Orbit S.p.A.) representing the corporate capital of D-Orbit S.p.A., a company incorporated under the Italian Law, with registered office in Fino Mornasco (CO), Viale Risorgimento 57, fiscal code and registration number with the Register of Commerce and Companies of Como-Lecco 07373150965 (the “Contribution Transaction”).

A tal fine, il Conferente conferisce ai nominati procuratori, disgiuntamente tra loro, tutti i più ampi e opportuni poteri per perfezionare l’Operazione di Conferimento, ivi incluso a mero titolo esemplificativo, il potere di:

To this purpose, the Contributor therefore grants, to the above attorneys-in-fact, each of them with joint and several signature, all the widest powers to complete the Contribution Transaction, including but not limited to the power to:

(i)	sottoscrivere per girata il certificato azionario rappresentativo delle azioni oggetto dell’Operazione di Conferimento;	(i)	sign for transfer the share certificate representing the shares of the Contribution Transaction;
(ii)	compiere ogni altro atto, adottare qualsivoglia decisione o sottoscrivere ogni altro contratto o atto che risulti utile o collegato all’Operazione di Conferimento;	(ii)	to carry out any further act, to take any decision or execute any further agreement or deed which is useful or connected to the Contribution Transaction;
(iii)

eseguire tutti gli atti utili e/o necessari relativi a quanto sopra, anche se qui non espressamente menzionati, e compiere tutte le operazioni che dovessero rivelarsi necessarie od opportune in connessione con l’Operazione di Conferimento, così che nessuna obiezione potrà essere sollevata con riferimento alla loro mancanza di poteri.

(iii)

to perform all acts useful and/or necessary in relation to the above points, even though not expressly mentioned herein, and to carry out all the actions that may be necessary or useful in connection with the Contribution Transaction, such that no objections can be raised on grounds of lack of or unclear powers.

Il Conferente s’impegna a manlevare e tenere indenni i procuratori nominati da qualunque costo, pretesa, spesa, procedimento, obbligazione e passività sostenuta o sofferta da ciascuno di detti procuratori in relazione alla presente procura o con riferimento all’esecuzione dei poteri qui conferiti.

The Contributor hereby undertakes to indemnify and keep the attorneys harmless from any cost, claim, expense, proceeding, obligation and loss borne or suffered by any one of them in connection with this power of attorney or with the performance of the powers hereby granted to them.

Il tutto con formale promessa di rato e valido ora per allora e senza obbligo di rendiconto.		All the above, formally promising ratification and without any audit report obligation.
La presente procura speciale è irrevocabile e rimarrà pienamente valida ed efficacia sino al 31 dicembre 2022, dopodiché cesserà automaticamente di avere efficacia.		This special power of attorney is irrevocable shall remain in full force and effect until December 31, 2022, afterwards it will automatically terminate.
In fede, ho sottoscritto la presente procura speciale, in [luogo], [data]		IN WITNESS WHEREOF, I have executed this special power of attorney in [place], on [date]
[firmatario]		[signatory]

[SIGNATURE TO BE NOTARIZED WITH APOSTILLE]

A-1-15

Exhibit A-2

FORM OF

Contribution and Exchange Agreement

by and between

D-Orbit S.p.A

D-ORBIT S.A.

and

the Contributors

A-2-1

This Contribution and Exchange Agreement (this “Agreement”), dated as of [ ] 2022, by and between D-Orbit S.p.A, an Italian Società per azioni (the “Company”), D-Orbit S.A., a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9, rue de Bitbourg, L1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 261356 (“Holdco”), and the Converted Company Shareholders party hereto (each a “Contributor” and collectively, the “Contributors”). The Company, Holdco and Contributors are collectively referred to as the “Parties” and individually as a “Party”.

Whereas:

(A)	The Parties are entering into this Agreement as contemplated by the Business Combination Agreement (the “BCA”), dated as of January 26, 2022, by and among Breeze Holdings Acquisition Corp., a Delaware corporation (“SPAC”), the Company, Holdco, Lift-Off Merger Sub, Inc., a Delaware corporation and Seraphim SPAC LP, a copy of which has been provided to each Converted Company Shareholder. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the BCA.

(B)	Schedule 1 of this Agreement sets forth a true and complete list of the Company bondholders that are parties to the Convertible Bond Subscription Agreement and holders of Convertible Bonds as of the date of this Agreement (the “Converted Company Shareholders”) and the Convertible Bonds held by such Converted Company Shareholders. Pursuant to the Convertible Bond Subscription Agreement, each Converted Company Shareholder will automatically receive shares in the Company (the “Company Shares”) in connection with the Convertible Bond Conversion, which will occur in connection with the closing of the transactions contemplated by the BCA (but prior to the Exchange and Exchange Effective Time).

(C)	Each Converted Company Shareholder by executing this Agreement has agreed to be a Contributor hereunder and contribute such Contributor’s Company Shares to Holdco pursuant to the terms set forth herein (such contributed Company Shares, the “Contributed Shares”).

(D)	Each Contributor is hereby agreeing to contribute each of such Contributor’s Contributed Shares to Holdco (the “Contribution”) in exchange for: such number of ordinary shares of Holdco (the “Holdco Shares”) issued by Holdco having the rights, terms and features set out in the A&R Holdco Organizational Documents, as agreed under the BCA (the “Exchange” and such Holdco Shares to be issued the “Holdco Consideration”). The Contribution includes all the rights, commitments and obligations, known or unknown, which can or could be attached to the Contributed Shares in any manner whatsoever.

(E)	Holdco has filed the Registration Statement, with the SEC and the SEC has declared such Registration Statement effective and has provided a copy of the Registration Statement to each Converted Company Shareholder.

A-2-2

It is agreed as follows:

1.	Contribution

1.1	Each Contributor irrevocably agrees and consents to the Contribution, the Exchange, the transfer restrictions set forth in Section 6 and the other transactions contemplated by this Agreement. The Contributor further consents, subject to the conditions set forth in Section 3, to the contribution and exchange by and among each of the other Converted Company Shareholders, the Company and Holdco, and the transactions contemplated thereby (the “Other Exchanges”) and agrees to execute and deliver (or cause to be executed and delivered) any consents required to be delivered in Italy together with the filing of the notification of the share transfers taking place in connection with the Other Exchanges.

1.2	Each Contributor hereby unconditionally, unequivocally and irrevocably waives, for all purposes and effects of law, all and any right of first offer and preemption right which such Contributor may be entitled to under the Organizational Documents of the Company, any applicable law and any agreement, in connection with the Contribution to be executed by all the other Contributors pursuant to this Exchange Agreement.

1.3	The Company declares to duly acknowledge and accept the aforementioned Contribution of the Contributed Shares and authorizes any officer of the Company, each acting individually with power of substitution, to register, in its name and on behalf of the Company, the transfer of the Contributed Shares in the shareholders’ register of the Company and perform any and all publication or registration formalities that may be necessary in relation with the aforementioned Contribution of the Contributed Shares.

2.	Holdco Consideration

Holdco irrevocably agrees and consents to the delivery of the Holdco Consideration to each Contributor who has contributed their Contributed Shares in the Contribution promptly following the Exchange Effective Time.

3.	Conditions to the Contribution and Exchange

The obligations of the Parties under Section 1, 2 and 4 are subject to the closing conditions set forth in Section 9.1 and 9.3 of the BCA being satisfied or waived (if permissible) by the Company, including without limitation, the prior issuance by a Luxembourg independent auditor (réviseur d’entreprises agréé) engaged by Holdco, at or before the Exchange Effective Time, of the report referred to in Section 9.1(c)(i) of the BCA.

The Parties acknowledge and accept that (i) the Exchange shall occur on the Exchange Effective Time for all Contributors, Holdco and the Company and (ii) Holdco shall use reasonable best efforts to have the First Holdco Auditor Report issued to allow for the Contribution to occur on the Exchange Effective Time.

A-2-3

4.	Contribution and Issuance of Holdco Shares

4.1	At least three (3) Business Days prior to the anticipated Closing Date, Holdco shall provide to each Contributor the estimated calculation of each such Contributor’s Holdco Consideration such Contributor is entitled to receive in the Exchange pursuant to the BCA.

4.2	At the Exchange Effective Time with respect to each Contributor:

(i)	The Contributed Shares of such Contributor shall be contributed to Holdco, in full and complete satisfaction of the issue and allotment to such Contributor of the Holdco Consideration to be issued by Holdco; to this end, each Contributor shall have signed the share certificate related to the Contributed Shares of such Contributor before a notary to perfect the Contribution;

(ii)	The Holdco Shares shall have been authorized by Holdco allotted in full and complete satisfaction of the Contribution.

4.3	At or promptly following the Exchange Effective Time with respect to each Contributor:

(i)	The Holdco Shares shall be issued and allotted to the Contributor as fully paid shares.

(ii)	Holdco shall register the Holdco Shares issued to each Contributor in the Exchange in the name of the Contributor in the Holdco’s share register as at the date of issue.

4.4	The Contributor represents and warrants to the Company and Holdco as of the date such Contributor executes this Agreement and as of immediately prior to the Exchange Effective Time the following:

(i)	Such Contributor is the sole lawful owner of such Contributor’s Contributed Shares, such Contributor is the only person entitled to and having power to dispose of such Contributor’s Contributed Shares and that such Contributed Shares are free of any lien, encumbrance, pre-emption rights or other similar rights and is freely transferable and/or assignable to Holdco and not subject to any third party rights and that any and all necessary consents for transfer that may be required under (a) any shareholder agreement existing between such Contributor and any other shareholders of the Company or (b) the Organizational Documents of the Company has been complied with or waived or (c) the laws of any applicable jurisdiction will have been complied with or waived (where permissible).

A-2-4

(ii)	Such Contributor’s Contributed Shares shall be validly contributed, converged and transferred to Holdco upon completion of the Holdco Board Approval enacting the Holdco Shares Exchange Issuance, without such transfer of ownership being conditional upon any other formalities to be carried out in any other jurisdiction.

(iii)	The Contribution will not conflict with or violate the Organizational Documents of such Contributor (if applicable) or any Law applicable to such Contributor.

(iv)	There is no Action pending or threatened in writing against such Contributor or any property or asset of such Contributor that would prevent, materially delay or materially impede the performance by such Contributor of its obligations under this Agreement.

(v)	There is no broker, finder, or investment banker that is entitled to any brokerage, finder’s or other fee or commission in connection with the Contribution based upon arrangements made by or on behalf of such Contributor.

5.	Power of attorney and commitment

5.1	Each Contributor hereby agrees to sign a power of attorney substantially in the form attached hereto as Exhibit A before a notary to effect the Contribution in connection with entering into this Agreement or promptly thereafter (and in no event later than 30 calendar days from the date such Contributor entered into this Agreement).

5.2	In addition, each Contributor hereby irrevocably instructs, authorizes and empowers any director or officer of the Company or Holdco, any lawyer or employee of Arendt & Medernach S.A., each of them acting individually, with power of substitution, as such Contributor’s true and lawful agent and attorney-in-fact, to:

(i)	subscribe for the Holdco Shares in exchange for the Contribution in the name and on behalf of the Contributor, in full compliance with the terms of this Agreement;

(ii)	register, in their name and on their behalf the issuance of the Holdco Shares in the share register of the Holdco, and perform any and all publication or registration formalities that may be necessary in relation with the Contribution and issuance of the Holdco Shares;

(iii)	determine the nominal amount of the Holdco Shares and the final amount of share premium of Holdco to be recorded in the accounts of Holdco as a result of the Exchange;

A-2-5

(iv)	take all actions and do such things on behalf and in the name of the Contributor that are necessary or desirable for the Contributor to take or to do in order for the Contribution, the Exchange and any other Transaction;

(v)	represent the Contributor at any meeting or any adjourned meeting of the board of directors or the general meeting of shareholders of the Company or Holdco convened for the purpose of implementing any of the Transactions, waive any convening formalities, vote in the name and on behalf of the Contributor on any resolution submitted to said meeting, sign any documents, shareholder proxy, subscription form, written consent or resolutions, delegate under his own responsibility the present proxy to another representative and, in general, do whatever seems appropriate or useful; and

(vi)	agree or amend the form, terms and conditions of, to certify any and all documents as certified true copies and to make, sign, execute and do, and all such deeds, instruments, share registers, agreements, applications, forms, declarations, confirmations, notices, acknowledgements, letters, certificates, minutes, powers-of-attorney, general assignments, and any other documents relating to and required or desirable to implement the Transactions promising ratification.

5.3	The Contributor hereby undertakes to indemnify and keep the appointed lawful agents and attorneys-in-fact harmless from any cost, claim, expense, proceeding, obligation and loss borne or suffered by any one of them in connection with this power of attorney or with the performance of the powers hereby granted to them.

5.4	The Contributor hereby commits to provide Holdco and/or Company, immediately upon request from Holdco and/or Company, as applicable, all documents and information which are reasonably required for the purpose of complying with applicable anti-money laundering laws and regulations (including without limitation the Luxembourg law of 12 November 2004 on the fight against money laundering and the financing of terrorism as amended) in the context of the implementation of the BCA Transactions or that would be required from a notary residing in Luxembourg for the same purposes.

6.	Acknowledgement of receipt of unregistered Holdco Shares.

Each Contributor understands that the Holdco Shares it receives in the Exchange have not been registered under the Securities Act of 1933, as amended from time to time (the “Securities Act”). Each Contributor understands that the Holdco Shares may not be resold, transferred, pledged, or otherwise disposed of by such Contributor absent an effective registration statement under the Securities Act, except (i) to Holdco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of and in accordance with Regulation S under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entries representing the Holdco Shares (if any) shall contain a legend to such effect. Each Contributor acknowledges that the Holdco Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Each Contributor understands and agrees that the Holdco Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, such Contributor may not be able to readily resell the Holdco Shares and will be required to bear the financial risk of an investment in the Holdco Shares. Each Contributor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge, or other transfer or disposition of any of the Holdco Shares.

A-2-6

7.	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7):

if to the Company :

D-Orbit S.p.A.

Viale Risorgimento, 57

22073 Fino Mornasco CO, Italy

Attention: Luca Rossettini; Catherine Doldirina

Email: luca.rossettini@d-orbit.space;

catherine.doldirina@dorbit.space

if to Holdco:

D-Orbit S.A.

9, rue de Bitbourg, L1273 Luxembourg

Grand Duchy of Luxembourg

Attention: Board of Directors

Email:

- james@seraphim.vc and

- pierremargue@gmail.com and

- luca.rossettini@d-orbit.space

if to a Contributor, to the address set forth on Annex A across from the name of such Contributor.

8.	Entire Agreement – Amendments & Waiver

This Agreement (together with the BCA and the other Ancillary Agreements) contains the entire understanding of the Parties with respect to the subject matter contained herein, supersedes and cancels all prior agreements with respect hereto and may be amended, or any provision hereof may be waived, only by a written instrument executed by the Company, Holdco and Contributors that own a majority of the Contributed Shares (prior to the Exchange Effective Time) or Contributors that own a majority of the Holdco Shares issued to the Contributors hereunder; provided, however that notwithstanding the foregoing, any amendment hereto or waiver hereto that adversely affects one or more Contributors in a manner that is materially different from the other Contributors (in such capacity) shall require the consent of the adversely affected Contributors that own a majority of the Contributed Shares (prior to the Exchange Effective Time) or the Holdco Shares (after the Exchange Effective Time). The section and clause headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

A-2-7

9.	Invalidity

If any of the provisions of this Agreement is held invalid or unenforceable, and unless the invalidity or unenforceability thereof does substantial violence to the underlying intent and sense of the remainder of this Agreement, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provisions of this Agreement except the invalidated or unenforceable provision. In the event any provision is held invalid or unenforceable, the Parties shall attempt to agree on a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in the light of the content of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

10.	Counterparts and Signatures

This Agreement may be executed in one or more counterparts. A set of counterparts, containing the signatures of all the Parties, shall between them constitute one single agreement.

Each Party shall receive and keep a copy of the original in due evidence of this Agreement, the original being kept with Holdco.

11.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Luxembourg law with the exception that any provisions that are mandatorily required to be governed by Italian law shall be governed by such Italian law.

12.	Jurisdiction

The Parties irrevocably agree that the courts of Luxembourg City (Grand Duchy of Luxembourg) have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

[Signature pages follows]

A-2-8

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

D-Orbit S.A.

By
	Name:	Pierre Margue
	Title:	Director

D-Orbit S.p.A

By
	Name:	Luca Rossettini, Ph.D.
	Title:	Chief Executive Officer

A-2-9

IN WITNESS whereof this Agreement has been entered into by the Contributor on the day and year as set forth below.

[Contributor]

By:	[__]
Title:	[__]

A-2-10

Schedule 1

Converted Company Shareholders

[Intentionally Omitted]

A-2-11

Exhibit A

Form of Power of Attorney

PROCURA SPECIALE		SPECIAL POWER OF ATTORNEY
Il sottoscritto [nome Sottoscrittore], nato a [●], il [●], munito di tutti i necessari poteri ai sensi di legge e di statuto, in qualità di [amministratore e legale rappresentante] di [nome società], società costituita ed esistente ai sensi della legge [●], con sede legale in [●], [●], [●], (l’“Obbligazionista”), quale titolare di n. [●] obbligazioni (the “Bonds”) emesse da D-Orbit S.p.A. nell’ambito del Prestito Obbligazionario convertibile denominato “D-Orbit S.p.A. Prestito Obbligazionario Convertibile 2021-2026” e approvato con delibera dell’assemblea straordinaria del 26 Aprile 2021 innanzi il Notaio dott. Andrea De Costa di Milano (racc. [●] - rep. [●]) recante il regolamento del prestito obbligazionario (il “Regolamento”), nomina quale procuratore speciale dell’Obbligazionista il/la signor/a [●], nato a [●], il [●], codice fiscale [●], (il “Rappresentante degli Obbligazionisti”), conferendogli, in via irrevocabile, tutti i poteri necessari affinché rappresenti l’Obbligazionista e compia in nome e per conto dello stesso ogni atto necessario o utile per il perfezionamento dell’Operazione SPAC, così come definita nel menzionato Regolamento del Prestito Obbligazionario (tutti i termini indicati qui con lettera iniziale maiuscola hanno il medesimo significato attribuito in detto Regolamento).		I, the undersigned [Subscriber’s name], born in [●], on [●], duly empowered pursuant to the applicable laws and the Company’s by-laws, in my capacity of [director and legal representative] of [company’s name], a company incorporated under the laws of [●], with registered office in [●], [●], [●], (the “Bondholder”), as holder of no. [●] bonds (the “Bonds”) issued by D-Orbit S.p.A. by virtue of the convertible Bond loan named “D-Orbit S.p.A. Prestito Obbligazionario Convertibile 2021-2026” and approved before the public notary Carlo Marchetti, with office in Milan, by D-Orbit S.p.A. shareholders’ resolution dated 26 April 2021 (n. racc. [●] - rep. [●]) with the regulation of the Bond (the “Terms and Conditions”), hereby appoints as special attorney of the Bondholder Mr/Mrs [●], born in [●], on [●], fiscal code [●], (the “Representative of the Bondholders”) who is irrevocably empowered with all powers in the name and on behalf of the Bondholder to act, execute carry out any act necessary or useful for the completion of the SPAC Transaction, as defined in the Terms and Conditions of the Bond (all the capitalized terms not otherwise defined in this Power of Attorney shall have the same meaning ascribed to them in the Terms and Conditions).

Con la presente procura vengono conferiti irrevocabilmente (in quanto conferiti anche nell’interesse della Società e dei Soci) al Rappresentante degli Obbligazionisti i seguenti poteri da esercitarsi in nome e per conto dell’Obbligazionista:		This power of attorney irrevocably (as this power of attorney is also in the interest of D-Orbit and the Shareholders) grants the Representative of the Bondholders with the following powers, to be exercised in the name and on behalf of the Bondholder to:

A.	votare in seno all’assemblea degli Obbligazionisti in favore dell’Operazione SPAC o di alcuni atti finalizzati al perfezionamento della stessa;	A.	vote or provide a consent in the bondholders’ meeting in favor of the SPAC Transaction or any actions aimed at its completion;

B.	predisporre e sottoscrivere atti e documenti relativi all’Operazione SPAC inclusi, a mero titolo esemplificativo, gli accordi di lock-up limitativi della circolazione delle Azioni PubCo (in linea con gli analoghi impegni assunti dagli investitori della PIPE) e ogni altro atto correlato o connesso all’Operazione SPAC;	B.	prepare and sign deeds and documents related to the SPAC Transaction, including, without limitation, lock-up agreements related to PubCo Shares (in line with the PIPE investors’ commitments) and any other document or agreement in connection with the SPAC Transaction;

C.	fare quanto necessario per perfezionare la conversione delle Obbligazioni in Azioni della Società e ricevere dette Azioni accettando l’operazione di conversione effettuata dalla Società quale agente di conversione;	C.	take any action aiming at carrying out the conversion of the Bonds into Shares of the Company and receive such Shares in exchange of the Bonds by accepting the conversion as it is carried out by the Company as conversion agent;

D.	sottoscrivere atti di trasferimento o conferimento di Obbligazioni e/o di Azioni in PubCo e ricevere in cambio Azioni PubCo;	D.	execute deeds of transfer or contribution of the Bonds and/or the Shares in exchange of PubCo Shares;

E.	compiere qualsivoglia ulteriore azione nonché predisporre e sottoscrivere qualsivoglia ulteriore documento, autorizzazione o accordo che, secondo il giudizio del nominato procuratore, siano ritenuti necessari o utili al fine di portare a compimento l’Operazione SPAC.	E.	take any other action and prepare and execute any other document, authorization and agreement that is deemed necessary or useful in the discretionary judgment of the attorney in fact to complete the SPAC Transaction.

L’Obbligazionista si impegna a manlevare e tenere indenne il Rappresentante degli Obbligazionisti da qualunque costo, pretesa, spesa, procedimento, obbligazione e passività sostenuta o sofferta in relazione alla presente procura o con riferimento all’esecuzione dei poteri qui conferiti.		The Bondholder hereby undertakes to indemnify and keep the Representative of the Bondholders harmless from any cost, claim, expense, proceeding, obligation and loss borne or incurred in connection with this power of attorney or with the performance of the powers hereby granted to the Representative of the Bondholders.

Il tutto con formale promessa di rato e valido ora per allora e senza obbligo di rendiconto.		All the above, without necessity of any further ratification or confirmation being the activity approved from now without expense sheet being required.

La presente procura speciale rimarrà pienamente valida ed efficace sino al 31 dicembre 2022, dopodiché cesserà automaticamente di avere efficacia.		This special power of attorney shall remain in full force and effect until December 31, 2022, afterwards it will automatically terminate.

In fede, ho sottoscritto la presente procura speciale, in [luogo], [data]		IN WITNESS WHEREOF, I have executed this special power of attorney in [place], on [date]

[signatory]

[firmatario]

[SIGNATURE TO BE NOTARIZED WITH APOSTILLE]

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Exhibit B-1

FORM OF

COMPANY & SPAC SHAREHOLDERS

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS COMPANY & SPAC SHAREHOLDERS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [___], 2022, is made and entered into by and among D-ORBIT S.A., a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) u (the “Company”), Breeze Holdings Acquisition Corp., a Delaware corporation (“SPAC”) and the parties listed on Schedule A hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.11 a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company and SPAC are parties to that certain Business Combination Agreement, dated as of January 26, 2022 (the “BCA”), by and among SPAC, D-Orbit S.p.A, an Italian Società per azioni (“D-Orbit”) and Lift-Off Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things, on the Closing Date, Merger Sub will merge (the “Merger”) with and into SPAC (with SPAC being the surviving entity and a wholly owned subsidiary of the Company) in exchange for SPAC’s shareholders and rights holders receiving shares of the Company (the “Company Shares”);

WHEREAS, the Company is a party to that certain Contribution and Exchange Agreement, dated as of [___], 2022 (the “Exchange Agreement”), by and among the Company, D-Orbit and each of the D-Orbit shareholders party thereto (the “Contributors”) pursuant to which, on the terms and subject to the conditions set forth therein, the Contributors contributed their shares of D-Orbit to the Company in exchange for Company Shares (the “Exchange” and together with the Merger and the other transactions contemplated by the BCA, the “Transactions”), with D-Orbit becoming a subsidiary of the Company following the consummation of the Exchange;

WHEREAS, certain of those Contributors that are set forth under the “Company Shareholders” heading in Schedule A (the “Company Shareholders”) will be beneficial owners of five percent (5%) or more of Company and/or will be directors and officers of the Company or a subsidiary of the Company following the consummation of the Exchange are entering into this Agreement in connection with the consummation of the Transactions;

WHEREAS, SPAC entered into that certain Registration Rights Agreement, dated November 23, 2020 (the “Existing Registration Rights Agreement”) with Breeze Sponsor, LLC (the “Sponsor”) and certain other holders of Registrable Securities (as defined therein) as set forth under Existing Registration Rights Holders subheading under the SPAC Holders heading in Schedule A and SPAC entered into a letter agreement, dated November 23, 2020 (the “Letter Agreement”), with each of the Insiders defined therein as set forth under the Insiders sub-heading under the SPAC Stockholders heading in Schedule A and any other Holders of SPAC founder shares as set forth under the SPAC Founder Shares subheading under the SPAC Stockholders heading in Schedule A (such SPAC stockholders party to the Existing Registration Rights Agreement and the Letter Agreement or otherwise holding SPAC founder shares, the “SPAC Stockholders”);

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WHEREAS, the Letter Agreement solely with respect to Section 7 therein and the Existing Registration Rights Agreement will be terminated hereunder in connection with the consummation of the Transactions and the SPAC Stockholders and the Company Shareholders will be subject to certain registration rights as set forth in this Agreement and transfer restrictions as set forth in this Agreement or the Exchange Agreement;

WHEREAS, pursuant to the PIPE Agreements (as defined in the BCA) and the Converted Company Shareholders Registration Rights Agreements, certain PIPE Investors (as defined in the BCA) and Converted Company Shareholders (as defined in the BCA) have certain registration rights with respect to the Company Shares those PIPE Investors and Converted Company Shareholders received in connection with the Transactions; and

WHEREAS, in connection with the transactions contemplated by the BCA, the Contribution and Exchange Agreements, and the PIPE Agreements, the Company, SPAC and the Holders desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that no Holder shall be deemed an Affiliate of any other Holder solely by reason of an investment in, or holding of Company Shares (or securities convertible or exchangeable for share of Company Shares) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement); provided, however, that in no event shall the term “Affiliate” include any portfolio company of any Holder or their respective Affiliates (other than the Company).

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“Agreement” shall have the meaning given in the Preamble.

“Aggregate Blocking Period” shall have the meaning given in Section 2.4.

“BCA” shall have the meaning given in the Recitals.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“SPAC” shall have the meaning given in the Recitals.

“Change in Control” means the transfer (whether by tender offer, merger, share purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the Company Board or to direct the operations of the Company.

“Claims” shall have the meaning given in subsection 5.1.1.

“Closing Date” shall mean the date of this Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Company” shall have the meaning given in the Preamble.

“Company Board” means the Board of Directors of the Company.

“Company Shares” shall have the meaning given in the Recitals.

“Company Shelf Take Down Notice” shall have the meaning given in Section 2.1.3.

“Exchange Agreement” shall have the meaning given in the Recitals.

“Converted Company Shareholders” shall have the meaning in the BCA.

“Converted Company Shareholders Registration Rights Agreements” shall have the meaning in the BCA.

“Demand Registration” shall have the meaning given in Section 2.2.1.

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“Demanding Holder” shall mean, as applicable, (a) at least a majority in interest of the then-outstanding number of Registrable Securities held by the Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1 or (b) the applicable Holders making a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3.

“D-Orbit” shall have the meaning given in the Recitals.

“Dispute” shall have the meaning given in Section 6.5.

“Effectiveness Deadline” shall have the meaning given in Section 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.2.

“Holders” shall have the meaning given in the Preamble.

“ICC Procedures” shall have the meaning given in Section 6.5.

“Maximum Number of Securities” shall have the meaning given in Section 2.2.4.

“Merger Sub” shall have the meaning given in the Recitals.

“Minimum Amount” shall have the meaning given in Section 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean a person or entity to whom the Holders are permitted to Transfer such Registrable Securities pursuant to any applicable agreement between the Holders and the Company (including the Exchange Agreement), and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.3.1.

“PIPE Agreements” shall have the meaning given in the BCA.

“PIPE Investors” shall have the meaning given in the BCA.

“Pro Rata” shall have the meaning given in Section 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Registrable Security” shall mean (a) any Company Shares issued to a Holder pursuant to the terms of the BCA (including the Company Shares issued or issuable upon the exercise of any other equity security issued to a Holder pursuant to the terms of the BCA), and (b) any other equity security of the Company issued or issuable with respect to any such Company Share referred to in the foregoing clause (a) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Company Shares are then listed;

(b) fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone, delivery and road show or other marketing expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one (1) legal counsel selected by either (i) the majority-in-interest of the Demanding Holders (and any local or foreign counsel) initiating a Demand Registration or Shelf Underwritten Offering (including, without limitation, a Block Trade), or (ii) of a majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by the Company for its own account or that of a Company shareholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration.

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“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in Section 2.2.1.

“Resolution Period” shall have the meaning given in Section 6.5.

“Restricted Securities” means Company Shares, any warrants or options exercisable for Company Shares, any Company Shares issued or issuable upon the exercise of the conversion of such options or warrants or any other equity security of the Company issued or issuable with respect to any such Company Share referred to in the foregoing clause by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided however, that solely for purposes of Article IV of this Agreement, “Restricted Securities” shall not be deemed to include Company Shares, any warrants or options exercisable for Company Shares or any Company Shares issued or issuable with respect to any SPAC securities purchased in the open market by any Holders (or any other equity security of the Company issued or issuable with respect to any such Company Share referred to in the foregoing clause by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Take Down Notice” shall have the meaning given in Section 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in Section 2.1.3.

“Sponsor” shall have the meaning given in the Recitals.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

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Article II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 The Company shall, as soon as practicable, but in any event within forty-five (45) days after the Closing Date, use its reasonable best efforts to file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than ninety (90) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and twenty (120) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this Section 2.1.1 shall be on a shelf registration statement on Form F-1 (a “Form F-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available (including to use its reasonable best efforts to add Registrable Securities held by Permitted Transferees) or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 The Company shall use its reasonable best efforts to convert the Form F-1 Shelf filed pursuant to Section 2.1.1 to a shelf registration statement on Form F-3 (a “Form F-3 Shelf”) as promptly as practicable after the Company is eligible to use a Form F-3 Shelf and have the Form F-3 Shelf declared effective as promptly as practicable and to cause such Form F-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

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2.1.3 At any time and from time to time following the effectiveness of the shelf registration statement required by Section 2.1.1 or Section 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $25,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering (the amount of Registrable Securities pursuant to the foregoing clause (a) or (b), as applicable, the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Take Down Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within three (3) days after receipt of any Shelf Take Down Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this Section 2.1.3, subject to Section 3.3 and Article V, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company. Any Shelf Underwritten Offering effected pursuant to this Section 2.1.3 shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2 hereof.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.5 and Sections 2.4 and 3.4 hereof, at any time and from time to time on or after the Closing Date, the Demanding Holders may make a written demand for Registration of all or part of their Registrable Securities on (i) Form F-1, or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities or (ii) if available, Form F-3, which in the case of either clause (i) or (ii), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand, a “Demand Registration”). The Company shall, promptly following the Company’s receipt of a Demand Registration, notify, in writing all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this Section 2.2, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, subject to Section 2.2.4 below, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. The Company shall not be obligated to effect more than (1) an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by the Sponsor and (2) an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten offering initiated by the New Holders, in each case under Section 2.1.3 or this Section 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders and the Requesting Holders to be registered on behalf of the Demanding Holders and the Requesting Holders in such Registration have been sold, in accordance with Section 3.1.

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2.2.2 Effective Registration. Notwithstanding the provisions of Section 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Demand Holder becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of Section 2.2.4 and Sections 2.4 and 3.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.3, subject to Section 3.3 and Article V, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.2.4 Reduction of Underwritten Offering. If a Demand Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that, in its opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Company Shares or other equity securities that the Company desires to sell for its own account and the Company Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Company Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Company Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), Company Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to Section 2.3 and that can be sold without exceeding the Maximum Number of Securities.

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2.2.5 Demand Registration Withdrawal. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to Section 2.2.1 or a Shelf Underwritten Offering pursuant to Section 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering or a Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this Section 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (a) filed in connection with any employee share option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, or (e) filed pursuant to Section 2.1.1, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than twenty (20) days (or, in the case of a Block Trade, three (3) business days) before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), and the proposed price and name of the proposed managing Underwriter or Underwriters, if any, in such offering, (B) such Holders’ rights under this Section 2.3 and (C) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) days after receipt of such written notice (or in the case of a Block Trade, within two (2) business days) (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response noticed described in the foregoing sentence to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company shareholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.3.1, subject to Section 3.3 and Article V, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company shareholder(s) for whose account the Registration Statement is to be filed. For purposes of this Section 2.3, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3).

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2.3.2 Reduction of Piggyback Registration. If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of the Company Shares that the Company desires to sell, taken together with (a) the Company Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant Section 2.3 hereof, and (c) the Company Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

2.3.2.1 if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (a) first, the Company Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Company Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

2.3.2.2 if the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (a) first, the Company Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Company Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Company Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

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2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (a) in the case of a Piggyback Registration not involving an Unwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this Section 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Registered Holders prior to receipt of a Demand Registration pursuant to Section 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period (the “Aggregate Blocking Period”).

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, then notwithstanding any other time periods in this Article II, the Holders shall provide written notice to the Company at least three (3) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters and share price of such offering. Notwithstanding any other provision of this Agreement, in the event of a Block Trade in connection with the sale of Registrable Securities by a pledgee upon foreclosure of the Registrable Securities that were pledged as collateral for a loan, the Company shall not include any other Holders’ Registrable Securities on the Registration Statement or Prospectus with respect to such Block Trade.

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2.6 Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form F-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders shall have the right to select one legal counsel designated by the Holders holding a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.6 shall first be applied to holders other than the Holders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to Section 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form F-1 or subsequent Registration Statement on Form F-3 filed pursuant to the terms of Section 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

In the case of a Form F-1 Shelf filed to register the resale of Removed Shares, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form F-3 Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Registerable Holders be named as an “underwriter” therein, the Company shall use its reasonable best efforts to file a Form F-3 Shelf as promptly as practicable to replace the applicable Form F-1 Shelf and have the Form F-3 Shelf declared effective as promptly as practicable and to cause such Form F-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Registerable Holders until all such Registrable Securities have ceased to be Registrable Securities.

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Article III
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its reasonable best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed no later than the effective date of such Registration Statement;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 promptly furnish to each seller of Registrable Securities covered by such Registration Statement such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such Registration Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;

3.1.8 advise each Holder of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;

3.1.9 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.10 at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, and not to file any such Registration Statement or Prospectus, or amendment or supplement thereto, to which any such Holder or Registrable Securities shall have reasonably objected on the grounds that such Registration Statement or Prospectus or supplement or amendment thereto, does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder;

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3.1.11 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof, at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include a Misstatement or such Prospectus, as supplemented or amended, shall comply with law;

3.1.12 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate in the preparation of any Registration Statement, each such Prospectus included therein or filed with the Commission, and each amendment or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business, finances and accounts of the Company and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders’ and such Underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and will cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.13 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter;

3.1.14 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and any Underwriter;

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3.1.15 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.16 otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, including causing the officers and directors of the Company to enter into customary “lock-up agreements,” in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Registerable Holders.

3.3 Participation in Underwritten Offerings.

3.3.1 No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.3.2 The Company will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

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3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Board to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12)-month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Covenants of the Company. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees:

3.5.1 the Company will not file any Registration Statement or Prospectus included therein with the Commission which refers to any Holder of Registrable Securities by name or otherwise without the prior written approval of such Holder, which may not be unreasonably withheld;

3.5.2 at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Closing Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Company Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements; and

3.5.3 promptly following the effectiveness of the shelf registration statement required by subsection 2.1.1 (and in any event within three (3) business days from such effectiveness), the Company shall cause the transfer agent to remove any restrictive legends (including any electronic transfer restrictions) from any Company Shares held by such Holder and provide or cause any customary opinions of counsel to be delivered to the transfer agent in connection with such removal.

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Article IV

 RESTRICTIONS ON TRANSFER PROVISIONS

4.1 Lock-Up Restrictions. Following the Closing Date, except as permitted by a Permitted Transfer or with the written consent of the Company Board, (i) each SPAC Stockholder shall not Transfer any Restricted Securities beneficially owned or owned of record by such SPAC Stockholder until the earlier of (a) the date that is 12 months from the Closing Date, and (b) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all the Company’s stockholders having the right to exchange their Company Shares for cash, securities or other property (the “Lock-up Period”); provided, that if after the Closing Date, the trading price of the Company Shares exceeds $12.50 for 20 trading days within any 30 day period, then each SPAC Stockholder may Transfer up to ten percent (10%) of such SPAC Stockholder’s Company Shares commencing on the later of 180 days after the Closing Date and the day following such 30 day period.

4.2 The provisions of Section 4.1 shall not apply to the following Transfers (which each shall be deemed a “Permitted Transfers”) of Restricted Securities:

4.2.1 Transfers of Restricted Securities as a bona fide gift or gifts, or to a charitable organization;

4.2.2 Transfers of Restricted Securities to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

4.2.3 if the SPAC Stockholder is an individual, Transfers of Restricted Securities by will or intestate succession upon the death of the undersigned;

4.2.4 the Transfer of Restricted Securities by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

4.2.5 if the SPAC Stockholder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (a) Transfers of Restricted Securities to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned, and (b) distributions of Restricted Securities to its partners, limited liability company members, equity holders or shareholders of the undersigned;

4.2.6 Transfers of Restricted Securities (a) to the Company or the Company’s officers, directors or their affiliates and (b) to the officers, directors or affiliates of such SPAC Stockholder;

4.2.7 bona fide pledges of Restricted Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any SPAC Stockholder, provided that the aggregate number of Restricted Securities that can be pledged by any SPAC Stockholder cannot exceed 25% of the total Restricted Securities beneficially owned by such SPAC Stockholder; provided, further, that any SPAC Stockholder who is subject to any pre-clearance and trading policies of the Company must also comply with any additional restrictions on the pledging of Restricted Securities imposed on such SPAC Stockholder by the Company’s policies;

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4.2.8 transactions relating to Restricted Securities acquired by a SPAC Stockholder in open market transactions;

4.2.9 pursuant to a bona fide third-party tender offer, merger, share sale, recapitalization, consolidation or other transaction involving a Change in Control, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Restricted Securities shall remain subject to this Agreement; and

4.2.10 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Restricted Securities during the Lock-Up Period;

provided, that in the case of any Transfer or distribution pursuant to this Section 4.2, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company to be bound by the provisions of this Agreement in a separate agreement

4.3 Any Transfer in violation of the provisions of this Article IV shall be null and void ab initio and be of no force or effect.

4.4 Any person who acquires Restricted Securities pursuant to a Permitted Transfer in compliance with this Agreement shall subsequently be permitted to Transfer such Restricted Securities pursuant to a Permitted Transfer made in compliance with this Agreement.

Article V
INDEMNIFICATION AND CONTRIBUTION

5.1 Indemnification.

5.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, shareholders or members, employees, agents, investment advisors and each person who controls such Holder (within the meaning of the Securities Act and Exchange Act) from and against all losses, claims, damages, liabilities and expenses (including attorneys’ fees), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Claims”), to which any such Holder or other persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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5.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company may require that, as a condition to including any Registrable Securities in any Registration Statement, the Company shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act and Exchange Act) from and against any Claims, to which any the Company or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to indemnification of the Company and the Company shall use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder of Registrable Securities to provide any indemnification other than that provided hereinabove in this Section 5.1.2, and, if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder of Registrable Securities to provide additional indemnification, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claim against the Company as a result of such election).

5.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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5.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, shareholders or members, employees, agents, investment advisors or controlling person of such indemnified party and shall survive the Transfer of Registrable Securities.

5.1.5 If the indemnification provided under Section 5.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (a) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations; provided, however, that the liability of any Holder or any director, officer, employee, agent, investment advisor or controlling person thereof under this Section 5.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 5.1.1, 5.1.2 and 5.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 5.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 5.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5.1.5 from any person who was not guilty of such fraudulent misrepresentation.

5.1.6 The indemnification required by this Section 5.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

Article VI
MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company or any Holder to the addresses as set forth below. Any party hereto may change its address for notice at any time and from time to time by written notice to the other Parties, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

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if to the Company:

c/o: D-Orbit S.p.A.

Viale Risorgimento, 57

22073 Fino Mornasco CO, Italy

Attention: Luca Rossettini; Catherine Doldirina

Email: luca.rossettini@d-orbit.space;

catherine.doldirina@dorbit.space

if to any Holder:

at such Holder’s address set forth across from such Holder on Exhibit A.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Prior to the expiration of the Lock-Up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except to a Permitted Transferee.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 6.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

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6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

6.5 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 6.5) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 6.5. A party hereto must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) business days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing rules and procedures (including any expedited procedures) of the ICC (the “ICC Procedures”). Any party involved in such Dispute may submit the Dispute to the ICC to commence the proceedings after the Resolution Period. To the extent that the ICC Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the ICC promptly (but in any event within five (5) business days) after the submission of the Dispute to the ICC and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) business days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party subject to the Dispute to do, or to refrain from doing, anything consistent with this Agreement and applicable law, including to perform its contractual obligation(s) and providing injunctive and other equitable relief; provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in Borough of Manhattan. The language of the arbitration shall be English.

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6.6 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one or more Holders (solely in such Holder’s capacity as a holder of Company Shares) in a manner that is adverse and different from the other Holders (in such capacity) shall require the consent of the adversely affected Holders that own a majority in interest of the Registrable Securities beneficially owned by such adversely affected Holders. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party hereto shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. Other than pursuant to the terms of the PIPE Agreements and the Converted Company Shareholders Registration Rights Agreement, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties thereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8 Term. This Agreement shall terminate upon the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). The provisions of Section 3.5 and Article V shall survive any termination

6.9 Letter Agreement. SPAC and each Insider, including the Sponsor, agree that as of the Closing Date the Letter Agreement shall be terminated solely with respect to Section 7 and of no further force or effect solely with respect to such provisions.

6.10 Existing Registration Rights Agreement. SPAC and the SPAC Stockholders, including the Sponsor, agree that as of the Closing Date the Existing Registration Rights Agreement shall be terminated and of no further force and effect.

6.11 Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 4.2, the Company may make any Person who acquires Company Shares or rights to acquire Common Stock after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Company Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Company Shares”) shall be Registrable Securities and Restricted Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Company Shares.

[Signature Pages Follow]

B-1-25

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

D-ORBIT S.A.

By:
	Name:	Pierre Margue
	Title:	Director

[Signature Page to Registration Rights & Lock-Up Agreement]

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SPONSOR:

Breeze Sponsor, LLC

By:
Name:	J. Douglas Ramsey, Ph.D.
Title:	Manager

[Signature Page to Registration Rights & Lock-Up Agreement]

B-1-27

SPAC:

Breeze Holdings Acquisition Corp.

By:
Name:	J. Douglas Ramsey, Ph.D.
Title:	Chief Executive Officer

[Signature Page to Registration Rights & Lock-Up Agreement]

B-1-28

HOLDERS:

Breeze Holdings Acquisition Corp.:

By:
Name:	J. Douglas Ramsey, Ph.D.
Title:	Chief Executive Officer

Breeze Sponsor, LLC:

By:
Name:	J. Douglas Ramsey, Ph.D.
Title:	Manager

I-Bankers Securities, Inc.:

By:
Name:
Title:

INSIDERS:

By:
Name:	J. Douglas Ramsey, Ph.D.

By:
Name:	Russell D. Griffin

By:
Name:	Charles C. Ross

By:
Name:	Lori A. Kanaman

By:
Name:	Aaron Ortega

[Signature Page to Registration Rights & Lock-Up Agreement]

B-1-29

By:
Name:	Alexander H. Gnutti

By:
Name:	Richard W. Cabell

By:
Name:	Anthony F. Vaccaro

By:
Name:	Andre L. Fremaux

HOLDERS OF FOUNDER SHARES:

Breeze Sponsor, LLC:

By:
Name:	J. Douglas Ramsey, Ph.D.
Title:	Manager

Breeze Acquisition Management, LLC:

By:
Name:	J. Douglas Ramsey, Ph.D.
Title:

I-Bankers Securities, Inc.:

By:
Name:
Title:

The Charles F. Bolden Group:

By:
Name:	A. Ché Bolden
Title:	President and CEO

By:
Name: Billy Thomas Stark

By:
Name: Robert Lee Thomas

By:
Name: Albert McLelland

By:
Name: Daniel Linn Hunt
By:
Name: Anthony F. Vaccaro

[Signature Page to Registration Rights & Lock-Up Agreement]

B-1-30

Schedule A

Holders

Company Shareholders

Name	Address

SPAC Holders

Registration Rights Holders

Name	Address
Breeze Sponsor, LLC	955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039
Breeze Holdings Acquisition Corp.	955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039
I-Bankers Securities, Inc.	85 Broad Street New York, NY 10004

Insiders

Name	Address
J. Douglas Ramsey	955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039
Russell D. Griffin	955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039
Charles C. Ross	955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039
Lori A. Kanaman	955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039
Aaron Ortega	955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039
Alexander H. Gnutti	955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039
Richard W. Cabell	955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039
Anthony F. Vaccaro	1100 Travis Court Southlake, TX 76092
Andre L. Fremaux	955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039

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Holders of Founder Shares

Name	Address
Breeze Sponsor, LLC*	955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039
Breeze Acquisition Management, LLC**	955 W. John Carpenter Fwy., Suite 100-929 Irving, TX 75039
Billy Thomas Stark	5416 Secretariat St. Midland, TX 79705
Robert Lee Thomas	600 Blue Flumar Ct. Murphy, TX 75094
Albert McLelland	9114 La Strada Ct. Dallas, TX 75220
Daniel Linn Hunt	5956 Sherry Lane, Suite 1500 Dallas, TX 75225
I-Bankers Securities, Inc.***	85 Broad Street New York, NY 10004
Anthony F. Vaccaro***	1100 Travis Court Southlake, TX 76092
The Charles F. Bolden Group**	6606 Orland St. Falls Church, VA 22043

*Breeze Sponsor, LLC owns 2,475,000 Founder Shares as of the date of the signing of the Business Combination Agreement. A condition for the transfer of those Founder Shares is to be party to this Agreement.

**Will include Founder Shares that such disclosed party will receive from Breeze Sponsor, LLC prior to the Closing.

***Includes Founder Shares that such party received from Breeze Sponsor, LLC, but will not include SPAC Shares such party received in the IPO.

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Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [ ], 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), among D-ORBIT S.A., a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities and Restricted Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Company Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the [    ] day of [    ], 20[    ].

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of [ ], 20[ ]

D-Orbit S.A.

By:
Name:
Its:

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Exhibit B-2

FORM OF

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of _________ __, 2022, between D-Orbit S.A., a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9, rue de Bitbourg, L1273 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 261356 (the “Company”), and each of the several parties signatory hereto (each such party, an “Initial Holder” and, collectively, the “Initial Holders”).

This Agreement is made pursuant to (a) the Securities Purchase Agreement (the “Purchase Agreement”), dated as of January 26, 2022, between the Company and the Holders that are listed as the “Purchasers” on Schedule A (each such Holder, a “Purchaser”) and (b) the Business Combination Agreement (the “BCA”), dated January 26, 2022, by and among the Company and D-Orbit S.p.A., an Italian Società per azioni (“D-Orbit”), Breeze Holdings Acquisition Corp., a Delaware corporation (“SPAC”), and Lift-Off Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company,

The Company and each Holder hereby agrees as follows:

1.	Definitions.

Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Advice” shall have the meaning set forth in Section 6(c).

“Callable Shares” mean the Ordinary Shares issued upon the exercise of the Callable Warrant.

“Effectiveness Date” means, with respect to the Initial Registration Statement required to be filed hereunder, the 60th calendar day following the date hereof (or, in the event of a “full review” by the Commission, the 90th calendar day following the date hereof) and with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the 60th calendar day following the date on which an additional Registration Statement is required to be filed hereunder (or, in the event of a “full review” by the Commission, the 90th calendar day following the date such additional Registration Statement is required to be filed hereunder); provided, however, that in the event the Company is notified by the Commission that one or more of the above Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the fifth Trading Day following the date on which the Company is so notified if such date precedes the dates otherwise required above, provided, further, if such Effectiveness Date falls on a day that is not a Trading Day, then the Effectiveness Date shall be the next succeeding Trading Day.

B-2-1

“Effectiveness Period” shall have the meaning set forth in Section 2(a).

“Filing Date” means, with respect to the Initial Registration Statement required hereunder, the 40th calendar day following the Closing Date and, with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the earliest practical date on which the Company is permitted by SEC Guidance to file such additional Registration Statement related to the Registrable Securities.

“Holder” or “Holders” means the Initial Holder or Initial Holders and any other that may from be holder or holders, as the case may be, from time to time of Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 5(c).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Initial Registration Statement” means the initial Registration Statement filed pursuant to this Agreement.

“Key Holder” means a Holder that has contributed $25,000,000 or more to the Company or D-Orbit in exchange for their Registrable Securities.

“Losses” shall have the meaning set forth in Section 5(a).

“Luxembourg Law” means the Luxembourg law of 10 August 1915 on commercial companies, as amended.

“PIPE Shareholder” means the Holders that are listed as the “PIPE Shareholders” on Schedule A.

“Plan of Distribution” shall have the meaning set forth in Section 2(a).

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

B-2-2

“Registrable Securities” means, as of any date of determination, (a) all the Ordinary Shares then issued and issuable upon conversion in full of the Debentures (assuming on such date the Debentures are converted in full without regard to any conversion limitations therein), (b) all Ordinary Shares issued and issuable as interest or principal on the Debentures assuming all permissible interest and principal payments are made in Ordinary Shares and the Debentures are held until maturity, (c) all Warrant Shares then issued and issuable upon exercise of the Warrants (assuming on such date the Warrants are exercised in full without regard to any exercise limitations therein), (d) any additional Ordinary Shares issued and issuable in connection with any anti-dilution provisions in the Debentures or the Warrants (in each case, without giving effect to any limitations on conversion set forth in the Debentures or limitations on exercise set forth in the Warrants), (e) all PIPE Shares, (f) all Callable Shares, and (g) any securities issued or then issuable upon any share split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (a) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by each Holder in accordance with such effective Registration Statement, (b) such Registrable Securities have been previously sold in accordance with Rule 144, or (c) such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Transfer Agent and the affected Holders (assuming that such securities and any securities issuable upon exercise, conversion or exchange of which, or as a dividend upon which, such securities were issued or are issuable, were at no time held by any Affiliate of the Company, and all Warrants are exercised by “cashless exercise” as provided in Section 2(c) of each of the Warrants), as reasonably determined by the Company, upon the advice of counsel to the Company.

“Registration Statement” means any registration statement required to be filed hereunder pursuant to Section 2(a) and any additional registration statements contemplated by Section 2(c) or Section 3(c), including (in each case) the Prospectus, amendments and supplements to any such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

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“Selling Shareholder Questionnaire” shall have the meaning set forth in Section 3(a).

“SEC Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

2.	Shelf Registration.

(a) On or prior to each Filing Date, the Company shall use its commercially reasonable efforts to prepare and file with the Commission one or more Registration Statements covering the resale of all of the Registrable Securities that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. Each Registration Statement filed hereunder shall be on Form F-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form F-3, in which case such registration shall be on another appropriate form in accordance herewith, subject to the provisions of Section 2(e)) and shall contain (unless otherwise directed by at least 85% in interest of the Holders) substantially the “Plan of Distribution” attached hereto as Annex A and substantially the “Selling Shareholder” section attached hereto as Annex B; provided, however, that no Holder shall be required to be named as an “underwriter” without such Holder’s express prior written consent except for the Key Holder, which may be required to be identified as an “underwriter” in the Prospectus. Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to cause a Registration Statement filed under this Agreement (including, without limitation, under Section 3(c)) to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date, and shall use its commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such Registration Statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders (the “Effectiveness Period”). The Company shall telephonically request effectiveness of a Registration Statement as of 5:00 p.m. (New York City time) on a Trading Day. The Company shall immediately notify the Holders via facsimile or by e-mail of the effectiveness of a Registration Statement on the same Trading Day that the Company telephonically confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such Registration Statement. The Company shall, by 9:30 a.m. (New York City time) on the Trading Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424.

(b) Notwithstanding the registration obligations set forth in Section 2(a), if the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the Commission, covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form F-3 or such other form available to register for resale the Registrable Securities as a secondary offering, subject to the provisions of Section 2(e); with respect to filing on Form F-3 or other appropriate form, and subject to the provisions of Section 2(d) with respect to the payment of liquidated damages; provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.

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(c) Notwithstanding any other provision of this Agreement and subject to the payment of liquidated damages pursuant to Section 2(d), if the Commission or any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced as follows:

a.	First, the Company shall reduce or eliminate any securities to be included other than Registrable Securities;

b.	Second, the Company shall reduce Registrable Securities represented by the Callable Shares;

c.	Third, the Company shall reduce the PIPE Shares held by the PIPE Shareholders (applied, in the case that some PIPE Shares may be registered, to the PIPE Shareholders on a pro rata basis based on the total number of unregistered Registrable Securities held by such Holders);

d.	Fourth, the Company shall reduce Registrable Securities represented by Warrant Shares (applied, in the case that some Warrant Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Warrant Shares held by such Holders); and

e.	Fifth, the Company shall reduce Registrable Securities represented by Conversion Shares (applied, in the case that some Conversion Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Conversion Shares held by such Holders).

In the event of a cutback hereunder, the Company shall give the Holder at least five (5) Trading Days prior written notice along with the calculations as to such Holder’s allotment. In the event the Company amends the Initial Registration Statement in accordance with the foregoing, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form as is available to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended.

(d) If: (i) the Company breaches its obligations under Section 2(a) with respect to filing the Initial Registration Statement or under Section 3(a) with respect to the Company affording the Holders the opportunity to review and comment on the same, in each case in any material respect, the Company shall be deemed to have not satisfied this clause (i)), or (ii) the Company fails to file with the Commission a request for acceleration of a Registration Statement in accordance with Rule 461 promulgated by the Commission pursuant to the Securities Act, within five Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review, or (iii) prior to the effective date of a Registration Statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Registration Statement within ten (10) calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for such Registration Statement to be declared effective, or (iv) a Registration Statement registering for resale all of the Registrable Securities is not declared effective by the Commission by the Effectiveness Date of the Initial Registration Statement, or (v) after the effective date of a Registration Statement, such Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such Registration Statement, or the Holders are otherwise not permitted to utilize the Prospectus therein to resell such Registrable Securities, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach being referred to as an “Event”, and for purposes of clauses (i) and (iv), the date on which such Event occurs, and for purpose of clause (ii) the date on which such five (5) Trading Day period is exceeded, and for purpose of clause (iii) the date which such ten (10) calendar day period is exceeded, and for purpose of clause (v) the date on which such ten (10) or fifteen (15) calendar day period, as applicable, is exceeded being referred to as “Event Date”), then, in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Key Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 1% multiplied by the aggregate Subscription Amount paid by such Holder pursuant to the Purchase Agreement. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event.

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(e) If Form F-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form and (ii) undertake to register the Registrable Securities on Form F-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form F-3 covering the Registrable Securities has been declared effective by the Commission.

(f) Notwithstanding anything to the contrary contained herein, in no event shall the Company be permitted to name any Holder or affiliate of a Holder as any Underwriter without the prior written consent of such Holder (other than the Key Holder).

3.	Registration Procedures.

In connection with the Company’s registration obligations hereunder, the Company shall:

(a) Not less than five (5) Trading Days prior to the filing of each Registration Statement and not less than one (1) Trading Day prior to the filing of any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to each Holder upon written request copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Holders, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to each Holder, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Holders of a majority of the Registrable Securities shall reasonably object in good faith, provided that, the Company is notified of such objection in writing no later than five (5) Trading Days after the Holders have been so furnished copies of a Registration Statement or one (1) Trading Day after the Holders have been so furnished copies of any related Prospectus or amendments or supplements thereto and provided, further that for any period where such Holders object and the Company and such Holders cooperate to resolve any such objection such period shall toll any set time periods hereunder as they relate to filing or effectiveness of any such Registration Statement and any Event that may otherwise occur solely because of such delay shall be suspended as to such Holder only. Each Holder agrees to furnish to the Company a completed questionnaire in the form attached to this Agreement as Annex C (a “Selling Shareholder Questionnaire”) on a date that is not less than two (2) Trading Days prior to the Filing Date or by the end of the fourth (4th) Trading Day following the date on which such Holder receives draft materials in accordance with this Section.

(b) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to a Registration Statement and the Prospectus used in connection therewith as may be necessary to keep a Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities, (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424, (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to a Registration Statement or any amendment thereto and provide as promptly as reasonably possible to the Holders true and complete copies of all correspondence from and to the Commission relating to a Registration Statement (provided that, the Company shall excise any information contained therein which would constitute material non-public information regarding the Company or any of its Subsidiaries), and (iv) comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement during the applicable period in accordance (subject to the terms of this Agreement) with the intended methods of disposition by the Holders thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented.

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(c) If during the Effectiveness Period, the number of Registrable Securities at any time exceeds 100% of the number of Ordinary Shares then registered in a Registration Statement, then the Company shall file as soon as reasonably practicable, but in any case prior to the applicable Filing Date, an additional Registration Statement covering the resale by the Holders of not less than the number of such Registrable Securities in excess.

(d) Notify the Holders of Registrable Securities to be sold (which notice shall, pursuant to clauses (iii) through (vi) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made) as promptly as reasonably possible (and, in the case of (i)(A) below, not less than one (1) Trading Day prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one (1) Trading Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed, (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement, and (C) with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information, (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to a Registration Statement, Prospectus or other documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus; provided, however, that in no event shall any such notice contain any information which would constitute material, non-public information regarding the Company or any of its Subsidiaries.

(e) Use its commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order stopping or suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

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(f) Furnish to each Holder, without charge, at least one conformed copy of each such Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by such Person, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission, provided that any such item which is available on the EDGAR system (or successor thereto) need not be furnished in physical form.

(g) Subject to the terms of this Agreement, the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(d).

(h) Prior to any resale of Registrable Securities by a Holder, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the Registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

(i) If requested by a Holder, cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request.

(j) Upon the occurrence of any event contemplated by Section 3(d), as promptly as reasonably possible under the circumstances taking into account the Company’s good faith assessment of any adverse consequences to the Company and its shareholders of the premature disclosure of such event, prepare a supplement or amendment, including a post-effective amendment, to a Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither a Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with clauses (iii) through (vi) of Section 3(d) above to suspend the use of any Prospectus until the requisite changes to such Prospectus have been made, then the Holders shall suspend use of such Prospectus. The Company will use its commercially reasonable efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company shall be entitled to exercise its right under this Section 3(j) to suspend the availability of a Registration Statement and Prospectus, subject to the payment of partial liquidated damages otherwise required pursuant to Section 2(d), for a period not to exceed 60 calendar days (which need not be consecutive days) in any 12-month period.

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(k) Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the Commission pursuant to Rule 424 under the Securities Act, promptly inform the Holders in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Holders are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

(l) The Company shall use its commercially reasonable efforts to maintain eligibility for use of Form F-3 (or any successor form thereto) for the registration of the resale of Registrable Securities.

(m) The Company may require each selling Holder to furnish to the Company a certified statement as to the number of Ordinary Shares beneficially owned by such Holder and, if required by the Commission, the natural persons thereof that have voting and dispositive control over the shares. During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of the Registrable Securities solely because any Holder fails to furnish such information within three Trading Days of the Company’s request, any damages that are accruing at such time as to such Holder only shall be tolled and any Event that may otherwise occur solely because of such delay shall be suspended as to such Holder only, until such information is delivered to the Company and to the extent the Company does not have the requisite information with respect to a Holder the Company may determine to forego including such Registrable Securities of such Holder in a Registration Statement; provided the Company includes such Registrable Securities in a subsequent Registration Statement once such required information is provided.

4.    Registration Expenses. All fees and expenses incident to the performance of or compliance with, this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Company’s counsel and independent registered public accountants) (A) with respect to filings made with the Commission, (B) with respect to filings required to be made with any Trading Market on which the Ordinary Shares are then listed for trading, and (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by the Company in writing (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers, directors and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Company be responsible for any broker or similar commissions of any Holder or, except to the extent expressly agreed and provided for in the Transaction Documents, any legal fees or other costs of the Holders.

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5.	Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors of the Company, members, partners, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Ordinary Shares), investment advisors and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, shareholders, partners, agents and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto (it being understood that the Holder has approved Annex A hereto for this purpose) or (ii) in the case of an occurrence of an event of the type specified in Section 3(d)(iii)-(vi), the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated, defective or otherwise unavailable for use by such Holder and prior to the receipt by such Holder of the Advice contemplated in Section 6(c). The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified person and shall survive the transfer of any Registrable Securities by any of the Holders in accordance with Section 6(f).

(b) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based solely upon: any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder to the Company expressly for inclusion in such Registration Statement or such Prospectus or (ii) to the extent, but only to the extent, that such information relates to such Holder’s information provided in the Selling Shareholder Questionnaire or the proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement (it being understood that the Holder has approved Annex A hereto for this purpose), such Prospectus or in any amendment or supplement thereto. In no event shall the liability of a selling Holder be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue statement or omission) received by such Holder upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

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(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof, provided that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses, (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Agreement, all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party, provided that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) not to be entitled to indemnification hereunder.

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(d) Contribution. If the indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. In no event shall the contribution obligation of a Holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

6.	Miscellaneous.

(a) Remedies. In the event of a breach by the Company or by a Holder of any of their respective obligations under this Agreement, each Holder or the Company, as the case may be, addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, and shall be entitled to specific performance of its rights under this Agreement. None of the Company and each Holder agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would be adequate.

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(b) No Piggyback on Registrations; Prohibition on Filing Other Registration Statements. Except for the Ordinary Shares to be registered pursuant to the Registration Rights and Lock-Up Agreement (as defined in the BCA), neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in any Registration Statements other than the Registrable Securities. The Company shall not file any other registration statements until all Registrable Securities are registered pursuant to a Registration Statement that is declared effective by the Commission with respect to all of the Registrable Securities, provided that after the Initial Registration Statement is filed the Company may file a Registration Statement for the Ordinary Shares to be registered pursuant to the Registration Rights and Lock-Up Agreement prior to such Initial Registration Statement being declared effective and provided, further that this Section 6(b) shall not prohibit the Company from filing amendments to registration statements filed prior to the date of this Agreement so long as no new securities are registered on any such existing registration statements and provided that the Company may file a Registration Statement with respect to solely the Callable Shares with the approval of the Key Holders.

(c) Discontinued Disposition. By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(d)(iii) through (vi), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company will use its commercially reasonable efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company agrees and acknowledges that any periods during which the Holder is required to discontinue the disposition of the Registrable Securities hereunder shall be subject to the provisions of Section 2(d).

(d) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of 50.1% or more of the then outstanding Registrable Securities (for purposes of clarification, this includes any Registrable Securities issuable upon exercise or conversion of any Security), provided that, if any amendment, modification nor waiver disproportionally and adversely impacts a Holder (or group of Holders), the consent of such disproportionally impacted Holder (or group of Holders) shall be required. If a Registration Statement does not register all of the Registrable Securities pursuant to a waiver or amendment done in compliance with the previous sentence, then the number of Registrable Securities to be registered for each Holder shall be reduced pro rata among all Holders and each Holder shall have the right to designate which of its Registrable Securities shall be omitted from such Registration Statement. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of a Holder or some Holders and that does not directly or indirectly affect the rights of other Holders may be given only by such Holder or Holders of all of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the first sentence of this Section 6(d). No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

(e) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

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(f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of all of the Holders of the then outstanding Registrable Securities. Each Holder may assign their respective rights hereunder in the manner and to the Persons as permitted under Section 5.7 of the Purchase Agreement.

(g) No Inconsistent Agreements. Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. Except as set forth on Schedule 6(i), neither the Company nor any of its Subsidiaries has previously entered into any agreement granting any registration rights with respect to any of its securities to any Person that have not been satisfied in full.

(h) Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(i) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof other than Section 5-1401 of the General Obligations Law of the State of New York. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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(j) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

(k) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(l) Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(m) Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement or any other matters, and the Company acknowledges that the Holders are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or transactions. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement with respect to the obligations of the Company contained was solely in the control of the Company, not the action or decision of any Holder, and was done solely for the convenience of the Company and not because it was required or requested to do so by any Holder. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Holder, solely, and not between the Company and the Holders collectively and not between and among Holders.

********************

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

D-Orbit S.A.

By:
	Name:	Pierre Margue
	Title:	Director

[SIGNATURE PAGE OF HOLDERS FOLLOWS]

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[SIGNATURE PAGE OF HOLDERS TO RRA]

Name of Holder: __________________________

Signature of Authorized Signatory of Holder: __________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________

[SIGNATURE PAGES CONTINUE]

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Schedule A

Holders

Purchasers1

Name

PIPE Shareholders2

Name

[1]	Purchasers to consist of the Purchasers party to the Purchase Agreement as of Closing.

[2]	PIPE Shareholder to consist of the Converted Company Shareholders (as defined in the BCA), the Existing PIPE Investors (as defined in the BCA) and any Additional PIPE Investors (as defined in the BCA).

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Annex A

Plan of Distribution

Each Selling Shareholder (the “Selling Shareholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

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In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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Annex B

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the warrants. For additional information regarding the issuances of those ordinary shares and warrants, see “Private Placement of Ordinary Shares and Warrants” above. We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the ordinary shares and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by each selling shareholder, based on its ownership of the ordinary shares and warrants, as of ________, 2022, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the ordinary shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of ordinary shares issued to the selling shareholders in the “Private Placement of Ordinary Shares and Warrants” described above and (ii) the maximum number of ordinary shares issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the warrants and other warrants held by selling shareholders], a selling shareholder may not exercise [the] [any such] warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99%, as applicable, of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares issuable upon exercise of such warrants which have not been exercised. The number of ordinary shares in the second and fourth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering

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Annex C

D-Orbit S.A.

Selling Shareholder Notice and Questionnaire

The undersigned beneficial owner of ordinary shares (the “Registrable Securities”) of D-Orbit S.A., a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9, rue de Bitbourg, L1273 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 261356 (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is annexed. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling shareholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling shareholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Shareholder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement.

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The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name.

(a)	Full Legal Name of Selling Shareholder

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

2. Address for Notices to Selling Shareholder:

Telephone:

Fax:

Contact Person:

3. Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes ☐      No ☐

(b)	If “yes” to Section 3(a), did you receive your Registrable Securities as compensation for investment banking services to the Company?

Yes ☐      No ☐

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Note:	If “no” to Section 3(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)	Are you an affiliate of a broker-dealer?

Yes ☐     No ☐

(d)	If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes ☐     No ☐

Note:	If “no” to Section 3(d), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

4. Beneficial Ownership of Securities of the Company Owned by the Selling Shareholder.

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the securities issuable pursuant to the Purchase Agreement.

(a)	Type and Amount of other securities beneficially owned by the Selling Shareholder:

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5. Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any material inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:	Beneficial Owner:

By:
Name:
Title:

PLEASE FAX A COPY (OR EMAIL A .PDF COPY) OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE TO:

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Exhibit F

FORM OF ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [___] 2022, by and among Breeze Holdings Acquisition Corp, a Delaware corporation (the “Company” or “Breeze”), D-ORBIT S.A., a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, with its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) ( “Holdco”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”). Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement (as defined herein).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated November 23, 2020, and filed with the United States Securities and Exchange Commission on November 16, 2020 (the “Existing Warrant Agreement”);

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 4,900,000 warrants (or up to 5,425,000 warrants if the Over-allotment Option (as defined in the Existing Warrant Agreement) in connection with the Offering (as in the Existing Warrant Agreement) is exercised in full) to Breeze Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and I-Bankers Securities, Inc. (“I-Bankers”) (collectively, the “Private Warrants”) to purchase shares of the Company’s ordinary shares, par value $0.0001 per share (“Ordinary Shares”) simultaneously with the closing of the Company’s initial public offering (the “Public Offering”) (including the full exercise of the underwriters’ over-allotment option), at a purchase price of $1.00 per Private Warrant, with each Private Warrant being exercisable for one Ordinary Share and with an exercise price of $11.50 per share, and (b) 10,000,000 warrants (including up to 11,500,000 warrants subject to the Over-allotment Option) (as defined in the Existing Warrant Agreement) to public investors in the Public Offering (collectively, the “Public Warrants”) to purchase Ordinary Shares, with each Public Warrant being exercisable for one Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on January 26, 2022 a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Holdco, Lift-Off Merger Sub, Inc., a Delaware corporation (“Merger Sub”), the Sponsor, Seraphim Space (Manager) LLP, and D-Orbit S.p.A., an Italian Societè per azioni (“Target”);

WHEREAS, Holdco, the Target and the Target’s shareholders (the “Target Shareholders”) have entered into the Contribution and Exchange Agreements (collectively, the “Exchange Agreements”), pursuant to which the Target Shareholders will contribute their respective shares in the Target to Holdco in exchange for ordinary shares of Holdco (“Holdco Ordinary Shares”) to be subscribed for by such Target Shareholders and the Target, upon the consummation of the Exchanges (as defined in the Business Combination Agreement) pursuant to the terms and conditions of the Exchange Agreements (as defined in the Business Combination Agreement), will become a subsidiary of Holdco;

WHEREAS, pursuant to the Business Combination Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in the context of such Merger, all Ordinary Shares outstanding immediately prior to the Merger Effective Time (as defined in the Business Combination Agreement) shall be exchanged with Holdco for the right to receive Holdco Ordinary Shares pursuant to a share capital increase of Holdco, as set forth in the Business Combination Agreement;

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Ordinary Shares but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Holdco Ordinary Shares;

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco and Holdco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1. Assignment and Assumption. The Company hereby assigns to Holdco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Merger Effective Time (as defined in the Business Combination Agreement). Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2. Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Holdco pursuant to Section 1.1 hereof effective as of the Merger Effective Time, the assumption of the Existing Warrant Agreement by Holdco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders:

2.1. Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Breeze Holdings Acquisition Corp., a Delaware corporation” and replacing it with “D-ORBIT S.A.”, a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B B 261356 , governed by the laws of the Grand Duchy of Luxembourg, with its registered office at 9, rue de Bitbourg, L-1273 Luxembourg. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Holdco rather than the Company.

2.2. Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on November 23, 2020, Breeze Holdings Acquisition Corp., a Delaware corporation (“Breeze”) entered into that certain Private Placement Warrants Purchase Agreement with Breeze Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and with I-Bankers Securities, Inc. (“I-Bankers”), pursuant to which the Sponsor and I-Bankers agreed to purchase an aggregate of 4,900,000 warrants (or up to 5,425,000 warrants if the Over-allotment Option (as defined below) in connection with the Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable) bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant (as defined below); and

WHEREAS, Breeze consummated an initial public offering (the “Offering”) of units of Breeze’s equity securities, each such unit comprised of one share of Common Stock (as defined below), one right, each to receive one-twentieth (1/20) of one share of Common Stock (as defined below) upon the consummation of an initial Business Combination (as defined below), and one redeemable warrant (as defined below) (the “Units”) and, in connection therewith, has determined to issue and deliver up to 10,000,000 warrants (including up to 11,500,000 warrants subject to the Over-allotment Option) to public investors in the Offering (the “Public Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of common stock of the Company, par value $0.0001 per share (“Common Stock”), for $11.50 per share, subject to adjustment as described herein. Only whole warrants are exercisable; and

WHEREAS, Breeze has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-249677 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, and the Public Warrants and the Common Stock included in the Units; and

WHEREAS, Breeze, the Company, Lift-Off Merger Sub, Inc. , a Delaware corporation (“Merger Sub”), Breeze Sponsor, LLC, a Delaware limited liability company, Seraphim Space (Manager) LLP, a a UK limited liability partnership , and D-Orbit S.p.A, an Italian Società per azioni (the “Target”), are parties to that certain Business Combination Agreement, dated as of January 26, 2022 (the “Business Combination Agreement”), which, among other things, provides for the merger of Merger Sub with and into Breeze surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, all shares of Common Stock shall be exchanged and contributed in kind to the Company against ordinary shares of the Company (“Company Ordinary Shares”); and

WHEREAS, on [***], pursuant to the terms of the Business Combination Agreement, the Company, Breeze and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Breeze assigned its rights and obligations under this Agreement to the Company and the Company assumed Breeze’s right and obligations under this Agreement from Breeze; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.5 of this Agreement, effective as of the Merger Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding Breeze Warrants were no longer exercisable for shares of Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Ordinary Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3. Reference to Company Ordinary Shares. (i) All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Company Ordinary Shares” with a par value of USD 0.01 per share and (ii) all references to “stockholders” shall mean “shareholders” (iii) “amended and restated certificate of incorporation” shall mean “articles of association”, (iv) all references to “Units shall be deemed deleted, and (v) “par value” shall mean “nominal value.

2.4. Form of Warrants. The first sentence of Section 2.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Each Warrant shall be issued in registered form only, and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board of Directors.”

2.5. Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”.

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.6. Section 2.5 of the Existing Warrant Agreement is hereby deleted in its entirety. All references to “Units” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.7. Post-IPO Warrants and Working Capital Warrants.

2.7.1 Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety. All references to “Working Capital Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.7.2 Section 2.8 of the Existing Warrant Agreement is hereby deleted in its entirety. All references to “Post-IPO Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.8. Warrant Price. The last sentence of Section 3.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days; provided, that the Company shall provide at least twenty (20) days’ prior written notice of such reduction to registered holders of the Warrants, provided further that any such reduction shall be applied consistently to all of the Warrants. It being understand that any adjustment of the Warrant Price shall never lead to Warrant Price being lesser than the nominal value of the underlying Company Ordinary Shares.”.

2.9. Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date of the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the Redemption Date as provided in Section 6.3 hereof, or (z) the liquidation of the Company (the “Expiration Date”), and subject to the holding of a Board meeting resolving on the issuance of Company Ordinary Shares as soon as practicable following the exercise of a Warrant;”

2.10. Valid Issuance. Section 3.3.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“All Company Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the Articles of Association of the Company, following the necessary updates to the shareholder register of the Company, shall be validly issued and fully paid.”

2.11. Adjustments in Exercise Price. Section 4.4.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Whenever the number of Company Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price, which shall correspond to at least the nominal value of the Company Ordinary Shares underlying the Warrant, shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Company Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Company Ordinary Shares so purchasable immediately thereafter; provided, however, that neither the Warrant Price nor the exercise price of a Warrant shall be less than the nominal value of the underlying Company Ordinary Shares.”

2.12. Reservation of Company Ordinary Shares. Section 7.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Company shall at all times reserve and keep available an authorized share capital that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.”

2.13. Notices.

2.13.1 Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

D-ORBIT S.A.

9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg

Attention : [***]

Email : [***]

[***]

2.14. Currency. A new Section 9.11 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

2.15. Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached thereto.

3. Miscellaneous Provisions.

3.1. Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Exchange (as defined in the Business Combination Agreement) and the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4. Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7. Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8. Reference to and Effect on Agreements; Entire Agreement.

3.8.1. Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect

3.8.2. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

BREEZE HOLDINGS ACQUISITION CORP.

By:
Name:
Title:

D-ORBIT S.A.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title: